Exhibit 10.1

LOAN AND SECURITY AGREEMENT

between

AMERICAN TOWER ASSET SUB, LLC, AMERICAN TOWER ASSET SUB II, LLC AND

ANY ADDITIONAL BORROWER OR BORROWERS THAT MAY BECOME A PARTY

HERETO

as Borrowers

and

AMERICAN TOWER DEPOSITOR SUB, LLC

as Lender

Dated May 4, 2007

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-ii-

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LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Loan Agreement”) is dated as of May 4, 2007, and entered into by and between AMERICAN TOWER ASSET SUB, LLC, a Delaware limited liability company (“Asset Sub”), AMERICAN TOWER ASSET SUB II, LLC, a Delaware limited liability company (“Asset Sub II”, and together with Asset Sub, the “Initial Borrowers”), and the ADDITIONAL BORROWER OR BORROWERS that may become a party hereto (collectively and, together with the Initial Borrowers, the “Borrowers” and, individually, each, a “Borrower”), and AMERICAN TOWER DEPOSITOR SUB, LLC, a Delaware limited liability company (together with its successors and assigns, “Lender”).

RECITALS

WHEREAS, the Initial Borrowers and Lender have agreed that Lender will provide for an advance to the Initial Borrowers in an amount (the “Indebtedness”) such that the Principal Amount of the Loan outstanding as of the Closing Date will be $1,750,000,000 pursuant to the terms hereof;

WHEREAS, to secure the Obligations in connection with the Indebtedness, the Initial Borrowers have agreed to deliver certain Collateral to Lender pursuant to the terms hereof;

WHEREAS, the Initial Borrowers and Lender have agreed to treat each Component as a separate loan for U.S. federal income tax purposes;

WHEREAS, the Initial Borrowers and Lender intend these recitals to be a material part of this Loan Agreement; and

WHEREAS, all things necessary to make this Loan Agreement the valid and legally binding obligation of the Initial Borrowers in accordance with its terms, for the uses and purposes herein set forth, have been done and performed.

NOW, THEREFORE, to evidence and secure the payment of the principal of, Yield Maintenance (if any) and interest on the Indebtedness to be incurred under this Loan Agreement, and any Loan Increase and all other obligations, liabilities or sums due or to become due pursuant to the Loan Documents, the Initial Borrowers and Lender have executed and delivered this Loan Agreement and the Initial Borrowers and Lender by these presents and by the execution and delivery hereof do hereby irrevocably agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. The terms defined below are used in this Loan Agreement as so defined. Terms defined in the preamble and recitals to this Loan Agreement are used in this Loan Agreement as so defined.

“Acceptable Manager” means SpectraSite Communications, LLC or an Affiliate thereof or another Manager, in each case, as provided in Section 5.11(C).

“Account Collateral” means all of the Borrowers’ right, title and interest in and to the Accounts, the Reserves, all monies and amounts which may from time to time be on deposit therein, all monies, checks, notes, instruments, documents, deposits, and credits from time to time in the possession of Lender representing or evidencing such Accounts and Reserves and all earnings and investments held therein and proceeds thereof.

“Accounts” means, collectively, the Deposit Account, the Central Account, the Sub-Accounts thereof, and any other accounts pledged to Lender pursuant to this Loan Agreement or any other Loan Document.

“Addition” has the meaning set forth in Section 11.7.

“Additional Borrower Site” and “Additional Borrower Sites” means, individually or collectively, any properties (including land and Improvements) and all related facilities that are owned or leased by an Additional Borrower.

“Additional Borrower” and “Additional Borrowers” means, individually or collectively, any additional borrower that becomes a party hereto pursuant to Section 2.3.

“Additional Closing Date” means the date on which any Additional Closing occurs.

“Additional Closing” means any funding of a Loan Increase pursuant to a Loan Agreement Supplement and the consummation of the other transactions contemplated by such Loan Agreement Supplement.

“Additional Site” and “Additional Sites” means, individually or collectively, any additional properties (including land and Improvements) and all related facilities that become owned or leased by a Borrower after, in the case of the Initial Borrowers, the Closing Date, and, in the case of any other Borrower, the date on which such Borrower became a Borrower, in each case, in accordance with Section 11.7.

“Additional Trust Fund Expenses” has the meaning set forth in the Trust Agreement.

“Administrative Fees” has the meaning set forth in Section 2.10.

“Advance Interest” has the meaning assigned thereto in the Trust Agreement.

“Advance Rate” has the meaning assigned thereto in the Trust Agreement.

“Advance Rents Reserve” has the meaning set forth in Section 6.4.

“Advance Rents Reserve Deposit” has the meaning set forth in the Cash Management Agreement.

“Advance Rents Reserve Sub-Account” has the meaning set forth in Section 6.4.

“Affiliate” means in relation to any Person, any other Person: (i) directly or indirectly controlling, controlled by, or under common control with, the first Person; (ii) directly or indirectly owning or holding fifty percent (50%) or more of the voting stock or other equity interest in the first Person; or (iii) fifty percent (50%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by the first Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Where expressions such as “[name of party] or any Affiliate” are used, the same shall refer to the named party and any Affiliate of the named party. Further, the Affiliates of any Person that is an entity shall include all natural persons who are officers, agents, directors, members or partners of the entity Person.

“Allocated Loan Amount” means (a) for any Site, other than a Replacement Site prior to the first Allocated Loan Amount Determination Date following the date on which such Site became a Replacement Site, (i) during the period from and including the Closing Date to but excluding the first Allocated Loan Amount Determination Date following the Closing Date, the amount with respect to such Site set forth on Exhibit A and (ii) during the period from and including the first Allocated Loan Amount Determination Date following the Closing Date or any Allocated Loan Amount Determination Date thereafter to but excluding the next succeeding Allocated Loan Amount Determination Date, the amount with respect to such Site determined by Lender for such period in accordance with Section 11.8 and (b) for any Replacement Site prior to the first Allocated Loan Amount Determination Date following the date on which such Site became a Replacement Site, an amount equal to the Allocated Loan Amount for the related Substituted Site or Substituted Sites.

“Allocated Loan Amount Determination Date” means any of the following dates: an Additional Closing Date or the date of any Addition.

“Amended Deed of Trust” means an amendment to the Deed of Trust originally encumbering the Mortgaged Site for which an Amended Ground Lease has been executed, the effect of which is to add additional property (including land and Improvements) to the existing Mortgage Site and to spread the lien of the existing Deed of Trust to encumber the existing Mortgaged Site and such additional property subject to the Amended Ground Lease, as applicable.

“Amended Ground Lease” has the meaning set forth in Section 5.21.

“Amortization Period” means the period which shall commence (i) at such time as Lender determines that as of the end of any calendar quarter the Debt Service Coverage Ratio fell below the Minimum DSCR for such calendar quarter and will continue to exist until Lender determines that as of the end of any two consecutive calendar quarters the Debt Service Coverage Ratio exceeds the Minimum DSCR for such two consecutive calendar quarters or (ii) on such Anticipated Repayment Date if any Component is not repaid in full on or prior to the Anticipated Repayment Date for such Component, and will continue to exist until such Component is repaid in full.

“Annual Advance Rents Reserve Deposit” has the meaning set forth in the Cash Management Agreement.

“Annualized Run Rate Net Cash Flow” means, for any Site as of any date of determination, the Annualized Run Rate Revenue for such Site as of such date, less the sum, as of such date, of (i) budgeted annual real and personal property taxes (including payments in lieu of taxes), budgeted annual insurance expenses and run rate Ground Lease payments, if applicable, annualized as of such date of determination with respect to such Site, and amounts payable to a Third Party Owner under a Site Management Agreement, if applicable, (ii) trailing twelve (12) month expenses in respect of such Site for repairs, maintenance, utilities and other miscellaneous expenses, (iii) for Maintenance Capital Expenditures which are to be estimated to be $750 per Site per year, and (iv) a Management Fee equal to 7.5% of the Annualized Run Rate Revenue for such Site. For purposes of clause (ii) of this definition, for any Additional Site or Additional Borrower Site, the calculation of the trailing twelve (12) month expenses shall be based on, at the time of, acquisition of such Site and through three (3) full calendar months thereafter, the applicable Borrower’s annual budgeted expenses in respect of such Site for repairs, maintenance, utilities and other miscellaneous expenses, and following the third full calendar month following the acquisition of such Site and through the date that the Site ceases to be an Unseasoned Site, actual expenses in respect of such Site for repairs, utilities and maintenance annualized based upon the number of full calendar months of ownership of such Site.

“Annualized Run Rate Revenue” means, at any point in time, the net annualized rent payable by Lessees for occupancy of a Site at such time.

“Anticipated Repayment Date” for each Component, has the meaning set forth in the Loan Agreement Supplement relating to such Component.

“Approved Accounting Firm” means any nationally recognized accounting firm, reasonably acceptable to Lender.

“ARD Component Rate” for each Component, has the meaning set forth in the Loan Agreement Supplement relating to such Component

“Assignment of Management Agreement” means the Collateral assignment of the Management Agreement of even date herewith among the Initial Borrowers, any Additional Borrower that becomes a party thereto, and Manager, constituting an Assignment of the Management Agreement as Collateral for the Loan, as same may be amended or modified from time to time.

“AT Parent” has the meaning set forth in Section 5.1.

“AT&T Sites” means Sites subleased by the Borrowers from AT&T pursuant to a lease and sublease agreement, as amended, dated December 14, 2000 by and among predecessors in interest to the Borrowers and AT&T (“AT&T Sublease”).

“Available Funds” has the meaning set forth in the Cash Management Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Borrower” and “Borrowers” have the meanings set forth in the preamble; provided that, (i) following a Borrower Release, “Borrowers” will mean each of the Borrowers remaining as a party to the Loan Documents and “Borrower” will mean any of such remaining parties, and (ii) following the addition of an Additional Borrower as provided by Section 2.3, “Borrower” will include such Additional Borrower as a Borrower for all purposes hereunder.

“Borrower Party” and “Borrower Parties” means, individually or collectively, the Initial Borrowers, any Additional Borrower, Guarantor, and Parent Guarantor.

“Borrower Party Secretary” has the meaning set forth in Section 3.1.

“Borrower Release” has the meaning set forth in Section 11.4(F).

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday in the State of New York, the Commonwealth of Massachusetts, the state where the primary servicing office of Servicer is located or the state in which the corporate trust office of the Trustee is located, or any day on which banking institutions located in any such state are generally not open for the conduct of regular business.

“CapEx Budget” means the annual budget covering the planned Capital Expenditures for the period covered by such budget. The CapEx Budget shall not include Discretionary Capital Expenditures.

“Capital Expenditures” means expenditures for Capital Improvements.

“Capital Improvements” means capital improvements, repairs or alterations, fixtures, equipment and other capital items (whether paid in cash or property or accrued as liabilities) made by the Borrowers that, in conformity with GAAP, would not be included in the Borrowers’ annual financial statements as an operating expense.

“Cash Management Agreement” means the Cash Management Agreement of even date herewith among the Initial Borrowers, any Additional Borrower that becomes a party thereto, Lender, Manager, and Central Account Bank.

“Cash Trap Condition” has the meaning set forth in Section 6.5.

“Cash Trap DSCR” means, for the five-year period commencing on the Closing Date, 1.30:1, and for any full calendar quarter thereafter, 1.75:1.

“Cash Trap Reserve” has the meaning set forth in Section 6.5.

“Central Account” and “Central Account Bank” have the meanings set forth in Section 7.1.

“Certificate” has the meaning set forth in the Trust Agreement.

“Claims” has the meaning set forth in Section 5.3.

“Closing” means the funding of the initial Principal Amount on the terms and conditions hereto.

“Closing Date” means the date on which the Closing occurs.

“Collateral” means rights, interests, and property of every kind, real and personal, tangible and intangible, which is granted, pledged, liened, or encumbered as security for the Loan or any of the other Obligations including, without limitation, the Sites and the Account Collateral.

“Compliance Certificate” has the meaning set forth in Section 5.1.

“Component” has the meaning set forth in Section 2.1(A).

“Component Principal Balance” means, for any Component on any date of determination, the outstanding principal amount of such Component. The initial Component Principal Balance for each Component will be specified in the Loan Agreement Supplement relating to such Component.

“Component Rate” means, for any Component, the rate per annum set forth in the Loan Agreement Supplement relating to such Component.

“Condemnation Proceeds” means, collectively, the proceeds of any condemnation or taking pursuant to the exercise of the power of eminent domain or purchase in lieu thereof.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person: (A) with respect to any indebtedness, lease, dividend or other obligation of another if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (B) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (C) under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates; or (D) under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values. Contingent Obligations shall include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making (other than the Loan), discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Contractual Obligation” as applied to any Person, means any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject, other than the Loan Documents.

“Database” has the meaning set forth in Section 3.1.

“Debt Service Coverage Ratio” or “DSCR” as of any date of determination is the Net Cash Flow for the Sites divided by the amount of interest, Servicing Fees and Trustee Fees that the Borrowers will be required to pay over the succeeding twelve (12) months on the Principal Amount of the Loan (excluding any Post-ARD Additional Interest or Value Reduction Accrued Interest), determined without giving effect to any reduction in interest due related to any Value Reduction Amount and determined on a pro-forma basis to exclude Net Cash Flow from any Site that is released from the Collateral.

“Deeds of Trust” means, collectively, (i) the Deeds of Trust, Assignments, Security Agreements and Financing Statements, (ii) the Mortgages, Assignments, Security Agreements and Financing Statements, and (iii) the Deeds to Secure Debt, Assignments, Security Agreements and Financing Statements from the Borrowers, constituting Liens on the Mortgaged Sites as Collateral for the Loan as same have been, or may be, assigned, modified or amended from time to time.

“Default” means any breach or default under any of the Loan Documents, whether or not the same is an Event of Default, and also any condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“Default Rate” for any Component is the same as the Component Rate for such Component.

“Deposit Account” has the meaning set forth in Section 7.1.

“Deposit Account Agreement” has the meaning set forth in Section 7.1.

“Deposit Bank” has the meaning set forth in Section 7.1.

“Discretionary Capital Expenditures” means Capital Improvements made to acquire fee or perpetual easement interests with respect to any Ground Lease Site, one-time payments made to obtain long-term extensions of Ground Leases, or non-recurring expenditures made to enhance the Operating Revenues or decrease the Operating Expenses of a Site.

“Distribution Date” shall mean the fifteenth 15th day of each calendar month or, if any such fifteenth 15th day is not a Business Day, the next succeeding Business Day, beginning in June 2007.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Due Date” means each day that is four (4) Business Days prior to any Distribution Date, except that, with respect to any Component for which a Distribution Date is the Anticipated Repayment Date, the Due Date shall be the day that is two (2) Business Days prior to such Distribution Date.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution, which account is either (i) an account maintained with an Eligible Bank or (ii) a segregated trust account maintained by a corporate trust department of a federal depository institution or a state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations § 9.10(b), which, in either case, has corporate trust powers and is acting in its fiduciary capacity or is otherwise acceptable to the Rating Agencies.

“Eligible Bank” means a bank that satisfies the Rating Criteria.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including any Multiemployer Plan) and (i) which is maintained for employees of any of the Borrowers or any ERISA Affiliate, (ii) which has at any time within the preceding six (6) years been maintained for the employees of any of the Borrowers or any current or former ERISA Affiliate or (iii) for which any of the Borrowers or any ERISA Affiliate has or may have any liability, including contingent liability.

“Environmental Indemnity” means the Environmental Indemnity of even date herewith among the Initial Borrowers, Lender, and any Additional Borrower that becomes a party thereto, as same may be amended or modified from time to time.

“Environmental Laws” means all present and future local, state, federal or other governmental authority, statutes, ordinances, codes, orders, decrees, laws, rules or regulations pertaining to or imposing liability or standards of conduct concerning environmental regulation (including, without limitation, regulations concerning health and safety), contamination or clean-up or the handling, generation, release or storage of Hazardous Material affecting the Sites including, without limitation, the Comprehensive Environmental Response, Compensation and

Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, as amended, the Hazardous Substances Transportation Act, as amended, the Solid Waste Disposal Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, the Toxic Substances Control Act, as amended, the Safe Drinking Water Act, as amended, the Occupational Safety and Health Act, as amended, any state superlien and environmental clean-up statutes and all regulations adopted in respect of the foregoing laws whether now or hereafter in effect, but excluding any local, state, federal, or other governmental historic preservation or similar laws relating to historical resources and historic preservation not related to (i) protection of health or the environment or (ii) Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, and all rules and regulations promulgated thereunder, as amended from time to time.

“ERISA Affiliate” means, in relation to any Person, any other Person under common control with the first Person, within the meaning of Section 4001(a)(14) of ERISA.

“Estoppel” has the meaning set forth in Section 4.25(A).

“Event of Default” has the meaning set forth in Section 8.1.

“Excess Cash Flow” means Available Funds remaining in the Central Account on any Due Date after allocations and/or distributions of all amounts required to be allocated or distributed pursuant to Section 3.3(a)(i)-(vi) of the Cash Management Agreement.

“Excess Interest” has the meaning set forth in Section 2.2.

“Exculpated Parties” has the meaning set forth in Section 12.2.

“Extraordinary Expenses” means Capital Expenditures and Operating Expenses not set forth in either the annual CapEx Budget or the Operating Budget.

“Federal Obligations” means non-callable direct obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States of America or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States of America as chosen by the Borrowers, subject to the approval of Lender.

“Financial Statements” means statements of operations and retained earnings, statements of cash flow and balance sheets.

“Financing Statements” means the Uniform Commercial Code Financing Statements naming the applicable Borrower Parties as debtor, and Lender as secured party, required under applicable state law to perfect the security interests created hereunder or under the other Loan Documents.

“Fitch” means Fitch Ratings, Inc.

“GAAP” means generally accepted accounting principles as set forth in Statement on Auditing Standards No. 69 entitled “The Meaning of Presenting Fairly in Conformity with Generally Accepted Accounting Principles in the Independent Auditor’s Report” issued by the Auditing Standards Board of the Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board to the extent such principles are applicable to the facts and circumstances as of the date of determination.

“Governmental Authority” means, with respect to any Person, any federal or state government or other political subdivision thereof and any entity, including any regulatory or administrative authority or court, exercising executive, legislative, judicial, regulatory or administrative or quasi-administrative functions of or pertaining to government, and any arbitration board or tribunal in each case having jurisdiction over such applicable Person or such Person’s property, and any stock exchange on which shares of capital stock of such Person are listed or admitted for trading.

“Governmental Leases” means Leases with any federal or state government or other political subdivision thereof for space on a Tower located on a Site, provided that such lease (by way of a lease, purchase order, request for proposal, or similar requisition system) does not contain any provision that would materially and adversely affect Lender’s Collateral or the priority of any Deed of Trust.

“Ground Lease” and “Ground Leases” means, collectively or individually, the ground leases and non-perpetual easements described on Schedule 4.25 attached hereto; provided that, (i) following termination of a Ground Lease, or the conversion of a Ground Lease Site to an Owned Land Site pursuant to Section 5.21, “Ground Leases” shall not include such Ground Lease relating to such Ground Lease Site, (ii) following a Substitution with respect to a Ground Lease Site, “Ground Leases” shall include the ground lease relating to the Replacement Site and shall exclude the ground lease relating to the Substituted Site, and (iii) with respect to, or following, the addition of any Additional Site(s) and/or Additional Borrower Site(s), “Ground Leases” shall also include all ground leases relating to the Additional Sites and/or Additional Borrower Sites. For all purposes hereunder, with respect to the AT&T Sites, Ground Lease shall mean the AT&T Sublease.

“Ground Lease Default” has the meaning set forth in Section 4.25(A)(iii).

“Ground Lease Site” means each Site that is the subject of a Ground Lease.

“Ground Lessors” means the landlords under the Ground Lease. For all purposes hereunder, Ground Lessor with respect to the AT&T Sites shall mean the sublessor under the AT&T Sublease.

“Guarantor” means American Tower Holding Sub, LLC, a Delaware limited liability company, and its permitted successors and assigns.

“Guaranty” means collectively, the Environmental Indemnity, the Parent Guaranty and the Payment Guaranty.

“Hazardous Material” means all or any of the following: (A) substances, materials, compounds, wastes, products, emissions and vapors that are defined or listed in, regulated by, or otherwise classified pursuant to, any applicable Environmental Laws, including any so defined, listed, regulated or classified as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances”, “pollutants”, “contaminants”, or any other formulation intended to regulate, define, list or classify substances by reason of deleterious, harmful or dangerous properties; (B) waste oil, oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (C) any flammable substances or explosives or any radioactive materials; (D) asbestos in any form; (E) electrical or hydraulic equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (F) radon; (G) mold; or (H) urea formaldehyde, provided, however, such definition shall not include (i) cleaning materials and other substances commonly used in the ordinary course of the Borrowers’ business, which materials exist only in reasonable quantities and are stored, contained, transported, used, released, and disposed of in accordance with all applicable Environmental Laws, or (ii) cleaning materials and other substances commonly used in the ordinary course of the Borrowers’ tenant’s, or any of their respective agent’s, business, which materials exist only in reasonable quantities and are stored, contained, transported, used, released, and disposed of in accordance with all applicable Environmental Laws.

“Impositions” means (i) all real and personal property taxes, and other similar charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of every kind and nature whatsoever (including any payments in lieu of taxes), which at any time prior to, at or after the execution hereof may be assessed, levied or imposed by, in each case, a Governmental Authority upon any of the Sites or the Rents relating thereto or upon the ownership, use, occupancy or enjoyment thereof, and any interest, cost or penalties imposed by such Governmental Authority with respect to any of the foregoing and (ii) all rent and other amounts payable by the Borrowers for each of the Ground Leases. Impositions shall not include (x) any sales or use taxes payable by the Borrowers, (y) taxes payable by tenants or guests occupying any portions of the Sites, or (z) taxes or other charges payable by any Manager unless such taxes are being paid on behalf of the Borrowers.

“Impositions and Insurance Reserve” means the reserve established pursuant to Section 6.3.

“Improvements” means all buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements of every kind and nature now or hereafter located on the Sites and owned by the Borrowers.

“Indebtedness” or “indebtedness”, means, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit (unless secured in full by Dollars), or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests but not any preferred return or special dividend paid solely from, and to the extent of, excess cash flow after the payment of all operating expenses, capital improvements and debt service on all Indebtedness, (iv) all obligations under leases that constitute capital leases for which such Person is liable, and (v) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, provided that reimbursement or indemnity obligations related to surety bonds or letters of credit incurred in the ordinary course of business and fully secured by cash collateral shall not be considered “Indebtedness” hereunder.

“Indemnified Liabilities” has the meaning set forth in Section 14.2.

“Indemnitees” has the meaning set forth in Section 14.2.

“Independent Director” means, with respect to any entity, an individual who shall not have been at the time of such individual’s appointment or at any time while serving as a director of such entity, and shall not have been at any time during the preceding five years (i) a director (other than as an independent director/member), officer, employee, partner, attorney or counsel or a stockholder having the beneficial ownership of more than 5% of the issued and outstanding equity interests of such entity or any of its Affiliates (except that such individual may be an independent director of any of its Affiliates) or a direct or indirect legal or beneficial owner in such entity or any of its Affiliates, (ii) a customer, creditor, manager, contractor, supplier or other Person who derives any of its purchases or revenues from its activities with such entity or any of its Affiliates (other than a company that provides professional independent directors and which also may provide other ancillary corporate, partnership, company or trust services to such entity or any of its Affiliates in the ordinary course of their business), (iii) a stockholder, creditor, manager, contractor, partner, customer, employee, officer, director, supplier of another entity controlling, directly or indirectly, or under common control with such entity or any of its Affiliates or (iv) a member of the immediate family of such an individual. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Initial Borrowers” has the meaning set forth in the Recitals.

“Initial Purchasers” means Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC.

“Insurance Policies” has the meaning set forth in Section 5.4.

“Insurance Premiums” means the annual insurance premiums for the insurance policies required to be maintained by the Borrowers with respect to the Sites under Section 5.4.

“Insurance Proceeds” means all of the proceeds received under the Insurance Policies.

“Interest Accrual Period” means, with respect to each Due Date, the period from and including the Distribution Date immediately preceding such Due Date to but excluding the Distribution Date immediately following such Due Date.

“Involuntary Borrower Bankruptcy” has the meaning set forth in Section 5.19.

“IRC” means the Internal Revenue Code of 1986, and any rule or regulation promulgated thereunder from time to time, in each case as amended from time to time.

“IRS” means the Internal Revenue Service or any successor thereto.

“Knowledge” whenever in this Loan Agreement or any of the Loan Documents, or in any document or certificate executed on behalf of any Borrower Party pursuant to this Loan Agreement or any of the Loan Documents, reference is made to the knowledge of any Borrower or any other Borrower Party (whether by use of the words “knowledge” or “known”, or other words of similar meaning, and whether or not the same are capitalized), such shall be deemed to refer to the knowledge (without independent investigation unless otherwise specified) (i) of the individuals who have significant responsibility for any policy making, major decisions or financial affairs of the applicable entity; and (ii) also to the knowledge of the person signing such document or certificate.

“Lease” means any lease, tenancy, license, assignment and/or other rental or occupancy agreement or other agreement or arrangement (including, without limitation, any and all guaranties of any of the foregoing) heretofore or hereafter entered into affecting the use, enjoyment or occupancy of, or the conduct of any activity upon or in, the Sites or any portion thereof, including any extensions, renewals, modifications or amendments thereof, and including any ground lease where a Borrower is the landlord thereunder.

“Lender” has the meaning set forth in the Recitals.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Liquidation Fees” has the meaning set forth in the Trust Agreement.

“Liquidated Tower Replacement Account” shall have the meaning ascribed to it in Section 11.4(F) herein.

“Loan” has the meaning set forth in Section 2.1.

“Loan Agreement” means this Loan and Security Agreement, as same may be amended, modified or restated from time to time (including all schedules, exhibits, annexes and appendices hereto).

“Loan Agreement Supplement” means a loan agreement supplement to this Loan Agreement to be executed by the Borrowers and Lender which provides for certain terms for the Components and may, among other things, provide for a Loan Increase or an Addition as described therein.

“Loan Documents” means this Loan Agreement, the Notes, the Deeds of Trust, the Assignment of Management Agreement, the Payment Guaranty, the Parent Guaranty, the Pledge Agreement, the Environmental Indemnity, the Financing Statements, the Cash Management Agreement, and any and all other documents and agreements from the Borrowers, Guarantor, Parent Guarantor, or Manager and accepted by Lender for the purposes of evidencing and/or securing the Loan.

“Loan Increase” means any increase in the outstanding principal amount of the Loan made pursuant to a Loan Agreement Supplement.

“Loss Proceeds” means, collectively, all Insurance Proceeds and all Condemnation Proceeds.

“Loss Proceeds Reserve Sub-Account” has the meaning set forth in the Cash Management Agreement.

“Maintenance Capital Expenditures” means Capital Expenditures made for the purpose of maintaining the Sites or complying with applicable laws, regulations, ordinances, statutes, codes, or rules applicable to the Sites but shall exclude Discretionary Capital Expenditures.

“Managed Sites” means (i) following the addition of any Additional Site(s) and/or Additional Borrower Site(s), “Managed Sites” shall include any Additional Site(s) and/or Additional Borrower Site(s) that is not an Owned Site and is subject to a Site Management Agreement and identified as “Managed Sites” in any related Loan Agreement Supplement, (ii) following an Other Pledged Site Substitution with respect to a Property that will be subject to a Site Management Agreement, “Managed Sites” shall include the Replacement Other Pledged Sites and shall exclude the Substituted Other Pledged Site and (iii) following termination of a Site Management Agreement pursuant to Section 5.9, “Managed Sites” shall mean each of the Sites that remain subject to a Site Management Agreement.

“Management Agreement” means the Management Agreement between the Initial Borrowers, any Additional Borrower which becomes a party thereto, and the Manager, dated as of the date hereof, and any management agreement which may hereafter be entered into in accordance with the terms and conditions hereof, pursuant to which any subsequent Manager may hereafter manage one or more of the Sites.

“Management Fee” means the fees earned by Manager pursuant to the terms of the Management Agreement.

“Manager” means SpectraSite Communications, LLC, as the initial Manager or another Manager as provided in Section 5.11(C) which may hereafter be charged with management of one or more of the Sites in accordance with the terms and conditions hereof.

“Material Adverse Effect” means, as determined by Lender in its reasonable discretion, (A) a material adverse effect upon the business, operations, or condition (financial or otherwise) of Parent Guarantor, the Borrowers and Guarantor (taken as a whole), or (B) the material impairment of the ability of Parent Guarantor, the Borrowers and Guarantor (taken as a whole) to perform their obligations under the Loan Documents (taken as a whole), (C) the material impairment of the ability of Lender to enforce or collect the Obligations under the Loan Documents as such Obligations become due, or (D) a material adverse effect on the use, value or operation of the Sites as a whole as Collateral for the Loan, provided, however that if five percent (5%) or more of the Operating Revenues derived from the Sites taken as a whole are materially and adversely affected (other than an impact arising as a result of the renegotiation of an existing tenant lease or sublease arrangement in the ordinary course of business), then a Material Adverse Effect shall be deemed to exist. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then occurring events and existing conditions would result in a Material Adverse Effect.

“Material Agreement” means any Site Management Agreements and any written contract or agreement, or series of related agreements, by the Borrowers relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Sites under which there is an obligation of the Borrowers, in the aggregate, to pay, or under which the Borrowers receive in compensation, more than $250,000 per annum, excluding (i) the Management Agreement, (ii) the Leases and (iii) any agreement which is terminable by the Borrowers on not more than sixty (60) days’ prior written notice without any fee or penalty.

“Maturity Date” for each Component has the meaning set forth in the Loan Agreement Supplement relating to such Component. The “Maturity Date” for each Note is the date set forth on such Note, as amended, modified or restated, on which the final payment of principal of such Note becomes due and payable as provided herein, whether at such stated Maturity Date, by acceleration, or otherwise.

“Maximum Rate” has the meaning set forth in Section 2.2.

“Minimum DSCR” means, for the five year period commencing on the Closing Date, 1.15:1, and for any full calendar quarter thereafter, 1.45:1.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means the mortgages, deeds of trust and deeds to secure debt creating first priority mortgage liens on the Borrowers’ interests (fee or leasehold) in the Mortgaged Sites.

“Mortgaged Sites” and “Mortgaged Site” means, collectively, or individually, the properties (including land and Improvements) described in Exhibit C, and all related facilities, owned or leased by the Initial Borrowers and which shall be encumbered by and are more particularly described in the respective Deeds of Trust; provided that, (i) following a

Release of a Mortgaged Site, “Mortgaged Sites” shall not include such Mortgaged Site, (ii) following a Substitution with respect to a Mortgaged Site, “Mortgaged Sites” shall include the Replacement Site and shall exclude the Substituted Site and, (iii) with respect to, or following, the addition of any Additional Site(s) and/or Additional Borrower Site(s), “Mortgaged Sites” shall include all such Sites required to be encumbered by a Deed of Trust pursuant to the Loan Agreement Supplement relating to such Additional Sites or Additional Borrower Sites.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA to which any of the Borrowers or any Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) years, or for which any of the Borrowers or any Affiliate has or may have any liability, including contingent liability.

“Net Cash Flow” for the Sites is four times the excess of the Net Operating Income for the trailing three-month period ended as of the most recently ended calendar month for which the Borrowers have been required to deliver Financial Statements to Lender pursuant to Section 5.1(A)(iv) over the Management Fee payable for such period; provided that for any period during the first three (3) full calendar months following acquisition of an Additional Site or the addition of an Additional Borrower Site, Net Cash Flow for such Additional Sites or Additional Borrower Sites shall be calculated as the Annualized Run Rate Net Cash Flow of such Sites.

“Net Operating Income” means, for any period, the amount by which Operating Revenues exceed Operating Expenses (excluding Management Fees, interest, income taxes, depreciation, accretion and amortization).

“Notes” has the meaning set forth in Section 2.1.

“Obligations” means the Loan and all obligations, liabilities and indebtedness of every nature to be paid or performed by the Borrowers under the Loan Documents, including the Principal Amount of the Loan, interest accrued thereon and all fees, costs and expenses, management fees and reimbursements and other sums now or hereafter owing, due or payable and whether before or after the filing of a proceeding under the Bankruptcy Code by or against any of the Borrowers, and the performance of all other terms, conditions and covenants under the Loan Documents.

“Officer’s Certificate” means a certificate delivered to Lender by a Borrower or Manager, as applicable, which is signed on behalf of such Borrower or Manager by an authorized officer of such Borrower or Manager which states that the items set forth in such certificate are true, accurate and complete in all material respects.

“Operating Budget” means, for any period, the Borrowers’ budget setting forth the Borrowers’ best estimate, after due consideration, of all Operating Expenses and any other expenses for the Sites for such period, as same may be amended pursuant to Section 5.1(D) hereof.

“Operating Expenses” means, for any period, without duplication, all direct costs and expenses of operating and maintaining the Sites (including Management Fees) determined in accordance with GAAP and all Maintenance Capital Expenditures related to the Sites excluding (i) the impact on rent expense of accounting for Ground Leases with fixed escalators on a straight-line basis as required under SFAS 13 and (ii) the amortization of costs associated with operations support personnel provided by the Manager to perform site inspections. Operating Expenses do not include Discretionary Capital Expenditures.

“Operating Revenues” means, for any period, all revenues of the Borrowers from operation of the Sites or otherwise arising in respect of the Sites that are properly allocable to the Sites for such period in accordance with GAAP, excluding (i) the impact on revenues of accounting for Leases with fixed escalators on a straight-line basis as required under SFAS No. 13 and (ii) miscellaneous fee revenue, including structural analyses and the impact of amortization of Lease origination fees.

“Other Advance Rents Reserve Deposit” has the meaning set forth in the Cash Management Agreement.

“Other Company Collateral” has the meaning set forth in Section 10.1.

“Other Pledged Site Substitution” has the meaning set forth in Section 11.6.

“Other Pledged Sites” means, collectively, the properties (including land and Improvements) described in Exhibit D, and all related facilities, owned or leased by the Initial Borrowers; provided that, following (x) an Other Pledged Site Substitution, “Other Pledged Sites” shall include the Replacement Other Pledged Site and shall exclude the Substituted Other Pledged Site, and (y) the addition of any Additional Sites or Additional Borrower Sites, “Other Pledged Sites” shall include all Additional Sites and Additional Borrower Sites that are not Mortgaged Sites pursuant to the Loan Agreement Supplement relating to such Additional Sites or Additional Borrower Sites, including any such Sites which any Borrower manages on behalf of a Third Party Owner pursuant to a Site Management Agreement.

“Other Rents Reserve Deposit” has the meaning set forth in the Cash Management Agreement.

“Other Title Policies” means the ALTA policies of title insurance pertaining to the Other Pledged Sites issued by the Title Company to the Borrowers.

“Owned Land Sites” and “Owned Land Site” means, collectively or individually all real estate owned, in fee by the Borrowers, or occupied pursuant to a perpetual easement agreement with no ongoing rent payable by the Borrowers, including, following the addition of an Additional Site or Additional Borrower Site, any such Additional Site or Additional Borrower Site owned in fee, and any Ground Lease Site a fee interest or perpetual easement interest in which is acquired by a Borrower, in each case, together with any fixtures and appurtenances thereon.

“Owned Site” and “Owned Sites” means, collectively or individually, all Owned Land Sites, Ground Lease Sites and AT&T Owned Land Sites.

“Parent Guarantor” means American Tower Guarantor Sub, LLC.

“Parent Guaranty” means the Parent Guaranty of even date herewith, from Parent Guarantor to Lender, as same may be amended or modified from time to time.

“Payment Guaranty” means the Payment Guaranty of even date herewith, from Guarantor to Lender, as same may be amended or modified from time to time.

“Permitted Encumbrances” means, collectively, (i) the Deeds of Trust and the other Liens of the Loan Documents in favor of Lender, (ii) the items shown in Schedule B to the Title Policies and owner’s title insurance policies as of Closing, (iii) Liens for Impositions not yet due and payable or Liens arising after the date hereof which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with Section 5.3(B); (iv) statutory Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens arising by operation of law, which are incurred in the ordinary course of business and discharged by the Borrowers by payment, bonding or otherwise within forty-five (45) days after the filing thereof or which are being contested in good faith in accordance with Section 5.3(B); (v) Liens arising from reasonable and customary purchase money financing of personal property and equipment leasing to the extent the same are created in the ordinary course of business in accordance with Section 5.14(B); (vi) all easements, rights-of-way, restrictions and other similar charges or non-monetary encumbrances against real property which do not have a Material Adverse Effect; (vii) rights of Tenants, and (vii) Liens on cash collateral accounts to secure reimbursement or indemnity obligations related to surety bonds and letters of credit obtained in the ordinary course of business.

“Permitted Indebtedness” has the meaning set forth in Section 5.14.

“Permitted Investments” has the meaning set forth in the Cash Management Agreement.

“Permitted Ownership Interest Transfers” has the meaning set forth in Section 11.2.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental Person, the successor functional equivalent of such Person).

“Pledge Agreement” means, collectively, that certain Pledge and Security Agreement delivered by Guarantor and that certain Pledge and Security Agreement delivered by Parent Guarantor, each dated as of the date hereof and given for the benefit of Lender.

“Post-ARD Additional Interest” has the meaning set forth in Section 2.4(A)(ii).

“Pre-Existing Condition” has the meaning set forth in Section 5.5.

“Property” has the meaning set forth in Section 9.1.

“Principal Amount” means, with respect to the Loan, the aggregate Component Principal Balance of all Components of the Loan, and with respect to any Component, the principal amount of such Component, in each case as such amount may be reduced from time to time pursuant to the terms of this Loan Agreement, the Notes or the other Loan Documents.

“Quarterly Advance Rents Reserve Deposit” has the meaning set forth in the Cash Management Agreement.

“Rating Agency” means S&P, Moody’s or Fitch. If any such rating agency or any successor fails to remain in existence, “Rating Agency” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of S&P, Fitch or Moody’s herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Rating Agency Confirmation” means, with respect to the transaction or matter in question, each Rating Agency shall have confirmed in writing that such transaction or matter shall not result in a downgrade, qualification, or withdrawal of the then current rating for any certificate or other securities issued in connection with any Securitization (or the placing of such certificate or other security on negative credit watch or ratings outlook in contemplation of any such action with respect thereto).

“Rating Criteria” with respect to any Person, means that (i) the short-term unsecured debt obligations of such Person are rated at least, “A-1” by S&P, “P-1” by Moody’s and “F-1” by Fitch, if deposits are held by such Person for a period of less than one month, or (ii) the long-term unsecured debt obligations of such Person are rated at least “A” by S&P, “A2” by Moody’s and “A” by Fitch, if deposits are held by such Person for a period of one month or more.

“Receipts” means all revenues, receipts and other payments to the Borrowers of every kind arising from ownership, operation or management of the Sites, including without limitation, all warrants, stock options, or equity interests in any Tenant, licensee or other Person occupying space at, or providing services related to or for the benefit of, the Sites received by the Borrowers or any Related Person in lieu of rent or other payment, but excluding, (i) any amounts received by the Borrowers and required to be paid to any Person that is not a Related Person as management fees, brokerage fees, fees payable to the owner of a Managed Site or similar fees or reimbursements, (ii) any other amounts received by the Borrowers or any Related Person that constitute the property of a Person other than a Borrower (including, without limitation, all revenues, receipts and other payments arising from the ownership, operation or management of properties by Affiliates of the Borrower), (iii) security deposits received under a Lease, unless and until such security deposits are applied to the payment of amounts due under such Lease, and (iv) revenues from structural analyses and site inspections performed on a Site and any other revenues not attributed to a Site under the Borrowers’ accounting practices in effect prior to the Closing Date.

“Register” has the meaning set forth in Section 14.12.

“Register Agent” has the meaning set forth in Section 14.12.

“Related Party” has the meaning set forth in Section 9.1.

“Related Person” means any Person in which a Borrower, Parent Guarantor or Guarantor holds, directly or indirectly, greater than a ten percent (10%) equity interest.

“Release” means the release of a Site from the applicable Loan Documents in accordance with Section 11.4.

“Release Price” means an amount equal to the greater of (x) one hundred twenty-five percent (125%) of the Allocated Loan Amount of the applicable Site and (y) such amount as shall result in the Debt Service Coverage Ratio following the proposed Release being equal to or greater than the Debt Service Coverage Ratio as in effect immediately prior to the Release.

“Released Site” means a Site that has been released from the applicable Loan Documents in accordance with Section 11.4.

“Rents” has the meaning set forth in the Deeds of Trust.

“Replacement Other Pledged Site” and “Replacement Other Pledged Sites” have the meanings set forth in Section 11.6.

“Replacement Site” and “Replacement Sites” have the meanings set forth in Section 11.5.

“Reserve Sub-Accounts” has the meaning set forth in Section 7.1.

“Reserves” means the Imposition and Insurance Reserve, the Advance Rents Reserve, the Cash Trap Reserve and any other reserves held by or on behalf of Lender pursuant to this Loan Agreement or the other Loan Documents.

“Responsible Officer” means a chief executive officer, president or chief financial officer (or other individual performing the functions of any of the foregoing of such person).

“Restoration” has the meaning set forth in Section 5.5.

“S&P” means Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc.

“Scheduled Defeasance Payments” means payments on or prior to, but as close as possible to (i) each Due Date after the date of defeasance and through and including the first Due Date that is less than nine months prior to the Anticipated Repayment Date for each Component in amounts equal to the scheduled payments due on such dates under the Loan Documents, including payment of any Workout Fees due under the Trust Agreement and (ii) the first Due Date that is less than nine months prior to the Anticipated Repayment Date for each Component of the Loan in an amount equal to the Principal Amount of the Loan and accrued interest thereon, including payment of any Workout Fees due under the Trust Agreement.

“SEC” has the meaning set forth in Section 5.1.

“Securitization” means an offering of securities rated by the Rating Agencies representing direct or indirect interests in the Loan or the right to receive income therefrom.

“Security Agreement” has the meaning set forth in Section 11.3.

“Semi-Annual Advance Rents Reserve Deposit” has the meaning set forth in the Cash Management Agreement.

“Servicer” means a Person selected by Lender from time to time in its sole discretion to service the Loan.

“SFAS 13” means Statement of Financial Accounting Standards 13 published by the Financial Accounting Standards Board.

“Site Management Agreement” means any lease (other than a Ground Lease), management agreement, or similar agreement pursuant to which a Borrower is authorized to sublease or otherwise broker space at a Managed Site.

“Sites” means, collectively, the Mortgaged Sites and the Other Pledged Sites.

“Special Servicing Period” has the meaning set forth in the Trust Agreement.

“Specially Serviced Loan” has the meaning set forth in the Trust Agreement.

“Sub-Accounts” has the meaning set forth in Section 7.1.

“Substituted Other Pledged Site” has the meaning set forth in Section 11.6.

“Substituted Site” has the meaning set forth in Section 11.5.

“Substitution” has the meaning set forth in Section 11.5.

“Successor Borrowers” has the meaning set forth in Section 11.3.

“Supplemental Financial Information” means (i) commencing with the one year anniversary of the Closing Date, a comparison of budgeted expenses and the actual expenses for the prior calendar year or corresponding calendar quarter for such prior year, and (ii) such other financial reports as the subject entity shall routinely and regularly prepare as requested by Lender.

“Tax Liabilities” has the meaning set forth in Section 2.8.

“Tenant” means a tenant or licensee under a Lease.

“Third Party Owner” means a third party with which a Borrower has entered into a lease, management or similar agreement with respect to a Site.

“Title Company” means Stewart Title Insurance Company, a New York corporation, and such other national title insurance company as may be reasonably acceptable to Lender.

“Title Policies” means the ALTA mortgagee policies of title insurance pertaining to the Deeds of Trust on the Mortgaged Sites issued by the Title Company to Lender.

“Tower” and “Towers” means collectively, or individually, any communications towers owned, leased or managed (or to be owned, leased or managed) by a Borrower, including any rooftop or other sites owned, leased or managed by a Borrower, together with any real estate, fixtures and appurtenances that accompany the towers, rooftops or other sites that may be added as Additional Site(s) and/or Additional Borrower Site(s).

“Transfer” has the meaning set forth in Section 11.2.

“Trust Agreement” means the Trust and Servicing Agreement dated as of even date hereof, between Lender, as depositor, LaSalle Bank National Association, as trustee, and The Bank of New York, as servicer.

“Trustee” means the trustee of the trust established to hold the Loan in connection with the Securitization.

“UCC” means the Uniform Commercial Code in effect in each State in which any of the Collateral or Other Company Collateral may be located from time to time.

“Unseasoned Site” means any Site that has been owned by the Borrowers, or any of them or any affiliate of a Borrower, for less than twelve (12) full calendar months.

“Value Reduction Accrued Interest” has the meaning set forth in Section 2.4(A)(iii).

“Value Reduction Amount” has the meaning set forth in the Trust Agreement.

“Waiving Party” has the meaning set forth in Section 13.1.

“Workout Fees” has the meaning set forth in the Trust Agreement.

“Yield Maintenance” has the meaning set forth in Section 2.6(B).

Section 1.2 Accounting Terms. For purposes of this Loan Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.

Section 1.3 Other Definitional Provisions. References to “Articles”, “Sections”, “Subsections”, “Exhibits” and “Schedules” shall be to Articles, Sections,

Subsections, Exhibits and Schedules, respectively, of this Loan Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Loan Agreement, “hereof”, “herein”, “hereto”, “hereunder” and the like mean and refer to this Loan Agreement as a whole and not merely to the specific article, section, subsection, paragraph or clause in which the respective word appears; words importing any gender include the other genders; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; and any reference to any statute or regulation may include any amendments of same and any successor statutes and regulations. Further, (i) any reference to any agreement or other document may include subsequent amendments, assignments, and other modifications thereto, and (ii) any reference to any Person may include such Person’s respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons.

ARTICLE II

TERMS OF THE LOAN

Section 2.1 Loan.

(A) Components. Subject to the terms and conditions of this Loan Agreement and in reliance upon the representations and warranties of the Initial Borrowers contained herein, Lender and the Initial Borrowers agree that the Indebtedness hereunder shall consist of separate components (each, a “Component”) with a combined initial principal amount of $1,750,000,000 which Components shall initially include: (i) a Component in an original principal amount equal to $872,000,000 (“Component 2007-1A-FX”); (ii) a Component in an original principal amount equal to $150,000,000 (“Component 2007-1A-FL”); (iii) a Component in an original principal amount equal to $215,000,000 (“Component 2007-1B”); (iv) a Component in an original principal amount equal to $110,000,000 (“Component 2007-1C”); (v) a Component in an original principal amount equal to $275,000,000 (“Component 2007-1D”); (vi) a Component in an original principal amount equal to $55,000,000 (“Component 2007-1E”); and (vii) a Component in an original principal amount equal to $73,000,000 (“Component 2007-1F”). Such Components (each being treated as a separate loan for U.S. federal income tax purposes) and the obligation of the Borrowers to repay such Components together with all interest and other amounts from time to time owing hereunder, may be referred to collectively herein as the “Loan”. The designation and original principal amount of any additional Component will be as provided for in the Loan Agreement Supplement relating to such Component.

(B) Notes. On the Closing Date, the Initial Borrowers shall execute and deliver to Lender seven Promissory Notes, dated of even date herewith (as amended, modified or restated, together with any additional Notes executed pursuant to a Loan Increase, by the Initial Borrowers and any Additional Borrower, and any replacement or substitute notes therefor, by means of multiple notes or otherwise, collectively, the “Notes”), made by the Initial Borrowers to the order of Lender, which shall initially include: a Note in the initial principal amount equal to $872,000,000 (“Note 2007-1A-FX”), a Note in the initial principal amount equal to $150,000,000 (“Note 2007-1A-FL”), a Note in the initial principal amount equal to

$215,000,000 (“Note 2007-1B”), a Note in the initial principal amount equal to $110,000,000 (“Note 2007-1C”), a Note in the initial principal amount equal to $275,000,000 (“Note 2007-1D”), a Note in the initial principal amount equal to $55,000,000 (“Note 2007-1E”), and a Note in the initial principal amount equal to $73,000,000 (“Note 2007-1F”) . On any Additional Closing Date, the Borrowers shall (i) execute and deliver to Lender additional Notes, one corresponding to each Component provided for in the Loan Agreement Supplement relating to such Additional Closing Date, and having an initial principal amount and Maturity Date provided for therein and (ii) execute amended and restated Notes whereby the Additional Borrowers will become jointly and severally liable, along with the Initial Borrowers, for the Loan made on the Closing Date and for any Loan Increase.

(C) Use of Proceeds. The proceeds of the Components funded at the Closing shall be used to (i) to make a cash distribution to Guarantor in order to repay certain outstanding debt of Affiliates of the Initial Borrowers and for other corporate purposes; (ii) pay all recording fees and taxes, title insurance premiums, the reasonable out-of-pocket costs and expenses incurred by Lender, including reasonable legal fees and expenses of counsel to Lender, and other costs and expenses approved by Lender (which approval will not be unreasonably withheld) related to the Components; (iii) establish the Reserves required hereunder; and (iv) pay all fees and expenses incurred by the Initial Borrowers. The proceeds of the Components funded on any Additional Closing Date shall be used for the purposes provided in the applicable Loan Agreement Supplement.

Section 2.2 Interest.

(A) Rate of Interest. The outstanding principal balance of each Component of the Loan shall bear interest for each Interest Accrual Period at a rate per annum equal to the lesser of (i) the Component Rate, or following the Anticipated Repayment Date for such Component, the ARD Component Rate, as applicable, for such Component and (ii) the Maximum Rate.

(B) Computation of Interest. Interest on each Component of the Loan and all other Obligations owing to Lender shall be computed on the basis of a 360-day year consisting of twelve (12) thirty (30) day months (for the avoidance of doubt, each Interest Accrual Period is one such month), and shall be charged for the actual number of days elapsed during any partial thirty (30) day month, in each case, except to the extent provided in any Loan Agreement Supplement. Interest shall be payable in arrears (except with respect to the number of days from the Due Date in any Interest Accrual Period to the last day of such Interest Accrual Period as to which interest shall be payable in advance, if any).

(C) Interest Laws. Notwithstanding any provision to the contrary contained in this Loan Agreement or the other Loan Documents, the Borrowers shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Loan Agreement or in any of the other Loan Documents, then in such event: (1) the provisions of this subsection shall govern and control; (2) the Borrowers shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at

Lender’s option, (a) applied as a credit against either or both of the outstanding principal balance of the Loan or accrued and unpaid interest thereunder (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Loan Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) the Borrowers shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligation is calculated at the Maximum Rate rather than the applicable rate under this Loan Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall, to the extent permitted by law, remain at the Maximum Rate until Lender shall have received or accrued the amount of interest which Lender would have received or accrued during such period on Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 2.3 Additional Borrowers. Subject to the satisfaction of the conditions set forth below, the Borrowers may elect, pursuant to a Loan Agreement Supplement, other newly executed Loan Documents and/or modifications, amendments or supplements to the Loan Documents (in each case, reasonably acceptable to Lender) to cause one or more direct or indirect wholly-owned subsidiaries of Guarantor to assume and become jointly and severally obligated under the Notes and the Loan Documents for repayment of the Loan, to add the Additional Borrower Sites of such Additional Borrower in accordance with Section 11.7, and to pledge the Other Company Collateral of such Additional Borrower. Upon such election and satisfaction of such conditions, (i) Schedule 1 shall be amended to include such Additional Borrowers as are designated to become “Borrowers” hereunder; and (ii) all references to the Borrowers hereunder shall include all of the Additional Borrowers identified on such amended Schedule 1. Any election to add an Additional Borrower shall be subject to the satisfaction of the following conditions precedent:

(A) No Event of Default or Amortization Period is then continuing;

(B) No event or condition has occurred or exists that, with the giving or notice or passage of time, would give rise to an Event of Default;

(C) If a Special Servicing Period is then in effect, Servicer consent has been obtained;

(D) Such Additional Borrower must be a direct or indirect wholly-owned subsidiary of Guarantor;

(E) Guarantor shall have pledged 100% of the equity of such Additional Borrower, or, if such Additional Borrower is not a direct subsidiary of Guarantor, of the direct parent of such Additional Borrower, pursuant to the Pledge Agreement to secure its obligations pursuant to the Payment Guaranty and, if such Additional Borrower is not a direct subsidiary of Guarantor, the direct parent of such Additional Borrower shall have pledged 100% of the equity of such Additional Borrower in support of its obligation to guarantee the Loan, by executing a pledge and a guaranty substantially in the form of the Payment Guaranty and the Pledge Agreement, subject to Lender’s reasonable approval;

(F) On or prior to the date of such election, the Borrowers shall deliver to Lender an opinion or opinions of counsel reasonably satisfactory to Lender stating (i) that the addition of such Additional Borrower will not constitute a “significant modification” of the Loan or “deemed exchange” of the Notes under section 1001 of the IRC and (ii) the Loan Increase, if any, will not create a taxable event, for U.S. Federal income tax purposes, to any holder of a Certificate;

(G) On or prior to the date of such election, the Borrowers shall deliver to Lender an opinion of counsel reasonably satisfactory to Lender concerning the substantive non-consolidation of such Additional Borrower, in a form reasonably satisfactory to Lender, provided that an opinion in the form of the substantive non-consolidation opinion delivered to Lender on the Closing Date with regards to the Initial Borrowers pursuant to Section 3.1(D)(iv) shall be satisfactory to Lender;

(H) Such Additional Borrower shall have represented and warranted to Lender, in the Loan Agreement Supplement, as to itself, the representations and warranties set forth in Article IV (other than Section 4.30) as of the date of such election;

(I) Such Additional Borrower shall have represented and warranted to Lender, in the Loan Agreement Supplement, as to itself, the representations and warranties set forth in Section 9.1;

(J) On or prior to the date of such election, the conditions with respect to the Addition of the Additional Borrower Sites of such Additional Borrower set forth in Section 11.7 shall have been satisfied;

(K) On or prior to the date of such election, the organizational documents of such Additional Borrower shall contain provisions that limit the purposes of such Additional Borrower in a manner that is consistent with the provisions governing the purposes of the Initial Borrowers set forth in the organizational documents of the Initial Borrowers on the Closing Date; and

(L) Rating Agency Confirmation shall have been obtained.

Section 2.4 Payments.

(A) Payments of Interest and Principal. The Borrowers shall make payments of interest and principal on the Notes as follows:

(i) On each Due Date commencing with the first Due Date, and on each Due Date thereafter through and including the Maturity Date for any Component then outstanding (except as modified by clause (ii) of this Section 2.4(A)), the Borrowers shall make (a) first, payment of all Administrative Fees then due and owing under the Loan Documents, which funds shall be applied as permitted by the Trust Agreement, (b) second, a payment of interest at the applicable Component Rate on each Component for the Interest

Accrual Period ending immediately following such Due Date, and (c) third, a payment of principal on the Loan, if any, each of which shall be paid in accordance with Section 3.3(a) of the Cash Management Agreement. Notwithstanding the foregoing, during the continuance of an Event of Default, payments shall be applied to the Obligations in accordance with Section 3.3(e) of the Cash Management Agreement. Upon repayment by the Borrowers in full of all of their Obligations under the Loan Documents, those limited liability company certificates delivered to the Lender shall be returned to the Borrowers pursuant to the terms of the Pledge Agreement.

(ii) Commencing on the first Due Date after the commencement of an Amortization Period, and on each Due Date during such Amortization Period, 100% of Excess Cash Flow on such Due Date shall be due. Until paid as provided for in Section 3.3 of the Cash Management Agreement, payment of interest accruing in an amount equal to the excess of (x) the applicable ARD Component Rate for each Component over (y) the applicable Component Rate for such Component, shall be deferred (the “Post-ARD Additional Interest”). Post-ARD Additional Interest shall not bear interest.

(iii) If a Value Reduction Amount is determined to exist in accordance with the Trust Agreement, commencing on the first Due Date after such Value Reduction Amount is in effect, the interest due on any Component shall be the amount of interest for such Component calculated pursuant to clause (A) above deeming the Component Principal Balance to be reduced by an amount equal to the Value Reduction Amount for such Component, applying the Value Reduction Amount to the principal amounts of the Components in inverse order of alphabetical designation, and applied pro rata to each Component of the same alphabetical designation, based on the Component Principal Balance (for purposes of the foregoing, Components designated “A-FL” and A-FX” shall be deemed to have the same alphabetical designation). Until paid as provided for in Section 3.3 of the Cash Management Agreement, interest accrued and not paid as a consequence of a Value Reduction Amount shall be deferred and, on each Due Date, shall be added to any interest previously deferred pursuant to this sentence and remaining unpaid (“Value Reduction Accrued Interest”). Value Reduction Accrued Interest shall not bear interest.

(B) Date and Time of Payment. Two (2) Business Days prior to the applicable Due Date, Lender shall provide to Manager a statement of principal and interest and any other amounts required to be paid to Lender on such Due Date. The Borrowers shall receive credit for payments on the Loan which are transferred to the account of Lender as provided below (i) on the day that such funds are received by Lender if such receipt occurs by 2:00 p.m. (New York time) on such day, or (ii) on the next succeeding Business Day after such funds are received by Lender if such receipt occurs after 2:00 p.m. (New York time). Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day.

(C) Manner of Payment; Application of Payments. The Borrowers promise to pay all of the Obligations relating to the Loan as such amounts become due or are declared due pursuant to the terms of this Loan Agreement. All payments by the Borrowers on the Loan shall be made without deduction, defense, set off or counterclaim and in immediately available funds delivered to Lender by wire transfer to such accounts at such banks as Lender may from time to time designate. Payment shall be made in accordance with Section 3.3(a) of the Cash Management Agreement and, to the extent sufficient funds are contained in the Central Account, or an Account or Sub-Account thereof, to make the required monthly payments on such Due Date, the Borrowers shall be deemed to have satisfied their obligation to make such payments. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, payments shall be applied to the Obligations in such order as Lender shall determine in its sole and absolute discretion, provided that, if amounts are applied to pay interest or principal of the Loan, such payments shall be made in the priority provided in items (iii) and (ix) through (xi) of Section 3.3(a) of the Cash Management Agreement.

Section 2.5 Maturity.

(A) Maturity Date. To the extent not sooner due and payable in accordance with the Loan Documents, the then outstanding principal balance of each Note and all accrued and unpaid interest thereon (and including interest through the end of the Interest Accrual Period then in effect), shall be due and payable on the Maturity Date for such Note.

Section 2.6 Prepayment.

(A) Manner of Prepayment. The Borrowers may not voluntarily prepay the Loan in whole or in part prior to the second anniversary of the Closing Date (and, with respect to prepayments of any Components of the Loan issued on any Additional Closing Date, the second anniversary of such Additional Closing Date) except for (i) prepayments made to cure a breach of a representation, warranty or other default as set forth in Section 11.(B), (ii) prepayments of proceeds received as a result of any casualty or condemnation of a Site as set forth in Section 5.5(C), (iii) prepayments of proceeds from limited dispositions of Sites as set forth in Section 11.4(F) and (iv) prepayments in connection with discretionary dispositions as set forth in Section 11.4(E). After the second anniversary of the Closing Date, the Borrowers may prepay all Components of the Loan issued on the Closing Date (and, after the second anniversary of the Additional Closing Date, the Borrowers may prepare all Components of the Loan issued on such Additional Closing Date) in whole or in part on any date upon payment of the applicable Yield Maintenance, and no Yield Maintenance is payable in connection with any prepayment of a Component of the Loan that occurs (i) less than nine months prior to the Anticipated Repayment Date for such Component, (ii) as a result of any condemnation or casualty of a Site or (iii) during an Amortization Period (for the avoidance of doubt, the payment of Yield Maintenance is required for all prepayments of a Component of the Loan other than those described in the forgoing clauses (i), (ii) and (iii) and which prepayments are otherwise permitted under the terms hereunder). Together with such prepayment the Borrowers also will pay (i) all accrued and unpaid interest on the principal amount of the Loan being prepaid through the date of such prepayment and (ii) all other Obligations, in each case, then due and owing. If any prepayment (whether in whole or in part) occurs, the Borrowers are also required to pay the amount of interest that would have accrued on the principal amount prepaid from and including the date of such prepayment to the end of the Interest Accrual Period during which such prepayment occurs.

Except during the continuation of an Event of Default or an Amortization Period that commenced as the result of the occurrence of an event described in clause (i) of the definition thereof, prepayments will be applied, at the option of the Borrowers, either (x) to the payment of the principal of the Components of the Loan sequentially in order of the alphabetical designation of each such Component, and pro rata among any such Components of the same alphabetical designation, (for purposes of the foregoing, Components designated “A-FL” and “A-FX” shall be deemed to have the same alphabetical designation) based on the Component Principal Balance of each such Component, in each case, in the amount up to the Component Principal Balance of each such Component or (y) to the payment in full of the Component Principal Balances of the Components having the same numerical designation. Prepayments during the continuation of an Event of Default or an Amortization Period that commenced as the result of the occurrence of an event described in clause (i) of the definition thereof will be applied in accordance with clause (x) of the preceding sentence.

(B) Yield Maintenance. If any prepayment of all or any portion of the Components of the Loan shall occur, then except as provided in clause (A) above or as otherwise expressly provided in this Loan Agreement or the other Loan Documents to the contrary, the Borrowers shall pay the Yield Maintenance on each Component (or portion thereof) being prepaid to Lender together with such prepayment, as liquidated damages (which shall be the sole and exclusive remedy of Lender in connection with such prepayment) and compensation for costs incurred, and in addition to all other amounts due and owing to Lender. “Yield Maintenance” for each Component has the meaning set forth in the Loan Agreement Supplement relating to such Component.

Section 2.7 Outstanding Balance. The balance on Lender’s books and records shall be presumptive evidence (absent manifest error) of the amounts owing to Lender by the Borrowers; provided that any failure to record any transaction affecting such balance or any error in so recording shall not limit or otherwise affect the Borrowers’ obligation to pay the Obligations.

Section 2.8 Reserved.

Section 2.9 Reasonableness of Charges. The Borrower Parties agree that (i) the actual costs and damages that Lender would suffer by reason of an Event of Default (exclusive of the attorneys’ fees and other costs incurred in connection with enforcement of Lender’s rights under the Loan Documents) or a prepayment would be difficult and needlessly expensive to calculate and establish, and (ii) the amount of Yield Maintenance is reasonable, taking into consideration the circumstances known to the parties at this time, and (iii) such Yield Maintenance, and Lender’s reasonable attorneys’ fees and other costs and expenses incurred in connection with enforcement of Lender’s rights under the Loan Documents shall be due and payable as provided herein, and (iv) such Yield Maintenance, and the obligation to pay Lender’s reasonable attorneys’ fees and other enforcement costs do not, individually or collectively, constitute a penalty.

Section 2.10 Servicing/Special Servicing. Lender may change Servicer from time to time without the consent of the Borrowers, on prior written notice to the Borrowers. The Borrowers expressly acknowledge and agree that Servicer Fees and Trustee Fees, and if the Loan becomes a Specially Serviced Loan, any additional fees of Servicer payable in connection therewith (including, but not limited to any Liquidation Fees and Workout Fees), and any Advance Interest and any other Additional Trust Fund Expenses and fees, including any Rating Agency fees, reimbursements and indemnifications as shall be incurred or payable in connection with any Securitization (collectively, the “Administrative Fee”) shall be payable by the Borrowers and shall constitute a portion of the Obligations. Lender shall provide a reasonably detailed statement of Administrative Fees for which the Borrowers are liable two (2) Business Days prior to the date when due; provided that failure to timely provide such statement shall not relieve the Borrowers from the obligation to pay all such Administrative Fees.

ARTICLE III

CONDITIONS TO LOAN

Section 3.1 Conditions to Funding of the Loan on the Closing Date. The obligations of Lender to fund the Loan are subject to the prior or concurrent satisfaction or waiver of the conditions set forth below, and to satisfaction of any other conditions specified herein or elsewhere in the Loan Documents. Where in this Section any documents, instruments or information are to be delivered to Lender, then the condition shall not be satisfied unless (i) the same shall be in form and substance reasonably satisfactory to Lender, and (ii) if so required by Lender, the Initial Borrowers shall deliver to Lender a certificate duly executed by the Initial Borrowers stating that the applicable document, instrument or information is true and complete and does not omit to state any information without which the same might reasonably be deemed materially misleading.

(A) Loan Documents. On or before the Closing Date, the Initial Borrowers shall execute and deliver and cause to be executed and delivered to Lender all of the Loan Documents together with such other documents as may be reasonably required by Lender, each, unless otherwise noted, of even date herewith, duly executed, in form and substance satisfactory to Lender and in quantities designated by Lender (except for the Notes executed on the Closing Date, of which only one of each designation shall be signed), which Loan Documents shall become effective upon the Closing.

(B) Deposits. The deposits required herein, including without limitation, the initial deposits into the Reserves and Accounts, shall have been made (and at the Initial Borrowers’ option, the same may be made from the proceeds of the Loan).

(C) Performance of Agreements, Truth of Representations and Warranties. Each Borrower Party and all other Persons executing any agreement on behalf of any Borrower Party shall have performed in all material respects all agreements which this Loan Agreement provides shall be performed on or before the Closing Date. The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete on and as of the Closing Date.

(D) Opinions of Counsel. On or before the Closing Date, Lender shall have received from legal counsel for the Initial Borrowers reasonably satisfactory to Lender, written legal opinions, each in form and substance reasonably acceptable to Lender, as to such matters as

Lender shall request, including opinions to the effect that (i) each of the Borrower Parties is validly existing and in good standing in its state of organization, (ii) this Loan Agreement and the Loan Documents have been duly authorized, executed and delivered and are enforceable in accordance with their terms subject to customary qualifications for bankruptcy, general equitable principles, and other customary assumptions and qualifications; (iii) the Deposit Account Control Agreement and Cash Management Agreement have been duly authorized, executed and delivered by the Initial Borrowers and Manager and are enforceable in accordance with their terms and the security interests in favor of Lender in the Account Collateral have been validly created and perfected; and (iv) none of the Initial Borrowers, Parent Guarantor or Guarantor would be consolidated in any bankruptcy proceeding affecting AT Parent, Parent Guarantor or Manager. Also on or before the Closing Date, Lender shall have received the following legal opinions, each in form and substance reasonably acceptable to Lender: (a) an opinion of the Initial Borrowers’ local counsel in each state in which Mortgaged Sites generating five percent (5%) or more of the operating revenues from the Mortgaged Sites (taken as a whole) are located as to the enforceability of, and the creation and perfection of Liens under, the Deeds of Trust in such states (based on a review of the form of such documents) and such other matters as Lender may reasonably request; (b) opinions of Richards, Layton & Finger, P.A., reasonably acceptable to Lender, for each of the Initial Borrowers that, among other matters, (1) under Delaware law (x) the prior unanimous written consent of its board of directors (including the Independent Directors) would be required for a voluntary bankruptcy filing by each of the Initial Borrowers, (y) such unanimous consent requirements are enforceable against the Borrowers in accordance with their terms; (2) under Delaware law the bankruptcy or dissolution of Guarantor would not cause the dissolution of the Borrowers; (3) under Delaware law, creditors of Guarantor shall have no legal or equitable remedies with respect to the assets of the Borrowers; and (4) a federal bankruptcy court would hold that Delaware law governs the determination of what Persons have authority to file a voluntary bankruptcy petition on behalf of the Initial Borrowers; (c) opinions of Richards, Layton & Finger, P.A., reasonably acceptable to Lender, for each of Guarantor and Parent Guarantor that, among other matters, (1) under Delaware law (x) the prior unanimous written consent of its board of directors (including the Independent Directors) would be required for a voluntary bankruptcy filing by Guarantor and Parent Guarantor, (y) such unanimous consent requirements are enforceable against Guarantor and Parent Guarantor in accordance with their terms; (2) under Delaware law the bankruptcy or dissolution of its member would not cause the dissolution of Guarantor and Parent Guarantor; (3) under Delaware law, creditors of its member shall have no legal or equitable remedies with respect to the assets of Guarantor and Parent Guarantor; and (4) a federal bankruptcy court would hold that Delaware law governs the determination of what Persons have authority to file a voluntary bankruptcy petition on behalf of Guarantor and Parent Guarantor; and (d) such other legal opinions as Lender may reasonably request.

(E) Title Policies. (i) On or before the Closing Date, Lender shall have received and approved the Title Policies. The Title Policies shall be in form and substance reasonably satisfactory to Lender, shall be in full force and effect, shall be freely assignable to and will inure to the benefit of the Trustee (subject to recordation of assignments of the Deeds of Trust) without the consent or any notification to the Title Company, shall have the premium therefor paid in full as of the Closing Date, the Title Company shall be licensed in each state in which a Mortgaged Site is located, shall have no claims made under such Title Policy, and shall affirmatively insure the first priority of the Mortgage on the applicable Site, subject to any exceptions provided for in such Title Policy.

(ii) On or before the Closing Date, Lender shall have received copies of the Other Title Policies or an original or copy of an irrevocable binding commitment.

(F) Certificates of Formation and Good Standing. On or before the Closing Date, Lender shall have received copies of the organizational documents and filings of each Borrower Party, together with good standing certificates (or similar documentation) (including verification of tax status) from the state of its formation and from all states in which the laws thereof require such Person to be qualified and/or licensed to do business. Each such certificate shall be dated not more than thirty (30) days prior to the Closing Date, as applicable, and certified by the applicable Secretary of State or other authorized governmental entity. In addition, on or before the Closing Date, as applicable, the secretary or corresponding officer of each Borrower Party, or the secretary or corresponding officer of the partner, trustee, or other Person as required by such Borrower Party’s organizational documents (as the case may be, the “Borrower Party Secretary”) shall have delivered to Lender a certificate stating that the copies of the organizational documents as delivered to Lender are true and correct and are in full force and effect, and that the same have not been amended except by such amendments as have been so delivered to Lender.

(G) Certificates of Incumbency and Resolutions. On or before the Closing Date, Lender shall have received certificates of incumbency and resolutions of each Borrower Party and its constituents as requested by Lender, approving and authorizing the Loan and the execution, delivery and performance of the Loan Documents, certified as of the Closing Date by the Borrower Party Secretary as being in full force and effect without modification or amendment.

(H) Database. Prior to the Closing, Lender shall have received from the Initial Borrowers a copy of the Database provided to the Initial Borrowers’ auditor in connection with the agreed upon audit procedure (the “Database”).

(I) Insurance Policies and Endorsements. On or before the Closing Date, Lender shall have received copies of certificates of insurance (dated not more than twenty (20) days prior to the Closing Date) regarding insurance required to be maintained under this Loan Agreement and the other Loan Documents, together with endorsements satisfactory to Lender naming Lender as an additional insured and loss payee, as required by this Loan Agreement, under such policies.

(J) Documentation Regarding Application of Proceeds. At least two (2) days prior to the Closing Date, Lender shall have received payoff demand letters and wiring instructions from each lender or other obligee of any existing indebtedness which is required to be paid pursuant to this Loan Agreement.

(K) Legal Fees; Closing Expenses. The Borrowers shall have paid any and all reasonable legal fees and expenses of counsel to Lender, together with all recording fees and taxes, title insurance premiums, and other reasonable costs and expenses related to the Closing.

Section 3.2 Conditions to any Loan Increase. (A) Lender and the Borrowers may increase the outstanding principal amount of the Loan with Rating Agency Confirmation upon execution of a Loan Agreement Supplement relating thereto, along with such other documents required by such Loan Agreement Supplement (all of which shall be reasonably acceptable to Lender), upon satisfaction of the following conditions:

(i) No Event of Default or Amortization Period is then continuing;

(ii) No event or condition has occurred or exists that, with the giving or notice or passage of time, would give rise to an Event of Default;

(iii) If a Special Servicing Period is then in effect, Servicer consent has been obtained;

(iv) The Borrowers shall have obtained Rating Agency Confirmation for the transactions contemplated by the relevant Loan Agreement Supplement;

(v) If such Loan Increase is being made in conjunction with the addition of Additional Sites, the conditions set forth in Section 11.7 shall have been satisfied;

(vi) On or prior to the date of such Loan Increase, the Borrowers shall deliver to Lender an opinion of counsel reasonably satisfactory to Lender providing that the Loan Increase will not cause a taxable event, for U.S. federal income tax purposes, to any holder of a Certificate;

(vii) If such Loan Increase is being made in conjunction with the addition of one or more Additional Borrowers, the conditions set forth in Section 2.3 shall have been satisfied;

(viii) The representations and warranties of the Initial Borrowers set forth in Article IV hereof shall be true as of the Additional Closing Date (except for Section 4.30); and

(ix) Borrower shall have paid all fees and expenses, including all fees and expenses of Lender and Servicer on its behalf, related to such Loan Increase.

All other terms and conditions of the Loan Increase shall be provided for in the related Loan Agreement Supplement. The Borrowers and Loan Agreement Supplement shall also comply with the requirements of Section 2.01 of the Trust Agreement.

(B) On the date of a Loan Increase, the Borrowers shall deliver an Officer’s Certificate to the effect that there is no Event of Default, Amortization Period then continuing or event or condition that, with the giving of notice or passage of time, would give rise to an Event of Default.

(C) Any Loan Increase will be represented by one or more new Components provided for in the Loan Agreement Supplement relating to such Loan Increase. The Anticipated Repayment Date for each Component related to the Loan Increase, as defined in such Loan Agreement Supplement, will be later than the Anticipated Repayment Dates for all then-outstanding Components. Each Component of any Loan Increase may have an alphabetical designation the same as any then-outstanding Component, or bearing an alphabetical designation later than any then-outstanding Component.

(D) An additional Note shall be executed by the Borrowers in respect of each Component relating to such Loan Increase as provided in Section 2.1.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Loan Agreement and to make the Loan, each Borrower represents and warrants to Lender that, except as set forth on Schedule 4, the statements set forth in this Article IV, after giving effect to the Closing, will be, true, correct and complete in all respects as of the Closing Date.

Section 4.1 Organization, Powers, Capitalization, Good Standing, Business.

(A) Organization and Powers. Each Borrower Party is duly organized, validly existing and in good standing under the laws of the state of its formation or incorporation. Each Borrower Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, and to enter into each Loan Document to which it is a party and to perform the terms thereof.

(B) Qualification. Each Borrower Party is duly qualified and in good standing in the state of its formation or incorporation. In addition, each Borrower Party is duly qualified and in good standing in each state where necessary to carry on its present business and operations, except in jurisdictions in which the failure to be qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

(C) Organization. The organizational chart set forth as Schedule 4.1(C) accurately sets forth the direct and indirect ownership structure of the Borrowers.

Section 4.2 Authorization of Borrowing, etc.

(A) Authorization of Borrowing. The Borrowers have the power and authority to incur the Indebtedness evidenced by the Notes. The execution, delivery and performance by each Borrower Party of each of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited liability company, partnership, trustee, corporate or other action, as the case may be.

(B) No Conflict. The execution, delivery and performance by each Borrower Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not: (1) violate (x) any provision of law applicable to any

Borrower Party; (y) the partnership agreement, certificate of limited partnership, certificate of formation, certificate of incorporation, bylaws, declaration of trust, limited liability company agreement, operating agreement or other organizational documents, as the case may be, of each Borrower Party; or (z) any order, judgment or decree of any Governmental Authority binding on any Borrower Party or any of its Affiliates; (2) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Borrower Party or any of its Affiliates (except where such breach will not cause a Material Adverse Effect); (3) result in or require the creation or imposition of any Lien (other than the Lien of the Loan Documents) upon the Sites or assets of any Borrower Party; or (4) require any approval or consent of any Person under any Contractual Obligation of any Borrower Party, which approvals or consents have not been obtained on or before the dates required under such Contractual Obligation, but in no event later than the Closing Date (except where the failure to obtain such approval or consent will not have a Material Adverse Effect).

(C) Governmental Consents. The execution and delivery by each Borrower Party of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority.

(D) Binding Obligations. This Loan Agreement is, and the Loan Documents, including the Notes, when executed and delivered will be, the legally valid and binding obligations of each Borrower Party that is a party thereto, enforceable against each of the Borrower Parties, as applicable, in accordance with their respective terms, subject to bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditor’s rights. No Borrower Party has any defense or offset to any of its obligations under the Loan Documents to which it is a party. No Borrower Party has any claim against Lender or any Affiliate of Lender.

Section 4.3 Financial Statements. All pro forma financial statements concerning the Borrowers and their Affiliates which have been furnished by or on behalf of the Borrowers to Lender pursuant to this Loan Agreement present fairly in all material respects the financial condition of the Persons covered thereby.

Section 4.4 Indebtedness and Contingent Obligations. As of the Closing, the Borrowers shall have no outstanding Indebtedness or Contingent Obligations other than the Obligations or any other Permitted Indebtedness.

Section 4.5 Title to the Sites. The Borrowers have good and marketable or insurable fee simple title or a perpetual easement (or, in the case of the Ground Lease Sites, insurable leasehold title) to the Sites, other than the Managed Sites, free and clear of all Liens except for the Permitted Encumbrances. The Borrowers own all personal property on the Sites (other than the Managed Sites and personal property which is owned by Tenants of such Site, not used or necessary for the operation of the applicable Site or leased by the Borrowers as permitted hereunder), subject only to the Permitted Encumbrances. The Deeds of Trust will create (i) a valid, perfected first lien on the applicable Sites, subject only to the Permitted Encumbrances, and (ii) perfected first priority security interests in and to, and perfected collateral assignments of, all personalty at the Sites, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. There are no proceedings in condemnation or eminent domain affecting any of the Sites, and to the actual Knowledge of the Borrowers, none is threatened that would individually or in the aggregate cause a Material Adverse Effect. No Person has any option or other right to purchase (other than rights of first refusal) all or any portion of any interest owned by the Borrowers with respect to the Sites. There are no mechanic’s, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Sites which are or will be liens prior to, or equal or coordinate with, the lien of the applicable Deed of Trust the effect of which is reasonably likely to have a Material Adverse Effect. The Permitted Encumbrances, in the aggregate, do not materially interfere with the benefits of the security intended to be provided by the Deeds of Trust and this Loan Agreement, materially and adversely affect the value of the Mortgaged Sites taken as a whole, impair the use or operations of any of the Mortgaged Sites or impair the Borrowers’ ability to pay their obligations in a timely manner.

Section 4.6 Zoning; Compliance with Laws. The Sites and the use thereof comply with all applicable zoning, subdivision and land use laws, regulations and ordinances, all applicable health, fire, building codes and all other laws, statutes, codes, ordinances, rules and regulations applicable to the Sites, or any of them, except to the extent failure to so comply would not, in the aggregate, be reasonably likely to have a Material Adverse Effect. All permits, approvals, licenses and certificates for the lawful use, occupancy and operation of each component of each of the Sites given as Collateral hereunder in the manner in which it is currently being used, occupied and operated have been obtained and are current and in full force and effect, except to the extent failure to obtain any such permits, licenses or certificates would not, in the aggregate, be reasonably likely to have a Material Adverse Effect. To the Borrowers’ Knowledge, (i) no legal proceedings are pending or threatened with respect to the zoning of any Site and (ii) neither the zoning nor any other right to construct, use or operate any Site and any easement appurtenant or related to such Site is in any way dependent upon or related to any real estate other than such Site (other than the parent parcel such Site is a part of to the extent permitted by applicable building or zoning codes) and such easement, except to the extent same would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 4.7 Leases; Agreements.

(A) Leases; Agreements. The Borrowers have made available, pursuant to Section 3.1(H) to Lender a copy of the Database. Except for the rights of Manager pursuant to the Management Agreement, and the fee owners of Managed Sites, no Person has any right or obligation to manage any of the Sites or to receive compensation in connection with such management. No Person other than the Manager has any right or obligation to lease or solicit Tenants for the Sites, or (except for revenue sharing arrangements under Ground Leases) to receive compensation in connection with such leasing.

(B) Database Disclosure. A true and correct copy of the Database has been made available to Lender. To the Borrowers’ Knowledge, (i) the Leases are in full force and effect; (ii) the Borrowers have not given any notice of default to any tenant under any Lease which remains uncured; (iii) no tenant has any set off, claim or defense to the enforcement of any Lease; (iv) no tenant is in default in the performance of any other obligations under its Lease; and (v) there are no rent concessions (whether in form of cash contributions, work agreements, assumption of an existing tenant’s other obligations, or otherwise) or extensions of time whatsoever not reflected in such Database, except to the extent that the failure of the representations set forth in items (i) through (iv) to be true with respect to the Leases in the aggregate is not reasonably likely to have a Material Adverse Effect. To the Borrowers’ Knowledge, each of the Leases is valid and binding on the parties thereto in accordance with its terms.

(C) Management Agreement. The Borrowers have delivered to Lender a true and complete copy of the Management Agreement that will be in effect on the Closing Date, and such Management Agreement has not been modified or amended except pursuant to amendments or modifications delivered to Lender. The Management Agreement is in full force and effect and no default by any of the Borrowers or Manager exists thereunder.

Section 4.8 Condition of the Sites. As of the Closing Date all Improvements are in good repair and condition, except for ordinary wear and tear as is customary in the tower industry or as would not have a Material Adverse Effect. Any damage to the Improvements is fully covered by insurance (subject to the applicable deductible) or is individually or in the aggregate not likely to have a Material Adverse Effect. The Borrowers are not aware of any latent or patent structural or other material defect or deficiency in the Sites, and all necessary utilities are connected and are operational, are sufficient to meet the reasonable needs of each of the Sites as now used or presently contemplated to be used, and no other utility facilities or repairs are necessary to meet the reasonable needs of each of the Sites as now used or presently contemplated, except to the extent the same would not, in the aggregate, be reasonably likely to have a Material Adverse Effect. To the Borrowers’ Knowledge, none of the Improvements create encroachments over, across or upon the Sites’ boundary lines, rights of way or easements, and no building or other improvements on adjoining land create such an encroachment, which, in the aggregate, could reasonably be expected to have a Material Adverse Effect. Access has been insured by the Title Company for all Sites except to the extent that failure to have such access would not be reasonably likely to have a Material Adverse Effect.

Section 4.9 Litigation; Adverse Facts. There are no judgments outstanding against any Borrower Party, or affecting any of the Sites or any property of any Borrowers, nor to the Borrowers’ Knowledge after due inquiry is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or threatened against any Borrower Party or any of the Sites that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.10 Payment of Taxes. All federal, state and local tax returns and reports of each Borrower required to be filed have been timely filed (or each Borrower has timely filed for an extension and the applicable extension has not expired), and all taxes, assessments, fees and other governmental charges (including any payments in lieu of taxes) upon such Person and upon its properties, assets, income and franchises which are due and payable have been paid except to the extent same are being contested in accordance with Section 5.3(B).

Section 4.11 Adverse Contracts. Except for the Loan Documents, the Borrowers are not parties to or bound by, nor is any property of such Person subject to or bound by, any contract or other agreement which restricts such Person’s ability to conduct its business in the ordinary course as currently conducted that, either individually or in the aggregate, has a Material Adverse Effect or could reasonably be expected to have a Material Adverse Effect.

Section 4.12 Performance of Agreements. To the Borrowers’ Knowledge, no Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation of any such Borrower which could, in the aggregate, reasonably be expected to have a Material Adverse Effect, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default which could, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.13 Governmental Regulation. No Borrower Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

Section 4.14 Employee Benefit Plans and ERISA Affiliates. No Borrower Party maintains or contributes to, or has any obligation (including a contingent obligation) under, or liability with respect to, any Employee Benefit Plan. No Borrower Party or any of their respective ERISA Affiliates has or will have any liability relating to ERISA that could result in a Lien on any Other Pledged Site and no Lien on the assets of any Borrower Party in favor of the Pension Benefit Guarantee Corporation established pursuant to Subtitle A of Title IV or ERISA (or any successor) or any Employee Benefit Plan has arisen during the six year period prior to the date on which this representation is made or deemed made.

Section 4.15 Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable by or pursuant to any contract or other obligation of the Borrowers with respect to the making of the Loan or any of the other transactions contemplated hereby or by any of the Loan Documents. The Borrowers shall indemnify, defend, protect, pay and hold Lender harmless from any and all broker’s or finder’s fees claimed to be due in connection with the making of the Loan arising from any Borrower Parties’ actions.

Section 4.16 Solvency. The Borrowers (a) have not entered into the transactions contemplated hereby or by any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for their obligations under the Loan Documents, including their assumption of liabilities under the Indebtedness. After giving effect to the Loan, the fair saleable value of each Borrower’s assets exceed and will, immediately following the making of the Loan, exceed such Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and Contingent Obligations. The fair saleable value of each Borrower’s assets is and will, immediately following the making of the Loan, be greater than such Borrower’s probable liabilities, including the maximum amount of its Contingent Obligations on its debts as such debts become absolute and matured. Each Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. The Borrowers do not intend to, and do not believe that they will, incur Indebtedness and liabilities (including Contingent Obligations and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by the Borrowers and the amounts to be payable on or in respect of obligations of the Borrowers).

Section 4.17 Disclosure. No financial statements or other information furnished to Lender by the Borrowers contains any untrue representation, warranty or statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein not misleading. No Loan Document or any other document, certificate or written statement for use in connection with the Loan and prepared by the Borrowers, or any information provided by any Borrower and contained in, or used in preparation of, any document or certificate for use in connection with the Loan, contains any untrue representation, warranty or statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein not misleading. There is no fact known to the Borrowers that has had or could have a Material Adverse Effect and that has not been disclosed in writing to Lender by the Borrowers.

Section 4.18 Use of Proceeds and Margin Security. The Borrowers shall use the proceeds of the Loan for the purposes set forth herein and consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds of the Loan shall be used by the Borrowers or any Person in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System.

Section 4.19 Insurance. Set forth on Schedule 4.19 is a complete and accurate description of all policies of insurance for each Borrower that are in effect as of the Closing Date. Such insurance policies conform to the requirements of Section 5.4. No notice of cancellation has been received with respect to such policies, and, to each Borrower’s Knowledge, the Borrowers are in compliance with all material conditions contained in such policies.

Section 4.20 Investments. The Borrowers have no (i) direct or indirect interest in, including without limitation stock, partnership interest or other securities of, any other Person, or (ii) direct or indirect loan, advance or capital contribution to any other Person, including all indebtedness from that other Person.

Section 4.21 No Plan Assets. No Borrower Party is or will be (i) an employee benefit plan as defined in Section 3(3) of ERISA which is subject to ERISA, (ii) a plan as defined in Section 4975(e)(1) of the IRC which is subject to Section 4975 of the IRC, or (iii) an entity whose underlying assets constitute “plan assets” of any such employee benefit plan or plan for purposes of Title I of ERISA or Section 4975 of the IRC.

Section 4.22 Plans. No Borrower Party is or will be a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with a Borrower Party are not and will not be subject to statutes or regulations applicable to the Borrower Party regulating investments of and fiduciary obligations with obligations with respect to any employee benefit plan or similar retirement plan or arrangement (including governmental plans).

Section 4.23 Not Foreign Person. No Borrower Party is a “foreign person” within the meaning of Section 1445(f)(3) of the IRC.

Section 4.24 No Collective Bargaining Agreements. No Borrower Party is a party to any collective bargaining agreement.

Section 4.25 Ground Leases. (A) With respect to each Ground Lease (or, with respect to the AT&T Sites, the AT&T Sublease between AT&T and the applicable Borrower) encumbered by a Deed of Trust:

(i) The Ground Lease and any easements appurtenant or related thereto contain the entire agreement of the Ground Lessor and the applicable Borrower pertaining to the Ground Lease Site covered thereby. The Borrowers have no estate, right, title or interest in or to the Ground Lease Site except under and pursuant to the Ground Lease and any easements appurtenant or related thereto. The Ground Lease has not been modified, amended or assigned except as set forth therein or in the applicable Estoppel.

(ii) There are no rights of Ground Lessor to terminate the Ground Lease other than the Ground Lessor’s right to terminate by reason of default, casualty, condemnation or other reasons, in each case as expressly set forth in the applicable Ground Lease or as provided by applicable law.

(iii) The Ground Lease is in full force and effect, and no breach or default or event that with the giving of notice or passage of time would constitute a breach or default under the Ground Lease (a “Ground Lease Default”) exists on the part of the Borrowers or, to the Borrowers’ Knowledge, on the part of the Ground Lessor under the Ground Lease, except to the extent such Ground Lease Default would not be reasonably likely to have a Material Adverse Effect. The Borrowers have not received any written notice that a Ground Lease Default exists, or that the Ground Lessor or any third party alleges the same to exist that would, in either case, be reasonably likely to have a Material Adverse Effect.

(iv) The applicable Borrower is the exclusive owner of the lessee’s interest under and pursuant to the applicable Ground Lease and has not assigned, transferred, or encumbered its interest in, to, or under the Ground Lease (other than assignments that will terminate on or prior to Closing), except in favor of Lender pursuant to this Loan Agreement and the other Loan Documents.

(v) With respect to the Mortgaged Sites, the Ground Lease or a memorandum thereof or other instrument sufficient to permit recording of a deed of trust or similar security instrument has been or within 60 days after Closing will be submitted for recording and the Ground Lease (or a separate agreement with respect thereto (the “Estoppel”)) permits the interest of the lessee thereunder to be encumbered by the related Deed of Trust.

(vi) Except for the Permitted Encumbrances, the applicable Borrower’s interests in the Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Deed of Trust unless a non-disturbance agreement has been obtained from the applicable holder of such lien or encumbrance.

(vii) The Ground Lease does not impose restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender.

(B) With respect to the Ground Leases constituting (or, with respect to the AT&T Sites, the AT&T Sublease between AT&T and the applicable Borrower) an Other Pledged Site:

(i) The Ground Lease and any easements appurtenant or related thereto contain the entire agreement of the Ground Lessor and the applicable Borrower pertaining to the Ground Lease Site covered thereby. The Borrowers have no estate, right, title or interest in or to the Ground Lease Site except under and pursuant to the Ground Leases. The Ground Lease has not been modified, amended or assigned except as set forth therein (or in the applicable Estoppel).

(ii) There are no rights to terminate the Ground Lease other than the Ground Lessor’s right to terminate by reason of default, casualty, condemnation or other reasons, in each case as expressly set forth in the Ground Lease or as provided by applicable law.

(iii) The Ground Lease is in full force and effect, and no Ground Lease Default exists on the part of the Borrowers or, to the Borrowers’ Knowledge, on the part of the Ground Lessor under the Ground Lease except to the extent such Ground Lease Default would not, be reasonably likely to have a Material Adverse Effect. The Borrowers have not received any written notice that a Ground Lease Default exists, or that the Ground Lessor or any third party alleges the same to exist, that would, in either case, be reasonably likely to have a Material Adverse Effect.

(iv) The applicable Borrower is the exclusive owner of the lessee’s interest under and pursuant to the Ground Lease and has not assigned, transferred, or encumbered its interest in, to, or under the Ground Lease (other than assignments that will terminate on or prior to Closing), except in favor of Lender pursuant to this Loan Agreement and the other Loan Documents.

(v) The Ground Lease does not impose restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender.

Section 4.26 [Intentionally Omitted].

Section 4.27 Principal Place of Business. Each of the Initial Borrowers has been organized in the State of Delaware, and its principal place of business is located in the Commonwealth of Massachusetts.

Section 4.28 Environmental Compliance. Except to the extent the effect of which is not reasonably likely to have a Material Adverse Effect or cause an imminent threat to human health: the Sites are in compliance with all applicable Environmental Laws and no notice of violation of such Environmental Laws has been issued by any Governmental Authority which has not been resolved; no action has been taken by the Borrowers that would cause the Sites to not be in compliance with all applicable Environmental Laws pertaining to Hazardous Materials; and no Hazardous Materials are present at the Sites, except in quantities not violative of applicable Environmental Laws.

Section 4.29 Separate Tax Lot. Each of the Owned Land Sites that the Borrowers own in fee constitute one or more separate tax parcels.

Section 4.30 Sites Generally.

(A) With respect to the Sites generally:

(i) With respect to Sites generating at least 80% of the Annualized Run Rate Net Cash Flow of all Sites as of December 31, 2006, the Sites are Owned Land Sites, AT&T Owned Land Sites or Ground Lease Sites where the Ground Lease or AT&T Sublease (or the applicable Estoppel) requires that, if there shall be a monetary default by the applicable Borrower under the Ground Lease or AT&T Sublease, Ground Lessor shall accept the cure thereof by Lender after the expiration of any grace period provided to such Borrower under the Ground Lease or AT&T Sublease to cure such default prior to terminating the Ground Lease or AT&T Sublease (with respect to that Site). If there shall be a non-monetary default by the applicable Borrower under the Ground Lease or AT&T Sublease, Ground Lessor shall accept the cure thereof by Lender after the expiration of any grace period provided to such Borrower under the Ground Lease or AT&T Sublease to cure such default prior to terminating the Ground Lease or AT&T Sublease with respect to that site.

(ii) At least 18% of the Annualized Run Rate Net Cash Flow of all Sites as of December 31, 2006 is represented by the Owned Land Sites, AT&T Owned Land Sites plus Ground Lease Sites which have a term (including all available extensions) that extends beyond the Maturity Date of the Components with the numerical designation 2007-1.

(iii) At least 80% of the Annualized Run Rate Net Cash Flow of all Sites as of December 31, 2006 is represented by the Owned Land Sites, AT&T Owned Land Sites plus Ground Lease Sites where the Ground Lease (or the applicable Estoppel) or AT&T Sublease requires Lender to have the right to exercise any rights of the applicable Borrower under the Ground Lease, including the right to exercise any renewal option(s) or purchase options(s), and such Ground Leases may not be amended in any respect which would be reasonably likely to have a material adverse effect on Lender’s interest therein or surrendered, terminated, or cancelled, in each case, without the prior written consent of Lender.

(iv) At least 67% of the Annualized Run Rate Net Cash Flow of all Sites (except AT&T Sites) as of December 31, 2006 are Owned Land Sites or Ground Lease Sites where the Ground Lease (or the applicable Estoppel) requires that, if such Ground Lease is terminated as result of a Borrower default under such Ground Lease or is rejected in any bankruptcy proceeding, Ground Lessor will be obligated to enter into a new lease with Lender or its designee on the same terms as the Ground Lease after Lender’s request made after notice of such termination or rejection, provided Lender pays all past due amounts under the Ground Lease. The foregoing is not applicable to normal expirations of the Ground Lease term or to AT&T Sites.

ARTICLE V

COVENANTS OF BORROWER PARTIES

Each Borrower covenants and agrees that until payment in full of the Loan, all accrued and unpaid interest and all other Obligations, it shall perform and comply with all covenants in this Article V applicable to such Person.

Section 5.1 Financial Statements and Other Reports.

(A) Financial Statements.

(i) Annual Reporting. Within one hundred twenty (120) days after the end of each calendar year, commencing with the end of the 2007 calendar year, the Borrowers shall, and shall cause American Tower Corporation or its successors or assigns (“AT Parent”) to, provide true and complete copies of combined Financial Statements for the Borrowers and consolidated Financial Statements for AT Parent for such year to Lender; provided that, while AT Parent is a publicly traded entity, delivery of AT Parent’s annual report on form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) shall satisfy the requirements of this Section 5.1(A)(i) with respect to AT Parent. All such Financial Statements shall be audited by an Approved Accounting Firm or by other independent certified public accountants reasonably acceptable to Lender, and shall bear the unqualified certification of such accountants that such Financial Statements present fairly in all material respects the financial position of the subject company. The annual Financial Statements shall be accompanied by Supplemental Financial Information for such calendar year. The annual Financial Statements for the Borrowers shall also be accompanied by a certification executed by each Borrower’s chief executive officer or chief financial officer (or other officer with similar duties), satisfying the criteria set forth in Section 5.1(A)(vii) below, and a Compliance Certificate (as defined below).

(ii) Quarterly Reporting. Within forty-five (45) days after the end of each of the first three fiscal quarters in each calendar year, the Borrowers shall provide, and shall cause AT Parent to provide, copies of their Financial Statements for such quarter to Lender, together with a certification executed on behalf of the Borrowers by their respective chief executive officers or chief financial officers (or other officer with similar duties) in accordance with the criteria set forth in Section 5.1(A)(vii) below; provided that, while AT Parent is a publicly traded entity, delivery of AT Parent’s quarterly report on Form 10-Q filed with the SEC shall satisfy the requirements of this Section 5.1(A)(ii) with respect to AT Parent. Such quarterly Financial Statements shall be accompanied by Supplemental Financial Information and a Compliance Certificate for such calendar quarter.

(iii) Reserved.

(iv) Monthly Reporting. Within thirty (30) days after the end of each calendar month after the Closing Date, each Borrower shall provide, or cause Manager to provide, to Lender the following items determined in accordance with GAAP: (a) monthly and year-to-date operating statements (defined as the income statement and balance sheet) prepared for such calendar month (which shall include budgeted and, commencing with the first full calendar month following the one year anniversary of the Closing Date, last year results for the same year-to-date period), containing such information as is necessary and sufficient under GAAP to fairly represent the results of operation of the Sites of such Borrower during such calendar month (except that full financial statement footnotes are only required annually), all in form reasonably satisfactory to Lender; and (b) monthly and year-to-date detailed reports (substantially in the form of Schedule 5.1(A)(iv)) of Operating Expenses, including supporting documentation satisfactory to Lender in its sole and reasonable discretion for each item of Extraordinary Expenses in excess of the Monthly Operating Expense Amount for which Lender has approved a disbursement from the Central Account pursuant to the terms of Section 3.3(a) of the Cash Management Agreement. Along with such operating statements, each Borrower shall deliver to Lender a Compliance Certificate of such Borrower’s chief executive officer or chief financial officer (or other officer with similar duties) satisfying the criteria set forth in Section 5.1(A)(vii) below.

(v) Additional Reporting. In addition to the foregoing, the Borrowers shall, and shall cause Parent Guarantor, Guarantor and Manager to, promptly provide to Lender such further documents and information concerning the operation of a Site and its operations, properties, ownership, and finances as Lender shall from time to time reasonably request upon prior written notice to the Borrowers.

(vi) GAAP. The Borrowers will, and will cause Parent Guarantor, Guarantor and Manager to, maintain systems of accounting established and administered in accordance with sound business practices and sufficient in all respects to permit preparation of Financial Statements in conformity with GAAP. All annual Financial Statements shall be prepared in accordance with GAAP.

(vii) Certifications of Financial Statements and Other Documents, Compliance Certificate. Together with the Financial Statements and other documents and information provided to Lender by or on behalf of the Borrowers and AT Parent under this Section, the Borrowers also shall deliver, and shall cause AT Parent to deliver, to Lender a certification to Lender, executed on behalf of the Borrowers and AT Parent by their respective chief executive officer or chief financial officer (or other officer with similar duties), stating that to their Knowledge after due inquiry such quarterly and annual Financial Statements and information fairly present the financial condition and results of operations of the Borrowers and AT Parent for the period(s) covered thereby (except for the absence of footnotes with respect to the monthly and quarterly Financial Statement), and do not omit to state any material information without which the same might reasonably be misleading, and all other non-financial documents submitted to Lender (whether monthly, quarterly or annually) are true, correct, accurate and complete in all material respects. In addition, where this Loan Agreement requires a “Compliance Certificate”, the Person required to submit the same shall deliver a certificate duly executed on behalf of such Person by its chief executive officer or chief financial officer (or other officer with similar duties) stating that, to their Knowledge after due inquiry, there does not exist any Default or Event of Default under the Loan Documents (or if any exists, specifying the same in detail).

(viii) Fiscal Year. Each Borrower represents that its fiscal year and that of Guarantor and Parent Guarantor ends on December 31, or such other fiscal year end as determined by such Borrower with the consent of Lender, such consent not to be unreasonably withheld.

(B) Accountants’ Reports. Within a reasonable period of time, each Borrower will deliver to Lender copies of all material reports submitted by independent public accountants in connection with each annual audit of the Financial Statements or other business operations of such Borrower made by such accountants, including the comment letter submitted by such accountants to management in connection with the annual audit.

(C) [Intentionally Omitted.]

(D) Annual Operating Budget and CapEx Budgets. On or prior to February 15 of each calendar year, commencing in 2008, the Borrowers shall deliver to Lender the Operating Budget and CapEx Budget (either separately or combined, and in each case presented on a monthly and annual basis) for such calendar year for informational purposes only. The Borrowers may make changes to the Operating Budget and the CapEx Budget from time to time as deemed reasonably necessary by the Borrowers, including to reflect the addition of any Additional Borrower, Additional Sites, or Additional Borrower Sites. Notice of any modifications to the Operating Budget and the CapEx Budget shall be delivered to Lender at the time of delivery of the next financial reporting required pursuant to Section 5.1(A)(iv). The Operating Budget shall identify and set forth each Borrower’s reasonable estimate, after due consideration, of all Operating Expenses on a line-item basis consistent with the form of Operating Budget delivered to Lender prior to Closing. The Operating Budget and the CapEx Budget will be delivered to Lender for Lender’s information only and shall not be subject to Lender’s approval provided that each such budget is consistent in form with the budgets delivered to Lender in connection with the Closing.

(E) Material Notices. (i) The Borrowers shall promptly deliver, or cause to be delivered, copies of all notices given or received with respect to a default under any term or condition related to any Permitted Indebtedness of any Borrower which is likely to result in a Material Adverse Effect, and shall notify Lender within five (5) Business Days of any material default with respect to any such Permitted Indebtedness.

(ii) The Borrowers shall promptly deliver to Lender copies of any and all notices of a material default or breach which is reasonably expected to result in a termination received with respect to any Material Agreement.

(F) Events of Default, etc. Promptly upon any of the Borrowers obtaining Knowledge of any of the following events or conditions, such Borrower shall deliver to Lender and the Trustee a certificate executed on its behalf by its chief financial officer or similar officer specifying the nature and period of existence of such condition or event and what action such Borrower or any Affiliate thereof has taken, is taking and proposes to take with respect thereto: (i) any condition or event that constitutes an Event of Default; or (ii) any actual or alleged breach or default or assertion of (or written threat to assert) remedies under the Management Agreement or any Ground Lease which is reasonably likely to have a Material Adverse Effect.

(G) Litigation. Promptly upon any of the Borrowers obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against the Borrowers or any of the Sites not previously disclosed in writing by the Borrowers to Lender which would be reasonably likely to have a Material Adverse Effect and is not covered by insurance or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting the Borrowers or the Sites which, in each case, if adversely determined and not covered by insurance could reasonably be expected to have a Material Adverse Effect, the Borrowers will give notice thereof to Lender and, upon request from Lender, provide such other information as may be reasonably available to them to enable Lender and its counsel to evaluate such matter.

(H) Insurance. On or before the last day of each insurance policy period of the Borrowers, the Borrowers will deliver certificates, reports, and/or other information (all in form and substance reasonably satisfactory to Lender), (i) outlining all material insurance coverage maintained as of the date thereof by the Borrowers and all material insurance coverage planned to be maintained by the Borrowers in the subsequent insurance policy period and (ii) to the extent not paid directly by Servicer, evidencing payment in full of the premiums for such insurance policies.

(I) Other Information. With reasonable promptness, Borrowers will deliver such other information and data with respect to such Person and its Affiliates or the Sites as from time to time may be reasonably requested by Lender upon prior written notice.

Section 5.2 Existence; Qualification. The Borrowers will, and will cause Guarantor and Parent Guarantor to, at all times preserve and keep in full force and effect their existence as a limited partnership, limited liability company, or corporation, as the case may be, and all rights and franchises material to its business, including their qualification to do business in each state where it is required by law to so qualify.

Section 5.3 Payment of Impositions and Claims. (A) Except for those matters being contested pursuant to clause (B) below, the Borrowers will pay (i) all Impositions; (ii) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets (hereinafter referred to as the “Claims”); and (iii) all federal, state and local income taxes, sales taxes, excise taxes and all other taxes and assessments of the Borrowers on their business, income or assets; in each instance before any material penalty or fine is incurred with respect thereto and before any other material adverse consequence of such nonpayment.

(B) The Borrowers shall not be required to pay, discharge or remove any Imposition or Claim relating to a Site so long as the Borrowers contest in good faith such Imposition, Claim or the validity, applicability or amount thereof by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the applicable Site or any portion thereof, so long as: (i) no Event of Default shall have occurred and be continuing, (ii) prior to the date on which such Imposition or Claim would otherwise have become delinquent, the Borrowers shall have given Lender prior written notice of their intent to contest said Imposition or Claim and shall have deposited with Lender (or with a court of competent jurisdiction or other appropriate body reasonably approved by Lender) such additional amounts as are necessary to keep on deposit at all times, an amount by way of cash (or other form reasonably satisfactory to Lender), equal to (after giving effect to any Reserves then held by Lender for the item then subject to contest) at least one hundred twenty-five percent (125%) of the total of (x) the balance of such Imposition or Claim then remaining unpaid, and (y) all interest, penalties, costs and charges accrued or accumulated thereon; (iii) no risk of sale, forfeiture or loss of any interest in the applicable Site or any part thereof arises, in Lender’s reasonable judgment, during the pendency of such contest; (iv) such contest does not, in Lender’s reasonable determination, have a Material Adverse Effect; and (v) such contest is based on bona fide, material, and reasonable claims or defenses. Any such contest shall be prosecuted with due diligence, and the Borrowers shall promptly pay the amount of such Imposition or Claim as finally determined, together with all interest and penalties payable in connection therewith. Lender shall have full power and authority, but no obligation, to apply any amount deposited with Lender to the payment of any unpaid Imposition or Claim to prevent the sale or forfeiture of the applicable Site for non-payment thereof, if Lender reasonably believes that such sale or forfeiture is threatened.

Section 5.4 Maintenance of Insurance. The Borrowers will continuously maintain the following described policies of insurance without cost to Lender (the “Insurance Policies”):

(i) Commercial general liability insurance, including death, bodily injury and broad form property damage coverage with a combined single limit in an amount not less than one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate for any policy year;

(ii) For each Site (other than the Managed Sites) located in whole or in part in a federally designated “special flood hazard area”, flood insurance to the extent required by law and available at federally subsidized rates;

(iii) An umbrella excess liability policy with a limit of not less than one hundred million dollars ($100,000,000) over primary insurance, which policy shall include coverage for water damage, so-called assumed and contractual liability coverage, premises medical payment and automobile liability coverage, and coverage for safeguarding of personalty and shall also include such additional coverages and insured risks which are acceptable to Lender;

(iv) Business interruption and/or rent loss insurance with an aggregate limit equal to $5,000,000;

(v) Property insurance in an amount equal to $5,000,000;

(vi) Directors and Officers Insurance in the amount of $1,000,000; and

(vii) During any period of construction, repair or restoration, builders “all risk” insurance in an amount equal to not less than the full insurable value of the applicable Sites.

All Insurance Policies shall be in content (including, without limitation, endorsements or exclusions, if any), form, and amounts, and issued by companies, satisfactory to

Lender from time to time and shall name Lender and its successors and assignees as their interests may appear as an “additional insured” or “loss payee” (with respect to property policies) for each of the policies under this Section 5.4 for which such designation is applicable and shall (except for Worker’s Compensation Insurance) contain a waiver of subrogation clause reasonably acceptable to Lender. All Insurance Policies under Sections 5.4(ii), (iv), and (v), hereof with respect to the Mortgaged Sites shall contain a Non-Contributory Standard mortgagee clause and a mortgagee’s Loss Payable Endorsement (Form 438 BFU NS), or their equivalents (such endorsements shall entitle Lender to collect any and all proceeds payable under all such insurance, with the insurance company waiving any claim or defense against Lender for premium payment, deductible, self-insured retention or claims reporting provisions). All Insurance Policies shall provide that the coverage shall not be modified without thirty (30) days’ advance written notice to Lender and shall provide that no claims (other than claims under liability policies) shall be paid thereunder to a Person other than Lender without ten (10) days’ advance written notice to Lender. The Borrowers may obtain any insurance required by this Section through blanket policies; provided, however, that such blanket policies shall separately set forth the amount of insurance in force (together with applicable deductibles, and per occurrence limits) with respect to the Sites and shall afford all the protections to Lender as are required under this Section. Except as may be expressly provided above, all policies of insurance required hereunder shall contain no annual aggregate limit of liability, other than with respect to liability, flood and earthquake insurance. If a blanket policy is issued, a certified copy of said policy shall be furnished, together with a certificate indicating that Lender is an additional insured (and, if applicable, loss payee) under such policy in the designated amount. The Borrowers will deliver duplicate originals of all Insurance Policies, premium prepaid for a period of one (1) year (or quarterly in the case of casualty insurance), to Lender and, in case of Insurance Policies about to expire, the Borrowers will deliver duplicate originals of replacement policies or certificates thereof satisfying the requirements hereof to Lender prior to the date of expiration; provided, however, if such replacement policy is not yet available, the Borrowers shall provide Lender with an insurance certificate executed by the insurer or its authorized agent evidencing that the insurance required hereunder is being maintained under such policy, which certificate shall be acceptable to Lender on an interim basis until the duplicate original of the policy is available. An insurance company shall not be satisfactory unless such insurance company is licensed or authorized to issue insurance in the State where the applicable Site is located and has a claims paying ability rating by S&P of “AA” (or its equivalent) and, if rated by Moody’s, “Baa2”. With Rating Agency Confirmation, the Borrowers may satisfy any of the obligations under this Section 5.4 through self-insurance. Notwithstanding the foregoing, a carrier which does not meet the foregoing ratings requirement shall nevertheless be deemed acceptable hereunder, provided that such carrier is reasonably acceptable to Lender and the Borrowers shall obtain and deliver to Lender a Rating Agency Confirmation with respect to such carrier from each of the Rating Agencies. If any insurance coverage required under this Section 5.4 is maintained by a syndicate of insurers, the preceding ratings requirements shall be deemed satisfied (without any required Rating Agency Confirmation) as long as at least seventy-five percent (75%) of the coverage (if there are four or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five or more members of the syndicate) is maintained with carriers meeting the claims-paying ability ratings requirements by S&P, Fitch (if applicable) or Moody’s (if applicable) set forth above and all carriers in such syndicate have a claims-paying ability rating by Fitch of not less than “BBB” (to the extent rated by Fitch), by

Moody’s of not less than “Baa2” (to the extent rated by Moody’s) or by S&P of not less than “BBB”. The Borrowers shall furnish Lender receipts for the payment of premiums on such insurance policies or other evidence of such payment reasonably satisfactory to Lender in the event that such premiums have not been paid by Lender pursuant to the Loan Agreement. The requirements of this Section 5.4 shall apply to any separate policies of insurance taken out by the Borrowers concurrent in form or contributing in the event of loss with the Insurance Policies. Property losses shall be payable to Lender notwithstanding (1) any act, failure to act or negligence of the Borrowers or their agents or employees, Lender or any other insured party which might, absent such agreement, result in a forfeiture or all or part of such insurance payment, other than the willful misconduct of Lender knowingly in violation of the conditions of such policy, (2) the occupation or use of the Sites or any part thereof for purposes more hazardous than permitted by the terms of such policy, (3) any foreclosure or other action or proceeding taken pursuant to this Loan Agreement or (4) any change in title to or ownership of the Sites or any part thereof. The property insurance described in this Section 5.4 hereof shall include “time element” coverage by which Lender shall be assured payment of all amounts due under the Notes, this Loan Agreement and the other Loan Documents; “extra expense” (i.e., soft costs), clean-up, transit and ordinary payroll coverage; and “expediting expense” coverage to facilitate rapid repair or restoration of the Sites. The Insurance Policies shall not contain any deductible in excess of $300,000, with the exception for Hurricane coverage with a $750,000 per occurrence deductible for each “Named Wind” storm and $1,000,000 for flood coverage within the 100 year flood plain.

Section 5.5 Operation and Maintenance of the Sites; Casualty; Condemnation. (A) The Borrowers shall maintain or cause to be maintained in good repair, working order and condition all material property necessary for use in the business of each Borrower, including the applicable Site, and will make or cause to be made all appropriate repairs and improvements, renewals and replacements thereof, all in accordance with the then applicable customs and practices of the Borrower’s industry in all material respects. All work required or permitted under this Loan Agreement shall be performed in a workmanlike manner and in compliance with all applicable laws in all material respects.

(B) (i) In the event of casualty or loss at any of the Sites, the Borrowers shall give immediate written notice of any such casualty or loss exceeding $250,000, or which is not covered by insurance, to the insurance carrier and to Lender and shall, to the extent permitted by law and consistent with prudent business practices, promptly commence and diligently prosecute to completion, in accordance with the terms hereof, the repair and restoration of the Site as nearly as possible to the Pre-Existing Condition, excluding replacement of obsolete Other Company Collateral which is not required in connection with operating the applicable Site (a “Restoration”). The Borrowers hereby authorize and empower Lender as attorney-in-fact for the Borrowers (jointly with the Borrowers unless an Event of Default has occurred and is continuing), or any of them and upon not less than 10 business days prior written notice, with respect to Insurance Proceeds related to a casualty in excess of $1,000,000 to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive Insurance Proceeds (and regardless of the amount of such Insurance Proceeds if an Event of Default exists), to deposit such Insurance Proceeds directly into and be held in the Loss Proceeds Reserve Sub-Account pending Lender’s determination with respect to Restoration of the affected Site as set forth in

Subsection 5.5(C)), and to deduct therefrom Lender’s expenses incurred in the collection of such proceeds; provided, however, that nothing contained in this Section shall require Lender to incur any expense or take any action hereunder. The Borrowers further authorize Lender, at Lender’s option, with respect to Insurance Proceeds in excess of $1,000,000 (and regardless of the amount of such Insurance Proceeds if an Event of Default exists) (a) to hold the balance of such proceeds to be used to reimburse the Borrowers for the cost of Restoration of any of the Sites or (b) subject to Subsection 5.5(C), to apply such Insurance Proceeds to payment of the Obligations whether or not then due, in any order.

(ii) The Borrowers shall promptly give Lender written notice of the commencement of any condemnation or eminent domain proceeding affecting the Sites or any portion thereof that could reasonably be expected to adversely impact the ability of the Borrowers to fulfill their respective obligations under the Leases relating to such Sites. Lender is hereby irrevocably appointed as the attorney-in-fact for the Borrowers (jointly with the Borrowers unless a Event of Default has occurred and is continuing), or any of them, only with respect to condemnation proceedings likely to result in Condemnation Proceeds in excess of $1,000,000 to collect, receive and retain any Condemnation Proceeds (and regardless of the amount of such Condemnation Proceeds if an Event of Default exists, to be deposited directly into and held in the Loss Proceeds Reserve Sub-Account pending the Borrowers’ determination with respect to Restoration of the affected Site as set forth in Subsection 5.5(C)) and to make any compromise or settlement in connection with such proceeding. In accordance with the terms hereof, the Borrowers shall cause the Condemnation Proceeds in excess of $1,000,000 (and regardless of the amount of such Condemnation Proceeds if an Event of Default exists) which are payable to the Borrowers, to be paid directly to Lender for deposit into the Loss Proceeds Reserve Sub-Account. If the applicable Site is sold following an Event of Default, through foreclosure or otherwise, prior to the receipt by Lender of Condemnation Proceeds, Lender shall have the right, whether or not a deficiency judgment on the Notes shall have been sought, recovered or denied, to receive said Condemnation Proceeds, or a portion thereof sufficient to pay the Obligations. Notwithstanding the foregoing, the Borrowers may prosecute any condemnation proceeding and settle or compromise and collect Condemnation Proceeds of not more than $1,000,000 provided that: (a) no Event of Default shall have occurred and be continuing, (b) in the Borrowers’ reasonable good faith judgment, such condemnation or taking does not and will not materially restrict access to the Sites or otherwise have a Material Adverse Effect and the Site remaining after such condemnation or taking is capable of being restored to an economically viable whole of substantially the same type which existed prior to the condemnation or taking or in substantial compliance with all applicable laws, (c) the Borrowers apply the Condemnation Proceeds to any reconstruction or repair of the Site necessary as a result of such condemnation or taking, and (d) the Borrowers promptly commence and diligently prosecute such reconstruction or repair to completion in accordance with all applicable laws. Subject to the terms hereof, the Borrowers authorize Lender to apply such Condemnation Proceeds, after the deduction of Lender’s reasonable expenses incurred in the collection of such Condemnation Proceeds (provided, however, that nothing contained in this Section shall require Lender to incur any expenses or take any action hereunder), at Lender’s option, to restoration or repair of the Sites or to payment of the Obligations, whether or not then due, in the order determined by Lender, with the balance, if any, to the Borrowers. Lender shall not exercise Lender’s option to apply such

Condemnation Proceeds to payment of the Obligations, provided that each of the conditions (as applicable) to the release of Loss Proceeds for restoration or repair of the Sites under Section 5.5(C) below have been satisfied with respect to such Condemnation Proceeds in all material respects.

(iii) Notwithstanding anything to the contrary herein, Borrower shall have the right to apply Condemnation Proceeds toward repayment of the Obligations (without any Yield Maintenance) in lieu of applying same toward restoration.

(C) Lender shall not exercise Lender’s option to apply Loss Proceeds to payment of the Obligations if all of the following conditions are met: (i) no Event of Default then exists; (ii) Lender reasonably determines that there will be sufficient funds to complete the Restoration of the Site to at least substantially to the condition it was in immediately prior to such casualty or condemnation (excluding replacement of obsolete Other Company Collateral which is not required in connection with operating the applicable Site) and in compliance with applicable laws (the “Pre-Existing Condition”) and to timely make all payments due under the Loan Documents (including but not limited to Administrative Fees) during the Restoration of the affected Site; (iii) Lender reasonably determines that the Net Operating Income of the Sites (including rental income or business interruption insurance) will be sufficient to pay principal and interest on the Loan (and any outstanding Administrative Fees); and Operating Revenues of the Sites, after the Restoration thereof to the Pre-Existing Condition, will be sufficient to meet all Operating Expenses, and payments for Reserves; and (iv) Lender determines that the Restoration of the affected Site to the Pre-Existing Condition will be completed not later than six (6) months prior to the next succeeding Anticipated Repayment Date for any Component of the Loan. If Lender elects to apply Loss Proceeds to payment of the Obligations, such application shall be made on the Due Date immediately following such election in accordance with the terms of the Cash Management Agreement. Notwithstanding the foregoing to the contrary, in the event the Borrowers, in their reasonable discretion, and within one hundred eighty (180) days of receipt of such Loss Proceeds, elect not to restore or replace a Site or are not able to restore or replace a Site after the use of commercially reasonable efforts, any Loss Proceeds relating to such Site (less any Loss Proceeds expended to restore or replace such Site) held in the Loss Proceeds Reserve Sub-Account shall be applied to payment of the Obligations on the Due Date immediately following such election.

(D) Lender shall not be obligated to disburse Loss Proceeds more frequently than once every calendar month. If Loss Proceeds are applied to the payment of the Obligations, any such application of Loss Proceeds to principal shall not extend or postpone the due dates of the monthly payments due under the Notes or otherwise under the Loan Documents, or change the amounts of such payments. If Lender elects to apply all of such insurance or condemnation proceeds toward the repayment of the Obligations, the Borrowers shall (subject to compliance with Section 11.4) be entitled to obtain from Lender a Site Release (without representation or warranty) of the applicable Site from the Lien of the Deed of Trust relating to such Site (in which event the Borrowers shall not be obligated to restore the applicable Site pursuant to Section 5.5(B), above) provided that the Borrowers pay to Lender the amount, if any, by which the Release Price for such Site exceeds the Loss Proceeds received by Lender and applied to repayment of the Obligations. Any amount of Loss Proceeds remaining in Lender’s possession after full and final payment and discharge of all Obligations shall be refunded to, or as directed by, the Borrowers or otherwise paid in accordance with applicable law. If the Site is sold at foreclosure or if Lender acquires title to the Site, Lender shall have all of the right, title and interest of the applicable Borrower in and to any Loss Proceeds and unearned premiums on Insurance Policies.

(E) In no event shall Lender be obligated to make disbursements of Loss Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Borrowers, less a retainage equal to the greater of (x) the actual retainage required pursuant to the permitted contract, or (y) ten percent (10%) of such costs incurred until the Restoration has been completed. The retainage shall in no event be less than the amount actually held back by the Borrowers from contractors, subcontractors and materialmen engaged in the Restoration. The retainage shall not be released until Lender is reasonably satisfied that the Restoration has been completed in accordance with the provisions of this Section 5.5 and that all approvals necessary for the re-occupancy and use of the Site have been obtained from all appropriate governmental authorities, and Lender receives final lien waivers and such other evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the retainage.

Section 5.6 Inspection. Each Borrower shall permit any authorized representatives designated by Lender to visit and inspect during normal business hours its Sites and its business, including its financial and accounting records, and to make copies and take extracts therefrom and to discuss its affairs, finances and business with its officers and independent public accountants (with such Borrower’s representative(s) present), at such reasonable times during normal business hours and as often as may be reasonably requested, provided that same is conducted in such a manner as to not unreasonably interfere with the Borrowers’ business, and in accordance with the applicable Ground Lease, if any. Unless an Event of Default has occurred and is continuing, Lender shall provide advance written notice of at least three (3) Business Days prior to visiting or inspecting any Site or such Borrower’s offices.

Section 5.7 Compliance with Laws and Contractual Obligations. The Borrowers will (A) comply with the requirements of all present and future applicable laws, rules, regulations and orders of any governmental authority in all jurisdictions in which it is now doing business or may hereafter be doing business, other than those laws, rules, regulations and orders the noncompliance with which collectively could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (B) maintain all licenses, approvals and permits now held or hereafter acquired by any Borrower, the loss, suspension, or revocation of which, or failure to renew, in the aggregate could have a Material Adverse Effect and (C) perform, observe, comply and fulfill all of its material obligations, covenants and conditions contained in any Contractual Obligation.

Section 5.8 Further Assurances. The Borrowers shall, from time to time, execute and/or deliver such documents, instruments, agreements, financing statements, and perform such acts as Lender at any time may reasonably request to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Obligations and/or to better and more effectively carry out the purposes of this Loan Agreement and the other Loan Documents.

Section 5.9 Performance of Agreements and Leases. Each Borrower Party shall duly and punctually perform, observe and comply in all material respects with all of the terms, provisions, conditions, covenants and agreements on its part to be performed, observed and complied with (i) hereunder and under the other Loan Documents to which it is a party, (ii) under all Material Agreements and Leases and (iii) all other agreements entered into or assumed by such Person in connection with the Sites, and will not suffer or permit any material default (giving effect to any applicable notice requirements and cure periods) to exist under any of the foregoing except where the failure to perform, observe or comply with any agreement referred to in this clause (iii) would not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing to the contrary, the Borrowers shall be permitted to terminate or assign any Site Management Agreement which the Borrowers reasonably deem to be in accordance with prudent business practices, provided that (i) the Borrowers provide written notice to Lender of such determination not later than thirty (30) days prior to such termination or assignment, (ii) together with such notice the Borrowers provide supporting information reasonably acceptable to Lender that immediately following such termination or assignment the DSCR will be equal to or greater than the DSCR immediately prior to such termination or assignment, (iii) if (a) the aggregate Allocated Loan Amount with respect to all Sites affected by the proposed termination or assignment and each such Site for which termination has occurred under this Section 5.9 and Section 5.21(A), would exceed five percent (5%) of the aggregate original Component Principal Balances of all Components of the Loan then outstanding, or (b) following such termination or assignment the following criteria are not met: (I) the percentage of the Operating Revenues from the remaining Sites represented by (A) telephony tenants is 85% or greater, (B) investment grade tenants is 80% or greater, (II) the dollar amount of Operating Revenues attributable to the investment grade tenants (in the aggregate) and telephony tenants (in the aggregate) will not, in each case, be less than the dollar amount for such tenants than as of December 31, 2006, (III) at least 80% of the Allocated Loan Amount of all the Sites is attributable to a combination of Owned Land Sites and Ground Lease Sites where the ground lessor (and AT&T with respect to the AT&T Sites) has agreed to provide the leasehold mortgagee with notice of the occurrence of a default under the Ground Lease and an opportunity to cure the applicable Borrower’s default, and (IV) Mortgaged Sites will represent not less than 90% of the Allocated Loan Amount for all of the Sites, a Rating Agency Confirmation is obtained, and (iv) if during a Special Servicing Period, Servicer approval is obtained (unless such termination or assignment would cure such Special Servicing Period). In connection with any sale permitted pursuant to the terms of this Section 5.9, the Borrowers may sell any Other Company Collateral associated with the applicable Site and no longer required in connection with the operation of the Borrowers’ business.

Section 5.10 Leases. Any Rents which constitute Advance Rents Reserve Deposits shall be deposited into the Advance Rents Reserve Sub-Account to be applied in accordance with the Cash Management Agreement. The Borrowers, at Lender’s request, shall make available to Lender executed copies of all Leases hereafter made.

Section 5.11 Management Agreement. (A) The Borrowers shall cause Manager to manage the Sites in accordance with the Management Agreement. The Borrowers shall (i) perform and observe all of the material terms, covenants and conditions of the Management Agreement on the part of each Borrower to be performed and observed, (ii) promptly notify Lender of any notice to any of the Borrowers of any material default under the Management Agreement of which they are aware, and (iii) prior to termination of Manager in accordance with Section 5.11(C), the Borrowers shall renew the Management Agreement prior to each expiration date thereunder in accordance with its terms. If the Borrowers shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of the Borrowers to be performed or observed, then, without limiting Lender’s other rights or remedies under Loan Agreement or the other Loan Documents, and without waiving or releasing the Borrowers from any of their obligations hereunder or under the Management Agreement, Lender shall have the right, upon prior written notice to the Borrowers, but shall be under no obligation, to pay any sums and to perform any act as may be reasonably appropriate to cause such material conditions of the Management Agreement on the part of the Borrowers to be performed or observed. If the Borrowers fail to renew the Management Agreement, Lender has the right, but not the obligation, to renew the Management Agreement within ten (10) Business Days’ of receipt of notice from Manager that the Management Agreement will terminate unless otherwise renewed.

(B) The Borrowers shall not surrender, terminate, cancel, or modify other than non-material changes, the Management Agreement, or enter into any other Management Agreement with any new Manager, other than an Acceptable Manager (under a management agreement substantially similar in all material respects to the initial Management Agreement), or consent to the assignment by Manager of its interest under the Management Agreement, other than to an Acceptable Manager, in each case without delivery of Rating Agency Confirmations from each of the Rating Agencies and written consent of Lender. In any case, the Borrowers shall deliver to Lender copies of all modifications, amendments and supplements to the Management Agreement promptly upon execution thereof. If at any time Lender consents to the appointment of a new Manager, or if an Acceptable Manager shall become Manager, such new Manager, or the Acceptable Manager, as the case may be, and the Borrowers shall, as a condition of Lender’s consent, or with respect to an Acceptable Manager, prior to commencement of its duties as Manager, execute a subordination of management agreement in substantially the form delivered in connection with the closing of the Loan.

(C) Lender shall have the right to terminate the Management Agreement and require that Manager be replaced with a Person chosen by the Borrowers (or, if an Event of Default has occurred and is then continuing, Lender) and reasonably acceptable to Lender, upon the earliest to occur of any one or more of the following events: (i) an Event of Default has occurred and is then continuing, (ii) thirty (30) days after notice from Lender to the Borrowers if Manager has engaged in fraud, gross negligence or willful misconduct arising from or in connection with its performance under the Management Agreement, (iii) thirty (30) days after notice from Lender to the Borrowers following the latest Maturity Date of any Component then outstanding, (iv) if the DSCR is less than 1.1:1 as of the end of any calendar quarter and Lender reasonably determines that such decline in the DSCR is primarily attributable to acts or omissions of Manager rather than factors affecting the Borrowers’ industry generally or (v) a default by Manager in the performance of its obligations under the Management Agreement, which default could reasonably be expected to have a Material Adverse Effect, and such default remains unremedied for thirty (30) days following written notice to Manager. The appointment of any Person chosen by the Borrowers (or Lender) to be successor Manager will require Rating Agency Confirmation. A replacement Manager who satisfies the foregoing shall be an “Acceptable Manager”.

Section 5.12 Deposits; Application of Receipts. The Borrowers will deposit all Receipts into, and otherwise comply with, the Accounts established from time to time hereunder. Subject to Article VII hereof and the Cash Management Agreement, each Borrower shall promptly apply all Receipts to the payment of all current and past due Operating Expenses, and to the repayment of all sums currently due or past due under the Loan Documents, including all payments into the Reserves.

Section 5.13 Estoppel Certificates. (A) Within ten (10) Business Days following a written request by Lender, the Borrowers shall provide to Lender a duly acknowledged written statement confirming (i) the amount of the outstanding principal balance of the Loan, (ii) the terms of payment and Maturity Dates of the Notes, (iii) the date to which interest has been paid, (iv) whether any offsets or defenses exist against the Obligations, and if any such offsets or defenses are alleged to exist, the nature thereof shall be set forth in detail and (v) that this Loan Agreement, the Notes, the Deeds of Trust and the other Loan Documents are legal, valid and binding obligations of the Borrower Parties and have not been modified or amended, or if modified or amended, describing such modification or amendments.

(B) Within ten (10) Business Days following a written request by the Borrowers, Lender shall provide to the Borrowers a duly acknowledged written statement setting forth the amount of the outstanding principal balance of the Loan, the date to which interest has been paid, and whether Lender has provided the Borrowers with written notice of any Event of Default. Compliance by Lender with the requirements of this Section shall be for informational purposes only and shall not be deemed to be a waiver of any rights or remedies of Lender hereunder or under any other Loan Document.

Section 5.14 Indebtedness. The Borrowers will not directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following (collectively, “Permitted Indebtedness”):

(A) The Obligations;

(B) (i) Unsecured trade payables (other than for expenses reimbursable to the Manager) not evidenced by a note and arising out of purchases of goods or services in the ordinary course of business, (ii) Indebtedness incurred in the financing of equipment or other personal property used at any Site in the ordinary course of business, and (iii) contingent earn-out obligations and (iv) reimbursement obligations to the Manager; provided that (a) each such trade payable is paid not later than sixty (60) days after the original invoice date, and (b) the aggregate amount of such trade payables and Indebtedness relating to financing of equipment and personal property, contingent earn out obligations, and reimbursement obligations to the Manager referred to in clauses (i), (ii), (iii) and (iv) above outstanding does not, at any time, exceed 3% of the initial Principal Balance of the Loan on the Closing Date.

In no event shall any Indebtedness other than the Loan be secured, in whole or in part, by the Sites or any portion thereof or interest therein or any proceeds of the foregoing.

Section 5.15 No Liens. The obligations of each Borrower under this Section are in addition to and not in limitation of its obligations under Article XI herein. The Borrowers shall not create, incur, assume or permit to exist any Lien on or with respect to the Sites, any other Collateral or any such direct or indirect ownership interest in the Borrowers, except as otherwise permitted hereunder (e.g., pledges of minority equity interests) and the Permitted Encumbrances.

Section 5.16 Contingent Obligations. Other than Permitted Indebtedness, no Borrower Party shall directly or indirectly create or become or be liable with respect to any material Contingent Obligation.

Section 5.17 Restriction on Fundamental Changes. Except as otherwise expressly permitted in this Loan Agreement, no Borrower Party shall, or shall permit any other Person to, (i) amend, modify or waive any term or provision of such Borrower Party’s partnership agreement, certificate of limited partnership, articles of incorporation, by-laws, articles of organization, operating agreement or other organizational documents so as to violate or permit the violation of the limited-purpose entity provisions set forth in Article IX, unless required by law; or (ii) liquidate, wind-up or dissolve such Borrower Party.

Section 5.18 Transactions with Related Persons. The Borrowers shall not directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Related Person or with any director, officer or employee of any Borrower Party, except transactions in the ordinary course of business and pursuant to the reasonable requirements of the business of the Borrowers and upon fair and reasonable terms and are no less favorable to any of the Borrowers than would be obtained in a comparable arm’s length transaction with a Person that is not a Related Person. The Borrowers shall not make any payment or permit any payment to be made on behalf of the Borrowers to any Related Person when or as to any time when any Event of Default shall exist except for payments under the Management Agreement and as may be permitted by Lender pursuant to the terms of the Cash Management Agreement.

Section 5.19 Bankruptcy, Receivers, Similar Matters.

(A) Voluntary Cases. The Borrower Parties shall not commence any voluntary case under the Bankruptcy Code or under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect.

(B) Involuntary Cases, Receivers, etc. The Borrower Parties shall not apply for, consent to, or aid, solicit, support, or otherwise act, cooperate or collude to cause the appointment of or taking possession by, a receiver, trustee or other custodian for all or a substantial part of the assets of any Borrower. As used in this Loan Agreement, an “Involuntary Borrower Bankruptcy” shall mean any involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, in which any Borrower is a debtor or any portion of the Sites is property of the estate therein. The Borrowers shall not file a petition for, consent to the filing of a petition for, or aid, solicit, support, or otherwise act, cooperate or collude to cause the filing of a petition for an Involuntary Borrower Bankruptcy. In any Involuntary Borrower Bankruptcy, no Borrower Party shall, without the prior written consent of Lender, consent to the entry of any order, file any motion, or support any motion (irrespective of the subject of the motion), and the Borrowers shall not file or support any plan of reorganization. The Borrowers having any interest in any Involuntary Borrower Bankruptcy shall do all things reasonably requested by Lender to assist Lender in obtaining such relief as Lender shall seek, and shall in all events vote as directed by Lender. Without limitation of the foregoing, each such Borrower shall do all things reasonably requested by Lender to support any motion for relief from stay or plan of reorganization proposed or supported by Lender.

Section 5.20 ERISA.

(A) No ERISA Plans. None of the Borrower Parties will establish any Employee Benefit Plan or Multiemployer Plan, will commence making contributions to (or become obligated to make contributions to) or become liable with respect to any Employee Benefit Plan or Multiemployer Plan.

(B) Compliance with ERISA. No Borrower Party shall engage in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC.

(C) No Plan Assets. The Borrower Parties shall not at any time during the term of this Loan Agreement become (1) an employee benefit plan defined in Section 3(3) of ERISA whether or not subject to ERISA, (2) a plan as defined in Section 4975(e)(1) of the IRC which is subject to Section 4975 of the IRC, (3) a “governmental plan” within the meaning of Section 3(32) of ERISA or (4) an entity any of whose underlying assets constitute “plan assets” of any such employee benefit plan, plan or governmental plan for purposes of Title I of ERISA, Section 4975 of the IRC or any other statutes applicable to the Borrower Party regulating investments of plans.

Section 5.21 Ground Leases.

(A) Modification. Except as provided in this Section 5.21, the Borrowers shall not modify or amend any material substantive or economic term of, or, subject to the terms of Section 11.5, terminate, assign or surrender any Ground Lease, in each case without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. Any such attempted or purported material modification, amendment, or any surrender or termination of any Ground Lease without Lender’s prior written consent shall be null and void and of no force or effect. Notwithstanding the foregoing to the contrary, the Borrowers shall be permitted, without Lender’s consent, to:

(i) (a) extend the terms of the Ground Leases, add renewal terms or option periods, relocate or correct related easements, in each case on terms and conditions in accordance with prudent business practices or (b) convert any Ground Lease Site to an Owned Land Site, in each case, during a Special Servicing Period, with Servicer consent;

(ii) terminate or assign any Ground Lease in accordance with prudent business practices, provided that except for assignments to another Borrower, unless the release of such Ground Lease is permitted under Article XI, (a) the Borrowers provide written notice to Lender of such determination not later than thirty (30) days prior to such termination or assignment, (b) the Borrowers provide supporting information reasonably acceptable to Lender that immediately following such termination or assignment the DSCR will be equal to or greater than the DSCR immediately prior to such termination or assignment, (c) if (x) the aggregate Allocated Loan Amount of all Sites affected by the proposed termination or assignment and each such Site for which a termination has occurred under this Section 5.21(A) and Section 5.9 would exceed 5% of the aggregate original Component Principal Balances of all Components then outstanding, or (y) following such termination or assignment the following criteria are not met (I) the percentage of the Operating Revenues from the remaining Sites represented by (A) telephony tenants is 85% or greater, (B) investment grade tenants is 80% or greater, (II) the dollar amount of Operating Revenues attributable to the investment grade tenants (in the aggregate) and telephony tenants (in the aggregate) will not, in each case, be less than the dollar amount for such tenants than as of December 31, 2006, (III) at least 80% of the Allocated Loan Amount of all the Sites is attributable to a combination of Owned Land Sites and Ground Lease Sites where the ground lessor (and AT&T with respect to the AT&T Sites) has agreed to provide the leasehold mortgagee with notice of the occurrence of a default under the Ground Lease and an opportunity to cure the applicable Borrower’s default, and (IV) Mortgaged Sites will represent not less than 90% of the Allocated Loan Amount for all of the Sites, a Rating Agency Confirmation is obtained, and (d) if during a Special Servicing Period, Servicer approval is obtained (unless such termination or assignment would cure such Special Servicing Period). In connection with any termination or assignment permitted pursuant to the terms of this Section 5.21(A), the Borrowers may sell any Other Company Collateral associated with the applicable Site and no longer required in connection with the operation of the Borrowers’ business; and

(iii) provided no Event of Default shall have occurred and is then continuing, increase, decrease or reconfigure the area of real property covered by a Ground Lease, and in connection therewith amend and restate the existing Ground Lease or replace the existing Ground Lease (either, an “Amended Ground Lease”), to include such additional real property or reflect such decrease or reconfiguration, provided that such Ground Lease is on commercially reasonable substantive (including, by way of either an estoppel or as provided by the terms of the Amended Ground Lease, such lender protections as were available to Lender in the Ground Lease (or Estoppel delivered in connection therewith, if applicable) being replaced with the Amended Ground Lease) and economic terms (taking into consideration the additional, reduced or reconfigured real property covered by the Amended Ground Lease), with no reduction in the economic value of the applicable Site, and subject to the following conditions:

(a) [Intentionally Omitted].

(b) if additional property is being added to the Ground Lease, on or prior to execution and delivery of the Amended Ground Lease, Lender shall have received a new or refreshed ASTM compliant Phase I environmental report prepared by a consultant reasonably acceptable to Lender on subject property, together with a Phase II environment assessment report (if any database search Phase I environmental report reveals any condition that in Lender’s reasonable judgment warrants such a report) which concludes that the subject property does not contain any Hazardous Materials (except for cleaning and other products used in connection with the routine maintenance, operation or repair of the subject property or the operation thereof as a tower property in material compliance with Environmental Laws) in material violation of any Environmental Laws;

(c) if the Ground Lease being replaced is with respect to a Mortgaged Site, within 120 days of the execution and delivery of the Amended Ground Lease, Lender shall have received an Amended Deed of Trust executed and delivered by a duly authorized officer of the applicable Borrower encumbering the property included under the Amended Ground Lease, together with an endorsement to the existing Title Policy in substantially the form delivered at Closing insuring the lien of the Amended Deed of Trust, or a replacement policy in an amount equal to 125% of the Allocated Loan Amount with respect to such Site, in either case issued by the Title Company and dated as of the date of the Amended Ground Lease;

(d) the applicable Borrower shall pay or reimburse Lender for all reasonable costs and expenses incurred by Lender (including, without limitation, reasonable attorneys fees and disbursements) in connection with such Amended Ground Lease, and all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection therewith; and

(B) Performance of Ground Leases. The Borrowers shall fully perform as and when due each and all of their obligations under each Ground Lease in accordance with the terms of such Ground Lease, and shall not cause or suffer to occur any material breach or default in any of such obligations. The Borrowers shall exercise any option to renew or extend any Ground Lease and if the Borrowers elect not to exercise any option to renew a Ground Lease (which shall only be permitted if the Borrowers would be entitled to terminate such Ground Lease pursuant to clause (A) above) the Borrowers shall give Lender thirty (30) days prior written notice of the Borrowers’ intention not to renew such Ground Lease. If the Borrowers fail to exercise any option to renew a Ground Lease which is required to be renewed pursuant to this Section 5.21(B), Lender shall have the right to renew such Ground Lease on behalf of the Borrowers. Notwithstanding that certain of the obligations of the Borrowers under this Loan Agreement may be similar or identical to certain of the obligations of the Borrowers under the Ground Leases, all of the obligations of the Borrowers under this Loan Agreement are and shall be separate from and in addition to its obligations under the Ground Leases. For the avoidance of doubt, the Borrowers have no obligation to renew a Ground Lease that expires by its terms if the Ground Lease does not provide to the applicable Borrower an extension option.

(C) Notice of Default. If the Borrowers shall have or receive any written notice that any material Ground Lease Default has occurred, then the Borrowers immediately shall notify Lender in writing of the same and immediately deliver to Lender a true and complete copy of each such notice. Further, the Borrowers shall provide such documents and information as Lender shall reasonably request concerning the Ground Lease Default.

(D) Lender’s Right to Cure. If any material Ground Lease Default shall occur and be continuing, and notice has been given pursuant to Section 5.21(C) or if any Ground Lessor asserts in writing to the Borrower or Lender that a material Ground Lease Default has occurred (whether or not the Borrowers question or deny such assertion), then, subject to (i) the terms and conditions of the applicable Ground Lease, and (ii) the Borrowers’ right to terminate Ground Leases in accordance with Section 5.21(A) hereof, Lender, upon five (5) Business Days’ prior written notice to the Borrowers, unless Lender reasonably determines that a shorter period (or no period) of notice is necessary to protect Lender’s interest in the Ground Lease, may (but shall not be obligated to) take any action that Lender deems reasonably necessary, including, without limitation, (i) performance or attempted performance of the applicable Borrower’s obligations under the applicable Ground Lease, (ii) curing or attempting to cure any actual or purported Ground Lease Default, (iii) mitigating or attempting to mitigate any damages or consequences of the same and (iv) entry upon the applicable Ground Lease Site for any or all of such purposes. Upon Lender’s written request, each Borrower shall submit satisfactory evidence of payment or performance of any of its obligations under each Ground Lease. Lender may pay and expend such sums of money as Lender in its sole discretion deems necessary or desirable for any such purpose, and the Borrowers shall pay to Lender within five (5) Business Days of the written demand of Lender all such sums so paid or expended by Lender, together with interest thereon at the Advance Rate.

(E) Legal Action. The Borrowers shall not commence any action or proceeding against any Ground Lessor or affecting or potentially affecting any Ground Lease or the Borrowers’ or Lender’s interest therein, the effect of which could cause an event of default or termination of any such Ground Lease, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. The Borrowers shall notify Lender immediately if any action or proceeding shall be commenced between any Ground Lessor and any Borrower, or affecting or potentially affecting any Ground Lease or any Borrowers’ or Lender’s interest therein (including, without limitation, any case commenced by or against any Ground Lessor under the Bankruptcy Code). Lender shall have the option, exercisable upon notice from Lender to the Borrowers, to participate in any such action or proceeding with counsel of Lender’s choice. The Borrowers shall cooperate with Lender, comply with the reasonable instructions of Lender, execute any and all powers, authorizations, consents or other documents reasonably required by Lender in connection therewith, and shall not settle any such action or proceeding without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

(F) Bankruptcy. (i) If any Ground Lessor shall reject any Ground Lease under or pursuant to Section 365 of the Bankruptcy Code, without Lender’s prior written consent, the Borrowers shall not elect to treat the Ground Lease as terminated but shall elect to remain in possession of the applicable Ground Lease Site and the leasehold estate under such Ground Lease. The lien of the Deed of Trust covering such Site does and shall encumber and attach to all of the Borrowers’ rights and remedies at any time arising under or pursuant to Section 365 of the Bankruptcy Code, including without limitation, all of such Borrowers’ rights to remain in possession of such Site and the leasehold estate.

(ii) The Borrowers acknowledge and agree that in any case commenced by or against the Borrowers under the Bankruptcy Code, Lender by reason of the liens and rights granted under the Deed of Trust covering such Site and the Loan Documents shall have a substantial and material interest in the treatment and preservation of such Borrower’s rights and obligations under such Ground Lease, and that such Borrower shall, in any such bankruptcy case, provide to Lender immediate and continuous reasonably adequate protection of such interests. Each Borrower and Lender agree that such adequate protection shall include but shall not necessarily be limited to the following:

(a) Lender shall be deemed a party to the Ground Lease (but shall not have any obligations thereunder) for purposes of Section 365 of the Bankruptcy Code, and shall, provided that, prior to an Event of Default, no such action by Lender would adversely and materially affect the Borrowers’ ability to prosecute, or defend, any such claims asserted therein, have standing to appear and act as a party in interest in relation to any matter arising out of or related to the Ground Lease or such Site.

(b) The Borrowers shall serve Lender with copies of all notices, pleadings and other documents relating to or affecting the Ground Lease or the applicable Site. Any notice, pleading or document served by the Borrowers on any other party in the bankruptcy case shall be contemporaneously served by such Borrower on Lender, and any notice, pleading or document served upon or received by such Borrower from any other party in the bankruptcy case shall be served by such Borrower on Lender promptly upon receipt by such Borrower.

(c) Upon written request of Lender, the Borrowers shall assume the Ground Lease, and shall take such steps as are necessary to preserve such Borrower’s right to assume the Ground Lease, including without limitation using commercially reasonable efforts to obtain extensions of time to assume or reject the Ground Lease under Subsection 365(d) of the Bankruptcy Code to the extent it is applicable.

(G) If the Borrowers or the applicable Ground Lessor seeks to reject any Ground Lease or have the Ground Lease deemed rejected, then prior to the hearing on such rejection Lender shall, subject to applicable law, be given no less than twenty (20) days’ notice and opportunity to elect in lieu of rejection to have the Ground Lease assumed and assigned to a nominee of Lender. If Lender shall so elect to assume and assign the Ground Lease, then the Borrowers shall, subject to applicable law, continue any request to reject the Ground Lease until after the motion to assume and assign has been heard. If Lender shall not elect to assume and assign the Ground Lease, then Lender may, subject to applicable law, obtain in connection with the rejection of the Ground Lease a determination that the applicable Ground Lessor, at Lender’s option, shall (1) agree to terminate the Ground Lease and enter into a new lease with Lender on the same terms and conditions as the Ground Lease, for the remaining term of the Ground Lease, or (2) treat the Ground Lease as breached and provide Lender with the rights to cure defaults under the Ground Lease and to assume the rights and benefits of the Ground Lease.

Each Borrower shall join with and support any request by Lender to grant and approve the foregoing as necessary for adequate protection of Lender’s interests. Notwithstanding the foregoing, Lender may seek additional terms and conditions, including such economic and monetary protections as it deems reasonably appropriate to adequately protect its interests, and any request for such additional terms or conditions shall not delay or limit Lender’s right to receive the specific elements of adequate protection set forth herein.

Each Borrower hereby appoints Lender as its attorney in fact to act on behalf of Lender in connection with all matters relating to or arising out of the assumption or rejection of any Ground Lease, in which the other party to the lease is a debtor in a case under the Bankruptcy Code. This grant of power of attorney is present, unconditional, irrevocable, durable and coupled with an interest.

Section 5.22 Conversion of an Other Site to a Mortgaged Site. The Borrowers may, without Lender consent, convert any Other Site to a Mortgaged Site, and upon satisfaction of the conditions required in Section 11.5 (A) through (N), other than (I) and (K) the applicable Other Site shall be deemed to be a Mortgaged Site hereunder and all references herein to the Deeds of Trust shall be deemed to include such Other Sites so mortgaged.

Section 5.23 Lender’s Expenses. The Borrowers shall pay, on written demand by Lender, all Administrative Fees and all other reasonable out-of-pocket expenses, charges, costs and fees (including reasonable attorneys’ fees and expenses) in connection with the negotiation, documentation, closing, administration, servicing, enforcement, interpretation, and collection of the Loan and the Loan Documents, and in the preservation and protection of Lender’s rights hereunder and thereunder. Without limitation the Borrowers shall pay all costs and expenses, including reasonable attorneys’ fees, incurred by Lender in any case or proceeding under the Bankruptcy Code (or any law succeeding or replacing any of the same).

Section 5.24 Post-Closing Covenants. Not later than thirty (30) days following the Closing Date, Lender shall have received a copy of the Database.

ARTICLE VI

RESERVES

Section 6.1 Security Interest in Reserves; Other Matters Pertaining to Reserves. (A) The Borrowers hereby pledge, assign and grant to Lender a security interest in and to all of the Borrowers’ right, title and interest in and to the Account Collateral, including the Reserves, as security for payment and performance of all of the Obligations hereunder and under the Notes and the other Loan Documents. The Reserves constitute Account Collateral and are subject to the security interest in favor of Lender created herein and all provisions of this Loan Agreement and the other Loan Documents pertaining to Account Collateral.

(B) In addition to the rights and remedies provided in Article VII and elsewhere herein, upon the occurrence and during the continuance of any Event of Default, Lender shall have all rights and remedies pertaining to the Reserves and other Account Collateral as are provided for in any of the Loan Documents or under any applicable law. Without limiting the foregoing, upon and at all times after the occurrence and during the continuance of an Event of Default, Lender in its sole and absolute discretion, may use the Reserves and other Account Collateral (or any portion thereof) for any purpose, including but not limited to any combination of the following: (i) payment of any of the Obligations including Administrative Fees in such order as Lender may determine in its sole discretion; provided, however, that such application of funds shall not cure or be deemed to cure any default and provided, further, that any payments applied to the interest or principal of the Loan shall be made in accordance with items (iii) and

(ix) through (xi) of Section 3.3(a) of the Cash Management Agreement; (ii) reimbursement of Lender for any actual losses or expenses (including, without limitation, reasonable legal fees) suffered or incurred as a result of such Event of Default; (iii) payment for the work or obligation for which such Reserves and other Account Collateral were reserved or were required to be reserved; and (iv) application of the Reserves and other Account Collateral in connection with the exercise of any and all rights and remedies available to Lender at law or in equity or under this Loan Agreement or pursuant to any of the other Loan Documents. Nothing contained in this Loan Agreement shall obligate Lender to apply all or any portion of the funds contained in the Reserves and other Account Collateral during the continuance of an Event of Default to payment of the Loan or in any specific order of priority, provided that any payments applied to interest or principal of the Loan shall be made in accordance with items (iii) and (ix) through (xi) of Section 3.3(a) of the Cash Management Agreement.

Section 6.2 Funds Deposited with Lender.

(A) Interest, Offsets. All funds of the Borrowers which are deposited with Central Account Bank as Reserves hereunder shall be held by Central Account Bank in one or more Permitted Investments, such Permitted Investments, prior to an Event of Default, to be made as directed by the Borrowers. All interest which accrues on the Reserves shall be taxable to the Borrowers and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued. The amount of actual losses sustained on a liquidation of a Permitted Investment shall be deposited by the Borrowers into the Central Account (with regard to losses sustained in the Central Account) no later than three (3) Business Days following such liquidation. Additional provisions pertaining to investments are set forth in Article VII. After repayment of all of the Obligations, all funds held as Reserves will be promptly returned to, or as directed by, the Borrowers.

(B) Funding at Closing. The Borrowers shall deposit with Lender the amounts necessary to fund each of the Reserves as set forth below. Deposits into the Reserves at Closing may occur by deduction from the amount of the Loan that otherwise would be disbursed to the Initial Borrowers, followed by deposit of the same into the applicable Sub-Account or Account of the Central Account in accordance with the Cash Management Agreement on the Closing Date. Notwithstanding such deductions, the initial Principal Amount of the Loan shall be deemed for all purposes to be fully disbursed at Closing.

(C) Funding upon any Addition. The Borrowers shall deposit, upon the Addition of any Additional Sites or Additional Borrower Sites, any amounts necessary to fully fund the Reserves described below after giving effect to any increase in the Reserves made to reflect such Addition. Deposits into the Reserves on any Additional Closing Date may occur by deduction from the amount of the Loan Increase that would be disbursed to the Borrowers. Notwithstanding such deductions, the Loan Increase shall be deemed for all purposes to be fully disbursed at the Additional Closing.

Section 6.3 Impositions and Insurance Reserve. On the Closing Date, the Initial Borrowers shall deposit with Central Account Bank $5,042,092 and, pursuant to the Cash Management Agreement, the Borrowers shall deposit monthly, on each Due Date commencing on the Payment Date in June, 2007, the amount of charges (as reasonably estimated by Lender)

for all Impositions and all Insurance Premiums (provided that any amounts in respect of blanket policies shall include only that portion of Insurance Premiums allocated to the coverage provided for the Borrowers and the Sites) payable in the ensuing calendar month with respect to the Sites hereunder (said funds, together with any interest thereon and additions thereto, the “Impositions and Insurance Reserve”). In connection with the addition of any Additional Site or Additional Borrower Sites, the Borrowers shall deposit a sum of money sufficient (together with future monthly deposits) to make the payment of Impositions and Insurance Premiums with respect to the applicable Sites at least ten (10) Business Days prior to the date initially due, and deliver to Lender an Officer’s Certificate setting forth in reasonable detail the calculation of the required sums to be deposited into the Impositions and Insurance Reserve with respect to the Sites to be added. The Borrowers shall also deposit with Central Account Bank within ten (10) Business Days of the written demand by Lender, to be added to and included within the Impositions and Insurance Reserve, a sum of money which Lender reasonably estimates, together with such monthly deposits, will be sufficient to make the payment of all Impositions and all Insurance Premiums (but, with respect to blanket policies, only that portion of the Insurance Premiums allocated to the coverage provided for the Borrowers and the Sites) at least ten (10) Business Days prior to the date initially due. The Borrowers shall provide Lender with bills or a statement of amounts in respect of Impositions and Insurance Premiums due for the next calendar month which shall be accompanied by an Officer’s Certificate and such other documents as may be reasonably required to establish the amounts required to be paid in the following calendar month at least five (5) Business Days prior to the date on which each payment shall first become subject to penalty or interest if not paid, or if paid, copies of paid bills. So long as (i) no Event of Default has occurred and is continuing, (ii) the Borrowers have provided Lender with the foregoing materials in a timely manner, and (iii) sufficient funds are held by Lender for the payment of the Impositions and Insurance Premiums relating to the Sites, as applicable, Lender shall at the Lender’s election, (x) pay said items, (y) disburse to the Borrowers from such Reserve an amount sufficient to pay said items, or (z) reimburse the Borrowers for items previously paid by the Borrowers. Interest shall accrue in favor of the Borrowers on funds in the Impositions and Insurance Reserve. The Imposition and Insurance Reserve shall be deposited into the Imposition and Insurance Reserve Sub-Account and applied in accordance with the Cash Management Agreement.

Section 6.4 Advance Rents Reserve Sub-Account. On the Closing Date, the Borrowers shall deposit with Central Account Bank $9,278,672 and, pursuant to the Cash Management Agreement, the Borrowers shall deposit, or instruct Central Account Bank to deposit on each Due Date the amount of the Advance Rents Reserve Deposit for such Due Date, such amounts to be deposited into a sub-account of the Central Account (said sub-account, the “Advance Rents Reserve Sub-Account”), and such amounts (the “Advance Rents Reserve”) shall be held, allocated and disbursed in accordance with the terms and conditions of the Cash Management Agreement. The Advance Rents Reserve Sub-Account shall be under the sole dominion and control of Lender and/or its designee including any Servicer, and the Borrowers shall have no rights to control or direct the investment or payment of funds therein except as expressly provided herein.

Section 6.5 Cash Trap Reserve. If a Cash Trap Condition shall occur, then, from and after the date that it is determined that a Cash Trap Condition has occurred (which shall be based upon the financial reporting required to be delivered pursuant to Section 5.1(A)(iv)) and for so long as such Cash Trap Condition continues to exist, all Excess Cash Flow (except as otherwise expressly provided below) shall be deposited with Lender (or its Servicer or agent) and held in the Central Account in accordance with the terms of the Cash Management Agreement (said funds, together with any interest thereon, the “Cash Trap Reserve”). A “Cash Trap Condition” shall exist at such time as Lender determines that as of last day of any calendar quarter the Debt Service Coverage Ratio is equal to or less than the Cash Trap DSCR, and shall continue to exist until Lender determines that the Debt Service Coverage Ratio exceeds the Cash Trap DSCR for two (2) consecutive calendar quarters. Upon the commencement of an Amortization Period, Lender will apply any amounts in the Cash Trap Reserve on the next Due Date in accordance with the terms and conditions of the Trust Agreement, in the manner provided in Section 3.3(a) of the Cash Management Agreement for Available Funds. Any funds on deposit in the Cash Trap Reserve shall continue to be held as additional Collateral in accordance with this Section 6.5. Provided that no Event of Default exists and Lender determines that the Cash Trap DSCR test has been satisfied for two (2) consecutive calendar quarters (as determined above), any funds remaining in the Cash Trap Reserve shall be released to the Borrowers. The existence of a Cash Trap Condition shall be determined by Lender in its reasonable good faith determination.

ARTICLE VII

DEPOSIT ACCOUNT;

LOCK BOX ACCOUNT; CASH MANAGEMENT

Section 7.1 Establishment of Deposit Account and Central Account.

(A) (i) Deposit Account. On or before the Closing Date, one or more deposit accounts, which shall be Eligible Accounts, shall be established at the Borrowers’ sole cost and expense, or designated from existing accounts of the Borrowers, in either case with Lender as secured party hereunder (said accounts, and any accounts replacing same in accordance with this Loan Agreement and the Deposit Account Agreement, collectively, the “Deposit Account”) with one or more financial institutions reasonably approved by Lender (collectively, the “Deposit Bank”), pursuant to one or more agreements (collectively, the “Deposit Account Agreement”) substantially similar to Lender’s form or otherwise in form and substance reasonably acceptable to Lender, executed and delivered by the Borrowers and the Deposit Bank. The Deposit Account shall be under the sole dominion and control of Lender (which dominion and control may be exercised by Servicer). Among other things, the Deposit Account Agreement shall provide that the Borrowers shall have no access to or control over the Deposit Account, that all available funds on deposit in the Deposit Account shall be transferred by wire transfer (or transfer via the ACH System) on each Business Day by the Deposit Bank into the Central Account, for application in accordance with the Cash Management Agreement. The Deposit Bank and the Central Account Bank shall be directed to deliver to the Borrowers copies of bank statements and other information made available by the Deposit Bank and the Central Account Bank concerning the Deposit Account and the Central Account, respectively.

(ii) Each Tenant occupying space at the Sites has been, instructed to pay all Rents and other amounts owed to the Borrowers directly to the Deposit Account or the lockboxes associated with it and Borrower shall not rescind such instruction unless Lender shall otherwise direct in writing. The Borrowers shall cause any and all other Receipts to be deposited on the next succeeding Business Day after such Receipts are identified into the Deposit Account and in no event later than five (5) Business Days after receipt thereof by the Borrowers or Manager. To the extent that the Borrowers or any Person on their behalf holds any Receipts, whether in accordance with this Loan Agreement or otherwise, the Borrowers shall be deemed to hold the same in trust for Lender for the protection of the interests of Lender hereunder and under the Loan Documents.

(iii) The Borrowers shall pay all reasonable out-of-pocket costs and expenses incurred by Lender in connection with the transactions and other matters contemplated by this Section 7.1, including but not limited to, Lender’s reasonable attorneys’ fees and expenses, and all reasonable fees and expenses of the Deposit Bank and the Central Account Bank, including without limitation their reasonable attorneys’ fees and expenses.

(B) Central Account. On or before the Closing Date, pursuant to the terms of the Cash Management Agreement, the Borrowers shall establish an Eligible Account in the name of Lender, as secured party hereunder, to serve as the “Central Account” (said account, and any account replacing the same in accordance with this Loan Agreement and the Cash Management Agreement, the “Central Account”; and the depositary institution in which the Central Account is maintained, the “Central Account Bank”). The Central Account shall be under the sole dominion and control of Lender (which dominion and control may be exercised by Servicer); and except as expressly provided hereunder or in the Cash Management Agreement, the Borrowers shall not have the right to control or direct the investment or payment of funds therein during the continuance of an Event of Default. Lender may elect to change any financial institution in which the Central Account shall be maintained if such institution is no longer an Eligible Bank, upon not less than five (5) Business Days’ written notice to the Borrowers. The Central Account shall be deemed to contain such sub-accounts as Lender may designate (“Sub-Accounts”), which may be maintained as separate ledger accounts and need not be separate Eligible Accounts. The Sub-Accounts shall include the “Reserve Sub Accounts” as more particularly described in the Cash Management Agreement. The “Reserve Sub-Accounts” shall include the Sub-Accounts of the Central Account established for the purpose of holding funds in the Reserves including: (a) the “Imposition and Insurance Reserve Sub-Account”, (b) the “Cash Trap Reserve Sub-Account”, (c) the “Advance Rents Reserve Sub-Account” and (d) the “Loss Proceeds Reserve Sub-Account”.

Section 7.2 Application of Funds in Central Account. Funds in the Central Account shall be allocated to the Sub-Accounts or the other Accounts (or paid, as the case may be) in accordance with the Cash Management Agreement.

Section 7.3 Application of Funds After Event of Default. If any Event of Default shall occur and be continuing, then notwithstanding anything to the contrary in this Section or elsewhere, Lender shall have all rights and remedies available under applicable law and under the Loan Documents. Without limitation of the foregoing, for so long as an Event of Default exists, Lender may apply any and all funds held by or on behalf of Lender, including but not limited to Reserves, Receipts in the Deposit Account, the Central Account (except as otherwise provided in the Cash Management Agreement with respect to Third Party Receipts), the Cash Trap Reserve Sub Account, the Advance Rents Reserve Sub-Account, the Imposition

and Insurance Reserve Sub-Account, the Loss Proceeds Reserve Sub-Account and any other Accounts or Sub-Accounts against all or any portion of any of the Obligations, in any order, provided that any payments applied to interest or principal of the Loan shall be made in accordance with the priority set forth in items (iii) and (ix) through (xi) of Section 3.3(a) of the Cash Management Agreement and that payments applied to Advances and Additional Servicing Compensation shall be made subject to the terms of the Trust Agreement.

ARTICLE VIII

DEFAULT, RIGHTS AND REMEDIES

Section 8.1 Event of Default.

“Event of Default” shall mean the occurrence or existence of any one or more of the following:

(A) Scheduled Payments. Failure of the Borrowers to pay any principal or interest on the Loan when the same is due under this Loan Agreement, the Notes, or any other Loan Documents; or

(B) Other Payments. Failure of the Borrowers to pay any other amount from time to time owing under this Loan Agreement, the Notes or any other Loan Documents (other than amounts subject to the preceding paragraph) within 10 days after written notice that such amounts have become due; or

(C) Breach of Reporting Provisions. Failure of any Borrower Party to perform or comply with any term or condition contained in Section 5.1 which continues for a period of thirty (30) days after written notice to the Borrowers, unless such period is otherwise extended upon request by Borrowers and Lender receives Rating Agency Confirmation; or

(D) Breach of Covenants. A default shall occur in the performance of or compliance with any covenant contained in this Loan Agreement (other than a default already described in another subsection of this Section 8.1) or the other Loan Documents by any Borrower Parties and such default is reasonably likely to cause a Material Adverse Effect and such default is not cured within thirty (30) days after receipt by the Borrowers of written notice from Lender of such default; provided, however, if such default is reasonably susceptible of cure, but not within such thirty (30) day period, then the Borrower Parties as applicable, may be permitted up to an additional one hundred twenty (120) days to cure such default, provided, that the Borrower Parties, if applicable, diligently and continuously pursues such cure; or

(E) Breach of Warranty. Any representation, warranty, certification or other statement made by any Borrower Party in any Loan Document or in any statement or certificate at any time given in writing pursuant to or in connection with any Loan Document is false as of the date made and such breach is reasonably likely to cause a Material Adverse Effect, provided that such breach shall not constitute an Event of Default if such breach is reasonably susceptible of cure and within forty-five (45) days after receipt by the Borrowers of written notice from Lender of such default, such Borrower Party takes such action as may be required to make such representation, warranty, certification or other statement to be true as made, which may include removing the affected Site by effectuating a Release, Substitution or Other Pledged Site Substitution subject to the terms of Section 11.4, Section 11.5 or Section 11.6, respectively; or

(F) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court enters a decree or order for relief with respect to any Borrower Party in an Involuntary Borrower Bankruptcy, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law unless dismissed within ninety (90) days; (ii) the occurrence and continuance of any of the following events for ninety (90) days unless dismissed or discharged within such time: (x) an Involuntary Borrower Bankruptcy is commenced, (y) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Borrower Party, or over all or a substantial part of its or their property, is entered, or (z) an interim receiver, trustee or other custodian is appointed without the consent of any Borrower Party, for all or a substantial part of the property of such Person; or

(G) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) An order for relief is entered with respect to any Borrower Party, or any Borrower Party commences a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for any Borrower Party, or for all or a substantial part of the property of any Borrower Party; (ii) any Borrower Party makes any assignment for the benefit of creditors; or (iii) the Board of Directors or other governing body of any Borrower Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 8.1(G); or

(H) Bankruptcy Involving Ownership Interests or Sites. Other than as described in either of Subsections 8.1(F) or 8.1(G), all or any portion of the Collateral (other than Ground Lease Sites for which the Ground Lessor is the subject of a bankruptcy proceeding) becomes property of the estate or subject to the automatic stay in any case or proceeding under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect (provided that if the same occurs in the context of an involuntary proceeding, it shall not constitute an Event of Default if it is dismissed or discharged within ninety (90) days following its occurrence); or

(I) Solvency. Any Borrower Party admits in writing its present or prospective inability to pay its debts as they become due; or

(J) Judgment and Attachments. Any lien, money judgment, writ or warrant of attachment, or similar process is entered or filed against any Borrower Party or any of its assets which claim is not fully covered by insurance (other than with respect to the amount of commercially reasonable deductibles permitted hereunder), would have a Material Adverse Effect and remains undischarged, unvacated, unbonded or unstayed for a period of forty-five (45) days; or

(K) Injunction. The Borrowers are enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of their business and such order continues for more than thirty (30) days; or

(L) Invalidity of Loan Documents. This Loan Agreement, any Deed of Trust or any of the Loan Documents for any reason ceases to be in full force and effect or ceases to be a legally valid, binding and enforceable obligation of any Borrower or any Lien securing the Obligations shall, in whole or in part, cease to be a perfected first priority Lien, subject to the Permitted Encumbrances (except in any of the foregoing cases in accordance with the terms hereof or under any other Loan Document) which is reasonably likely to have a Material Adverse Effect, and the Borrowers do not take all actions requested by Lender to correct such defect within ten (10) days after the written request by Lender to take such action, or any Borrower Party, denies that it has any further liability (as distinguished from denial of the existence of a Default or Event of Default) under any Loan Documents to which it is party, or gives notice to such effect; or

(M) Default under Management Agreement. Any breach or default shall occur in the material obligations of the Borrowers under the Management Agreement, and such breach or default either is of such a nature or continues for such a period of time beyond applicable notice and cure periods, if any, that Manager shall have the right to exercise material remedies as a consequence thereof; or

(N) Ground Lease. Any default by the Borrowers beyond any applicable grace period shall occur under any Ground Lease, which such default is reasonably likely to cause a Material Adverse Effect and the Borrowers have not effectuated a Release or Substitution of such affected Site within forty-five (45) days of the expiration of such grace period or, subject to Section 5.21 or Section 11.5, any actual or attempted surrender, termination, modification or amendment of any Ground Lease without Lender’s prior written consent.

Except with respect to a default order under Section 8.1(c), if more than one of the foregoing paragraphs shall describe the same condition or event, then Lender shall have the right to select which paragraph or paragraphs shall apply. In any such case, Lender shall have the right (but not the obligation) to designate the paragraph or paragraphs which provide for non-written notice (or for no notice) or for a shorter time to cure (or for no time to cure).

Section 8.2 Acceleration and Remedies. (A) Upon the occurrence and during the continuance of any Event of Default described in any of Subsections 8.1(F), 8.1(G), or 8.1(H), the unpaid principal amount of and accrued interest and fees on the Loan and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by the Borrowers. Upon and at any time after the occurrence of any other Event of Default, at the option of Lender, which may be exercised without notice or demand to anyone, all of the Loan and all or any portion of the other Obligations shall immediately become due and payable.

(B) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against the Borrowers under this Loan Agreement (including Article X hereof) or any of the other Loan Documents, or at law or in equity, may be exercised by Lender at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Sites. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) to the fullest extent permitted by law, Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against each Site and the Deeds of Trust have been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full.

(C) Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Deeds of Trust in any manner and for any amounts secured by the Deeds of Trust then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event the Borrowers default beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Deed of Trust to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Deed of Trust or any of them to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Deed of Trust as Lender may elect. Notwithstanding one or more partial foreclosures, the Site shall remain subject to the Deed of Trust to secure payment of sums secured by the Deed of Trust and not previously recovered.

(D) During the continuance of an Event of Default, Lender shall have the right from time to time to sever any Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. The Borrowers shall execute and deliver to Lender from time to time, within ten (10) days after the request of Lender, a severance agreement and such other documents as Lender shall reasonably request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. The Borrowers hereby absolutely and irrevocably appoint Lender as their true and lawful attorney-in-fact, coupled with an interest, in their name and stead to make and execute all documents reasonably necessary to effect the aforesaid severance if the Borrowers fail to do so within ten (10) days of Lender’s written request, the Borrowers ratifying all that their said attorney-in-fact shall do by virtue thereof.

(E) Any amounts recovered from the Sites or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine, provided that any payments applied to interest or principal of the Loan shall be made in accordance with the priority set forth in items (iii) and (iv) through (xi) of Section 3.3(a) of the Cash Management Agreement.

(F) The rights, powers and remedies of Lender under this Loan Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against the Borrowers pursuant to this Loan Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to the Borrowers shall not be construed to be a waiver of any subsequent Default or Event of Default by the Borrowers or to impair any remedy, right or power consequent thereon.

Section 8.3 Performance by Lender. (A) Upon the occurrence and during the continuance of an Event of Default, if any of the Borrowers shall fail to perform, or cause to be performed, any material covenant, duty or agreement contained in any of the Loan Documents (subject to applicable notice and cure periods), Lender may perform or attempt to perform such covenant, duty or agreement on behalf of the Borrowers including making protective advances on behalf of any Borrower, or, in its sole discretion, causing the obligations of any of the Borrowers to be satisfied with the proceeds of any Reserve. In such event, the Borrowers shall, at the request of Lender, promptly pay to Lender, or reimburse, as applicable, any of the Reserves, any actual amount reasonably expended or disbursed by Lender in such performance or attempted performance, together with interest thereon at the Advance Rate (including reimbursement of any applicable Reserves), from the date of such expenditure or disbursement, until paid. Any amounts advanced or expended by Lender to perform or attempt to perform any such matter shall be added to and included within the indebtedness evidenced by the applicable Notes and shall be secured by all of the Collateral securing the applicable Loan. Notwithstanding the foregoing, it is expressly agreed that Lender shall not have any liability or responsibility for the performance of any obligation of the Borrowers under this Loan Agreement or any other Loan Document, and it is further expressly agreed that no such performance by Lender shall cure any Event of Default hereunder.

(B) Lender may cease or suspend any and all performance required of Lender under the Loan Documents upon and at any time after the occurrence and during the continuance of any Event of Default.

Section 8.4 Evidence of Compliance. Promptly following request in writing by Lender, each Borrower shall provide such documents and instruments as shall be reasonably satisfactory to Lender to evidence compliance with any material provision of the Loan Documents applicable to the Borrowers.

ARTICLE IX

LIMITED-PURPOSE, BANKRUPTCY-REMOTE REPRESENTATIONS,

WARRANTIES AND COVENANTS

Section 9.1 Applicable to Additional Borrowers. Each Additional Borrower shall be acceptable to Lender and, at the time it enters into this Agreement, each Additional Borrower that was in existence prior to the date upon which it enters into this Agreement hereby represents, warrants and covenants that since the date of its formation, such Additional Borrower:

(A) is and always has been duly formed, validly existing, and in good standing in the state of its incorporation and in all other jurisdictions where it is qualified to do business;

(B) has no judgments or liens of any nature against it except for tax liens not yet due and Permitted Encumbrances and such other liens as may be described in a schedule to the related Loan Agreement Supplement;

(C) is in compliance with all material laws, regulations, and orders applicable to it and, except as otherwise disclosed in this Loan Agreement, has received all material permits necessary for it to operate;

(D) has paid all taxes which it owes or is engaged in a good faith dispute over such taxes;

(E) has never owned any property other than the property that is the subject of the current transaction (“Property”), and personal property necessary or incidental to the development, ownership or operation of the Property, and has never engaged in any business other than the development, ownership and operation of the Property;

(F) is not now, nor has ever been, a defendant in any lawsuit, arbitration, summons, or legal proceeding or in any other litigation that resulted in a judgment against it that has not been paid in full, unless a timely appeal has been filed and is pending;

(G) has provided Lender with complete financial statements that reflect a fair and accurate view of the entity’s financial condition;

(H) has obtained a current Phase I environmental site assessment prepared consistent with ASTM Practice E 1527-05 respecting the Properties and the environmental site assessment has not identified any recognized environmental conditions that require further investigation or remediation;

(I) has no material contingent or actual obligations not related to the Property;

(J) from the date of such entity’s formation or incorporation to the date it becomes an Additional Borrower under this Agreement that it:

(i) except for capital contributions and distributions properly reflected on the books and records of the Borrower, has not entered into any contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of its obligations or any Affiliate of any of the foregoing (individually, a “Related Party” and collectively, the “Related Parties”), except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party;

(ii) has paid all of its debts and liabilities from its own assets;

(iii) has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its existence;

(iv) has maintained all of its books, records, financial statements and its bank accounts separate from those of any other Person;

(v) has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party);

(vi) has corrected any known misunderstanding regarding its status as a separate entity;

(vii) has conducted all of its business and held all of its assets in its own name;

(viii) has not identified itself or any of its affiliates as a division or part of the other;

(ix) has maintained and utilized separate stationery, invoices and checks bearing its own name, if any;

(x) has not commingled its funds or other assets with those of any other Person and has held all of its funds or other assets in its own name;

(xi) has not guaranteed or become obligated for the debts of any other Person with respect to debts that are still outstanding or will not be discharged as a result of the Closing of the Loan;

(xii) has not held itself out as being responsible for the debts or material obligations of any other Person with respect to debts or obligations that are still outstanding or will not be discharged as a result of the Closing of the Loan;

(xiii) has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party;

(xiv) has not pledged its assets to secure the obligations of any other Person with respect to obligations that are still outstanding or will not be discharged as a result of the Additional Closing;

(xv) has maintained adequate capital in light of its contemplated business operations;

(xvi) has not incurred any indebtedness that is still outstanding other than indebtedness that is permitted under the Loan Documents;

(xvii) has not had any of its obligations guaranteed by an affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan);

(xviii) has not had its assets listed as assets on the financial statement of any other Person, provided, however, that an Additional Borrower’s assets may be included in a consolidated financial statement of its Affiliate provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such Additional Borrower from such Affiliate and to indicate that such Additional Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on the Additional Borrower’s own separate balance sheet; and

(xix) has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law) and, if it is a corporation, has not filed a consolidated federal income tax return with any other Person.

(K) from the date of its formation or incorporation to the date it becomes an Additional Borrower under this Loan Agreement and until such time as all Obligations are paid in full, that:

(i) space on each Tower located on one of the Properties has been and will be leased to tenants either pursuant to a separate Lease or pursuant to an individual site lease (or other similarly titled agreement) (“Site Lease”) to which only a Borrower is a party as lessor under a master lease;

(ii) each such separate Lease and each Site Lease is a separate lease relating to a single Tower;

(iii) no such separate Lease or Site Lease is cross-collateralized or cross-defaulted with any Lease or Site Lease respecting another Tower; and

(iv) no Affiliate of an Additional Borrower or any other Person has guaranteed any of such Additional Borrower’s obligations under any such separate Lease or Site Lease.

Section 9.2 Applicable to Borrower Parties. In addition to any obligations under Section 9.1, each of the Borrowers hereby represents, warrants and covenants as of the Closing Date or Additional Closing Date and until such time as all Obligations are paid in full, that absent express advance written waiver from Lender, which may be withheld in Lender’s sole discretion:

(A) Each of the Borrower Parties shall not, without the prior unanimous written consent of its board of directors, including its two (2) Independent Directors, institute proceedings for itself to be adjudicated bankrupt or insolvent; consent to the institution of bankruptcy or insolvency proceedings against it; file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) for itself or a substantial part of its property; make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due;

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(B) Each of the Borrower Parties at all times shall maintain at least two (2) Independent Directors on its board of directors, who shall be selected by such Borrower Party, as applicable;

(C) Each of the Borrower Parties except for capital contributions and distributions properly reflected on the books and records of such entity, shall not enter into any contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of its obligations or any Affiliate of any of the foregoing (individually, a “Related AT Party” and collectively, the “Related AT Parties”), except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party;

(D) Each of the Borrower Parties shall pay all of its debts and liabilities from its own assets;

(E) Each of the Borrower Parties shall cause to be done all things necessary to observe all organizational formalities applicable to it that are necessary to preserve its existence;

(F) Each of the Borrower Parties shall maintain all of its books, records, financial statements and bank accounts separate from those of any other Person, or shall hire the Manager to maintain such books and records;

(G) Each of the Borrower Parties shall be and shall hold itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related AT Party);

(H) Each of the Borrower Parties shall correct any known misunderstanding regarding its status as a separate entity;

(I) Each of the Borrower Parties shall conduct all of its business and shall hold all of its assets in its own name;

(J) Each of the Borrower Parties shall not identify itself or any of its affiliates as a division or part of the other;

(K) Each of the Borrower Parties shall maintain and utilize separate stationery, invoices and checks bearing its own name, if any;

(L) Each of the Borrower Parties shall not commingle its funds or other assets with those of any other Person, except as contemplated by the Loan Documents from the date hereof with respect to the Borrower Parties, and shall hold all of its funds or other assets in its own name;

(M) Each of the Borrower Parties shall not guaranty or become obligated for the debts of any other Person, except as contemplated by the Loan Documents from the date hereof with respect to the Borrower Parties;

(N) Each of the Borrower Parties shall not hold itself or its credit out as being responsible for the debts or material obligations of any other Person, except as contemplated by the Loan Documents from the date hereof with respect to the Borrower Parties;

(O) Each of the Borrower Parties shall allocate fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related AT Party;

(P) Each of the Borrower Parties shall not pledge its assets to secure the obligations of any other Person, except as contemplated by the Loan Documents from the date hereof with respect to the Borrower Parties;

(Q) Each of the Borrower Parties shall maintain adequate capital in light of its contemplated business operations;

(R) Each of the Borrower Parties shall not incur any indebtedness other than indebtedness that is permitted under the Loan Documents;

(S) Each of the Borrower Parties shall not have any of its obligations guaranteed by an affiliate, except for guarantees that are expressly contemplated by the Loan Documents;

(T) Each of the Borrower Parties shall file their own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and has paid and shall pay any taxes required to be paid under applicable law;

(U) Each of the Borrower Parties shall maintain separate financial statements showing its assets and liabilities separate and apart from those of any other Person and not have their assets listed on any financial statement of any other Person; provided, however, that a Borrower Party’s assets may be included in a consolidated financial statement of its Affiliate provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such Borrower Party from such Affiliate and to indicate that such Borrower Party’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on the Borrower Party’s own separate balance sheet;

(V) Each of the Borrower Parties shall not acquire any obligation or securities of its member or of any Affiliate of such Borrower Party (including any Related AT Party);

(W) Each of the Borrower Parties shall not own any asset or property other than, with respect to the Borrowers, the Property and incidental personal property necessary for the ownership and operation of such Property, with respect to Guarantor, its equity interest in each of the Borrowers and incidental personal property necessary for the acquisition, ownership, holding, management and maintenance of such equity interest and with respect to Parent Guarantor, its equity interest in the Guarantor and incidental personal property necessary for the acquisition, ownership, holding, management and maintenance of such equity interest;

(X) Each of the Borrower Parties shall not engage in any business other than the ownership, management and operation of its assets (as such assets are set forth in Section 9.2(W)) and shall conduct and operate its business as presently conducted and operated;

(Y) Each of the Borrower Parties shall not make or permit to remain outstanding any loan or advance to, or own any stock or securities of, any Person (other than investment grade securities and Guarantor’s equity interests in the Borrowers and Parent Guarantor’s equity interests in Guarantor);

(Z) To the fullest extent permitted by law, each of the Borrower Parties shall not engage in any dissolution, liquidation, consolidation, merger, asset sale or transfer of ownership interest other than such activities as are expressly permitted pursuant to any provision of the Loan Documents and subject to obtaining any approvals required under its organizational documents;

(AA) Each of the Borrower Parties shall not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities); and

(BB) Each of the Borrower Parties shall not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity (other than Guarantor’s equity interests in the Borrowers and Parent Guarantor’s equity interests in Guarantor) except for interests in Additional Borrowers in accordance with the Loan Documents.

ARTICLE X

PLEDGE OF OTHER COMPANY COLLATERAL

Section 10.1 Grant of Security Interest/UCC Collateral. The Borrowers hereby pledge, assign and grant to Lender a security interest in and to all of the Borrowers’ fixtures and personal property including, but not limited to all, (i) equipment in all of its forms, now or hereafter existing, all parts thereof and all accessions thereto, including but not limited to machinery, towers, satellite receivers, antennas, motor vehicles and rolling stock, (ii) of the Borrowers’ fixtures now existing or hereafter acquired, all substitutes and replacements therefor, all accessions and attachments thereto, and all tools, parts and equipment now or hereafter added to or used in connection with the fixtures on or above the Sites described herein and all real property now owned or hereafter acquired by the Borrowers and all substitutes and replacements for, accessions, attachments and other additions to, tools, parts, and equipment used in connection with, and all proceeds, products, and increases of, any and all of the foregoing Collateral (including, without limitation, proceeds which constitute property of the types described herein), (iii) accounts now or hereafter existing (except with respect to amounts released from such accounts, or are required to be released to such accounts, pursuant to the Loan Agreement or the Cash Management Agreement), (iv) inventory now or hereafter existing, (v) general intangibles (other than Site Management Agreements) now or hereafter existing, (vi) investment property now or hereafter existing, (vii) deposit accounts now or hereafter existing, (viii) chattel paper now or hereafter existing, (ix) instruments now owned or hereafter existing, (x) Site Management Agreements now or hereafter existing (including all rights to payment thereunder, but excluding any other rights that cannot be assigned without third party consent under such Site Management Agreements), and (xi) the equity interests of any subsidiary of any Borrower now owned or hereafter existing and the proceeds of the foregoing) (collectively, the “Other Company Collateral”), as security for payment and performance of all of the Obligations. The Other Company Collateral is subject to the security interest in favor of Lender created herein and all provisions of this Loan Agreement and the other Loan Documents. The Borrowers hereby authorize Lender, at Borrowers’ expense, to file such financing statements as Lender shall deem reasonably necessary to perfect Lender’s interest in the Other Company Collateral. Upon the occurrence and during the continuance of any Event of Default, Lender shall have all rights and remedies pertaining to the Other Company Collateral as are provided for in any of the Loan Documents or under any applicable law including, without limitation Lender’s rights of enforcement with respect to the Other Company Collateral or any part thereof, exercising its rights of enforcement with respect to the Other Company Collateral or any part thereof under the UCC as amended (or under the UCC in force in any other state to the extent the same is applicable law) and in conjunction with, in addition to, or in substitution for, such rights and remedies of the following:

(A) Lender may enter upon the Borrowers’ premises to take possession of, assemble and collect the Other Company Collateral or to render it unusable.

(B) Lender may require the Borrowers to assemble the Other Company Collateral and make it available at a place Lender designates which is mutually convenient to allow Lender to take possession or dispose of the Other Company Collateral.

(C) Written notice mailed to the Borrowers as provided herein at least five (5) days prior to the date of public sale of the Other Company Collateral or prior to the date after which private sale of the Other Company Collateral will be made shall constitute reasonable notice.

(D) In the event of a foreclosure sale, the Other Company Collateral and the other Sites may, at the option of Lender, be sold as a whole.

(E) It shall not be necessary that Lender take possession of the Other Company Collateral or any part thereof prior to the time that any sale pursuant to the provisions of this section is conducted and it shall not be necessary that the Other Company Collateral or any part thereof be present at the location of such sale.

(F) Prior to application of proceeds of disposition of the Other Company Collateral to the Obligations, such proceeds shall be applied to the reasonable expenses of retaking, holding, preparing for sale or lease, selling, leasing and the like and the reasonable attorneys’ fees and legal expenses incurred by Lender.

(G) Any and all statements of fact or other recitals made in any bill of sale or assignment or other instrument evidencing any foreclosure sale hereunder as to nonpayment of the Obligations or as to the occurrence of any default, or as to Lender having declared all of such Obligations to be due and payable, or as to notice of time, place and terms of sale and of the properties to be sold having been duly given, or as to any other act or thing having been duly done by Lender, shall be taken as prima facie evidence of the truth of the facts so stated and recited.

(H) Lender may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by Lender, including the sending of notices and the conduct of the sale, but in the name and on behalf of Lender.

ARTICLE XI

RESTRICTIONS ON LIENS, TRANSFERS; ASSUMABILITY; RELEASE OF PROPERTIES

Section 11.1 Restrictions on Transfer and Encumbrance. Except as expressly permitted under this Article XI, transfers of Sites among the Borrowers (provided that appropriate amendments to the Loan Documents are delivered in connection with such transfer as are necessary to continue Lender’s first priority perfected security interest in the Collateral), and Leases entered into as permitted hereunder, the Borrowers shall not cause or suffer to occur or exist, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, any sale, transfer, mortgage, pledge, Lien or encumbrance (other than the Permitted Encumbrances) of (i) all or any part of the Sites or any interest therein (except in connection with a termination permitted pursuant to Section 5.9 or 5.21(A)), or (ii) any direct or indirect ownership or beneficial interest in any Borrower, Guarantor or Parent Guarantor, irrespective of the number of tiers of ownership without Lender’s consent and receipt of a Rating Agency Confirmation.

Section 11.2 Transfers of Beneficial Interests. The following voluntary or involuntary sales, encumbrances, conveyances, transfers and pledges (each, a “Transfer”) of a direct, indirect or beneficial interest shall be permitted without Lender’s consent and Rating Agency Confirmation (“Permitted Ownership Interest Transfers”):

(A) A Transfer of no more than forty-nine percent (49%) of the direct or indirect ownership interests in Parent Guarantor (in the aggregate) and the related indirect transfers of its direct or indirect subsidiaries.

(B) A Transfer or a series of Transfers that result in the proposed transferee, together with Affiliates of such transferee, owning in the aggregate (directly or indirectly) more than forty-nine percent (49%) of the economic and beneficial interests in Parent Guarantor and its direct or indirect subsidiaries; and, provided that such Transfer shall not be a Permitted

Ownership Interest Transfer unless Lender receives, prior to such Transfer, both (x) evidence reasonably satisfactory to Lender (which shall include a legal non-consolidation opinion reasonably acceptable to Lender and the Rating Agencies) that the single purpose nature and bankruptcy remoteness of the Borrowers, Guarantor, and Parent Guarantor (and their members and general partners, as applicable) following such Transfer or Transfers will be the same as prior to such Transfer or Transfers and (y) a Rating Agency Confirmation (and during a Special Servicing Period, Servicer consent).

(C) Any Transfer or issuance of stock of AT Parent, or the issuance of additional capital stock of AT Parent (including common or preferred shares).

(D) A Transfer or series of Transfers in Parent Guarantor and the related indirect transfers of its direct or indirect subsidiaries to directly or indirectly wholly owned Affiliates of AT Parent.

Section 11.3 Defeasance. At any time prior to the Anticipated Repayment Date for any Component then outstanding, the Borrowers may defease all Components of the Loan at any time, as of the last day of an Interest Accrual Period, in accordance with the following provisions:

(A) Lender shall have received from the Borrowers not less than thirty (30) days’ prior written notice specifying the date proposed for such defeasance and the amount which is to be defeased (which amount must represent the aggregate Component Principal Balance of all then outstanding Components of the Loan).

(B) The Borrowers shall also pay to Lender all interest due through and including the last day of the Interest Accrual Period during which such defeasance is being made, together with any and all other amounts due and owing pursuant to the terms of the Loan Documents, including, without limitation, then outstanding Administrative Fees and any costs incurred in connection with a defeasance.

(C) No Event of Default shall have occurred and be continuing.

(D) The Borrowers shall (i) deliver Federal Obligations sufficient to make the Scheduled Defeasance Payments to Lender and (ii) deliver to Lender (1) a security agreement, in form and substance reasonably satisfactory to Lender, creating a first priority lien on the Federal Obligations purchased by Borrowers in accordance with the terms of this Section 11.3 (the “Security Agreement”); (2) an Officer’s Certificate certifying that the requirements set forth in this Section 11.3 have been satisfied; (3) an opinion of counsel for the Borrowers in form and substance reasonably satisfactory to Lender stating, among other things, that Lender has a first priority perfected security interest in the Federal Obligations; (4) a certificate, in form and substance reasonably satisfactory to Lender from an independent certified public accountant confirming that the requirements of Section 11.3(D)(i) have been satisfied; and (5) such other certificates, documents, opinions or instruments as Lender may reasonably request.

(E) Lender shall have received a Rating Agency Confirmation.

(F) If the Borrowers will continue to own any assets other than the Federal Obligations delivered to Lender, the Borrowers shall establish or designate a special-purpose bankruptcy-remote successor entity reasonably acceptable to Lender (the “Successor Borrowers”), with respect to which a substantive non-consolidation opinion satisfactory to Lender has been delivered to Lender and the Borrowers shall transfer and assign to the Successor Borrowers all obligations, rights and duties under the Notes and the Security Agreement, together with the pledged Federal Obligations. The Successor Borrowers shall assume the obligations of the Borrowers under the Notes and the Security Agreement and the Borrowers shall be relieved of their obligations hereunder and thereunder. The Borrowers shall pay Ten and No/100 Dollars ($10.00) to the Successor Borrowers as consideration for assuming such Borrowers obligations.

(G) The Borrower shall deliver an opinion of counsel to the effect that the defeasance will not constitute a “significant modification” of the Loan or a “deemed exchange” of the Notes under section 1001 of the IRC.

Section 11.4 Release of Sites.

(A) Defeasance; Prepayments with Loss Proceeds. If (x) the Borrowers defease all Components pursuant to Section 11.3 hereof or (y) a prepayment is made pursuant to Section 5.5(C) hereof, Lender shall, promptly upon satisfaction of all the following terms and conditions execute, acknowledge and deliver to the Borrowers a release of the applicable Loan Documents with respect to the Sites, in the case of a defeasance, or the Sites to be released pursuant to such prepayment with Loss Proceeds, in the case of a prepayment, in recordable form with respect to the Sites or the applicable Site, for such Release:

(i) In the event of a prepayment of the Loan in part, but not in whole with Loss Proceeds, Lender shall have received payment of all then outstanding Administrative Fees together with the Release Price on the date proposed for such prepayment, which (to the extent not applied to satisfy Administrative Fees) shall be applied in accordance with Section 2.4(A).

(ii) Except for prepayments which are made contemporaneously with the application of Loss Proceeds towards the payment of the Loan where such Loss Proceeds constitute at least fifty percent (50%) of the Release Price, Lender shall have received from the Borrowers evidence in form and substance satisfactory to Lender that (1) following such release, (w) the percentage of the Operating Revenues from the remaining Sites represented by (A) telephony tenants is 85% or greater, (B) investment grade tenants is 80% or greater, (x) the dollar amount of Operating Revenues attributable to the investment grade tenants (in the aggregate) and telephony tenants (in the aggregate) will not, in each case, be less than the dollar amount for such tenants than as of December 31, 2006, (y) at least 80% of the Allocated Loan Amount of all the Sites is attributable to a combination of Owned Land Sites and Ground Lease Sites where the ground lessor (and AT&T with respect to the AT&T Sites) has agreed to provide the leasehold mortgagee with notice of the occurrence of a default under the Ground Lease and an opportunity to cure the applicable Borrower’s default, and (z) Mortgaged Sites will represent not less than 90% of the Allocated Loan Amount for all of the Sites, (2) if any of the remaining Sites are subject to a Ground Lease, such Ground Leases will have an average remaining term (including all available extensions) of not less than the average remaining term of Sites subject to Ground Leases prior to such Release (excluding any Ground Leases of an original term of 90 years or greater in duration), (3) the Maintenance Capital Expenditures for the remaining Sites (taken together and averaged on a per site basis) are not materially greater than the Maintenance Capital Expenditures for the Sites (taken together and averaged on a per site basis) prior to such Release, and (4) after giving effect to the Release, the Debt Service Coverage Ratio is at least equal to the Debt Service Coverage Ratio as of the date immediately preceding the Release, unless, in each case, the Borrowers shall have delivered Rating Agency Confirmation. The foregoing statements, calculations, and information shall be accompanied by an Officer’s Certificate stating that the statements, calculations and information comprising such evidence are true, correct and complete in all respects.

(iii) The Borrowers shall, at their sole expense, prepare any and all documents and instruments necessary to effect the Release, all of which shall be subject to the reasonable approval of Lender, and the Borrowers shall pay all costs reasonably incurred by Lender (including, but not limited to, reasonable attorneys’ fees and disbursements, title search costs or endorsement premiums) in connection with the review, execution and delivery of the Release.

(iv) No Event of Default has occurred and is continuing, unless the proposed Release will cure such Event of Default.

(B) Site Dispositions. The Borrowers shall be permitted, without Lender’s consent, to sell or dispose (x) any Sites in accordance with prudent business practices or (y) any Sites in order to cure a breach of any representation, warranty or other Default with respect to such Site, and Lender shall, promptly upon satisfaction of all the following terms and conditions execute, acknowledge and deliver to the Borrowers a Release for the applicable Site, provided that, the Borrowers are permitted to make a prepayment under Section 2.6 and together with the payment of all then outstanding Administrative Fees, the Borrowers prepay the Loan in an amount equal to the Release Price on the date proposed for such sale or disposition, together with any Yield Maintenance due on a prepayment made on such date required by Section 2.6. Such prepayment (to the extent not applied to satisfy Administrative Fees) shall be applied in the manner provided in Section 2.6(A). The following additional conditions must also be satisfied:

(i) The Borrowers provide written notice to Lender of such disposition not later than thirty (30) days prior to such sale.

(ii) Together with such notice the Borrowers provide supporting information reasonably acceptable to Lender that following such sale the DSCR will be equal to or greater than the DSCR immediately prior to such sale.

(iii) If (1) the aggregate Allocated Loan Amount of each such Site for which a sale has occurred under this Section 11.4(B), and the Site for which a sale is proposed is greater than five percent (5%) of the aggregate original Component Principal Balances of all Components of the Loan then outstanding or (2) after such disposition, the following conditions are not satisfied: (w) the percentage of the Operating Revenues from the remaining Sites represented by (A) telephony tenants is 85% or greater, (B) investment grade tenants is 80% or greater, (x) the dollar amount of Operating Revenues attributable to the investment grade tenants (in the aggregate) and telephony tenants (in the aggregate) will not, in each case, be less than the dollar amount for such tenants than as of December 31, 2006, (y) at least 80% of the Allocated Loan Amount of all the Sites is attributable to a combination of Owned Land Sites and Ground Lease Sites where the ground lessor (and AT&T with respect to the AT&T Sites) has agreed to provide the leasehold mortgagee with notice of the occurrence of a default under the Ground Lease and an opportunity to cure the applicable Borrower’s default, and (z) Mortgaged Sites will represent not less than 90% of the Allocated Loan Amount for all of the Sites, the Borrowers have delivered a Rating Agency Confirmation.

(iv) Following such sale such Site is not held by any Affiliate of the Borrowers (unless such sale is effectuated to cure a Default, in which event the Sites so sold may be owned by an Affiliate of the Borrowers).

(v) If the proposed sale is during a Special Servicing Period, Servicer approves of such sale, unless such sale would cure the Special Servicing Period.

(vi) The Borrowers shall, at their sole expense, prepare any and all documents and instruments necessary to effect such disposition, all of which shall be subject to the reasonable approval of Lender, and the Borrowers shall pay all costs reasonably incurred by Lender (including, but not limited to, reasonable attorneys’ fees and disbursements, title search costs or endorsement premiums) in connection with the review, execution and delivery of such disposition.

In connection with any disposition permitted pursuant to the terms of this Section 11.4(B), the Borrowers may sell any Other Company Collateral associated with the applicable Mortgaged Site and no longer required in connection with the operation of the Borrower’s business, and the net proceeds of sale (after reasonable and customary expenses and payment of any then outstanding Administrative Fees) of any Mortgaged Site and Other Company Collateral pursuant to the terms of this Section 11.4 shall be deemed “Receipts” for all intents and purposes under Loan Agreement and shall be applied in accordance with the terms of the Cash Management Agreement.

(C) Payment in Full of Components of the Loan Having the Same Numerical Designation. In connection with the payment in full of the Component Principal Balance of the Components of the Mortgage Loan having the same numerical designation, the Borrowers may sell or dispose of Sites selected by the Borrowers, upon satisfaction of the following conditions:

(i) Lender shall have received from the Borrowers evidence in form and substance satisfactory to Lender that (1) following such release, (w) the percentage of the Operating Revenues from the remaining Sites represented by (A) telephony tenants is 85% or greater, (B) investment grade tenants is 80% or greater, (x) the dollar amount of Operating Revenues attributable to the investment grade tenants (in the aggregate) and telephony tenants (in the aggregate) will not, in each case, be less than the dollar amount for such tenants than as of December 31, 2006, (y) at least 80% of the Allocated Loan Amount of all the Sites is attributable to a combination of Owned Land Sites and Ground Lease Sites where the ground lessor (and AT&T with respect to the AT&T Sites) has agreed to provide the leasehold mortgagee with notice of the occurrence of a default under the Ground Lease and an opportunity to cure the applicable Borrower’s default, and (z) Mortgaged Sites will represent not less than 90% of the Allocated Loan Amount for all of the Sites, (2) if any of the remaining Sites are subject to a Ground Lease, such Ground Leases will have an average remaining term (including all available extensions) of not less than the average remaining term of Sites (including all available extensions) subject to Ground Leases prior to such Release (in both cases, excluding any Ground Leases of an original term of ninety (90) years or greater in duration), (3) the Maintenance Capital Expenditures for the remaining Sites (taken together and averaged on a per site basis) are not materially greater than the Maintenance Capital Expenditures for the Sites (taken together and averaged on a per site basis) prior to such Release, and (4) after giving effect to the Release, the Debt Service Coverage Ratio is at least equal to the Debt Service Coverage Ratio as of the date immediately preceding the Release, or, in each case, the Borrowers shall have delivered Rating Agency Confirmation.

(ii) No Event of Default has occurred and is continuing and no Amortization Period that commenced as the result of the occurrence of an event described in clause (i) of the definition thereof is continuing.

(iii) If a Special Servicing Period is in effect, Servicer consent has been obtained unless such sale would cure the Special Servicing Period.

(iv) if any Components will remain outstanding after giving effect to such prepayment, the Borrowers shall have delivered Rating Agency Confirmation to Lender.

(v) Lender shall have received payment of all then outstanding Administrative Fees.

(vi) The Borrowers shall, at their sole expense, prepare any and all documents and instruments necessary to effect the Release, all of which shall be subject to the reasonable approval of Lender, and the Borrowers shall pay all costs reasonably incurred by Lender (including, but not limited to, reasonable attorneys’ fees and disbursements, title search costs or endorsement premiums) in connection with the review, execution and delivery of the Release.

(vii) On or prior to the date of the proposed Release, the Borrowers shall deliver an Officer’s Certificate dated as of the date of the proposed Release certifying that the requirements set forth in this Section 11.4(C) have been satisfied and that the foregoing statements, calculations, and information shall be accompanied by an Officer’s Certificate stating that the statements, calculations and information comprising such evidence are true, correct and complete in all respects.

(viii) Upon the satisfaction of the foregoing conditions precedent, as reasonably determined by Lender, Lender shall execute, acknowledge and deliver to the Borrowers a Release with respect to such Sites.

(D) Release of Borrower upon Release of Sites. Upon the Release of all Sites of any Borrower pursuant to this Section 11.4, such Borrower may be released and discharged from all Obligations under the Loan Documents and the Notes (a “Borrower Release”), with Rating Agency Confirmation and the consent of Lender (such determination to be made by Servicer in accordance with the Servicing Standard).

(E) Discretionary Dispositions. The Borrowers, in addition to any other sale, disposition or release permitted under this Section 11.4 or any termination or assignment permitted under Sections 5.21(A) and 5.9, may, dispose of, terminate or assign, during any twelve month period, Sites representing an aggregate Allocated Loan Amount no greater than 1.5% of the aggregate original Component Principal Balance of all Components then outstanding, upon prepayment of the Loan in an amount equal to the Release Price on the date proposed for such disposition, termination, or assignment, together with any Yield Maintenance due on a prepayment made on such date required by Section 2.6 (but, for avoidance of doubt, without any obligation to satisfy any other conditions whatsoever). The Borrowers shall, at their sole expense, prepare any and all documents and instruments necessary to effect the Release, all of which shall be subject to the reasonable approval of Lender, and the Borrowers shall pay all costs reasonably incurred by Lender (including, but not limited to, reasonable attorneys’ fees and disbursements, title search costs or endorsement premiums) in connection with the review, execution and delivery of the Release). Lender shall promptly upon request execute, acknowledge and deliver to Borrowers such Release with respect to such Sites.

(F) Additional Dispositions. In addition to all other sales, dispositions, releases, terminations and assignments permitted hereunder, the Borrowers shall be permitted, without Lender’s consent, to sell or dispose of, Sites having an Allocated Loan Amount up to $20,000,000, and Lender shall, promptly upon satisfaction of all the following terms and conditions execute, acknowledge and deliver to the Borrowers a Release for the applicable Site, provided that, together with the payment of all then outstanding Administrative Fees, the Borrowers elect to apply the proceeds of such disposition (along with any additional amounts, to be applied by the Borrowers at their discretion) on terms and conditions described in either the manner described in clause (i) or (ii) below:

(i) The Borrowers may prepay the Loan in an amount equal to the Release Price on the date proposed for such sale or disposition, together with any Yield Maintenance due on a prepayment made on such date required by Section 2.6. Such prepayment (to the extent not applied to satisfy Administrative Fees) shall be applied in the manner provided in Section 2.6(A). The following additional conditions must also be satisfied:

(a) The Borrowers provide written notice to Lender of such disposition not later than thirty (30) days prior to such sale.

(b) Together with such notice the Borrowers provide supporting information reasonably acceptable to Lender that following such sale the Debt Service Coverage Ratio will be equal to or greater than the Debt Service Coverage Ratio immediately prior to such sale.

(c) The Borrowers shall, at their sole expense, prepare any and all documents and instruments necessary to effect such disposition, all of which shall be subject to the reasonable approval of Lender, and the Borrowers shall pay all costs reasonably incurred by Lender (including, but not limited to, reasonable attorneys’ fees and disbursements, title search costs or endorsement premiums) in connection with the review, execution and delivery of such disposition.

(ii) The Borrowers may deliver a notice that the Release Price or such greater amount as may be required to satisfy clause (b), will be deposited (along with any other amounts to be deposited by the Borrowers at their discretion) into a Sub-Account of the Central Account (the “Liquidated Tower Replacement Account”) on the date of such disposition or sale and within 6 months of the date thereof may be used by the Borrowers for the acquisition and addition of Additional Sites, on satisfaction of the requirements of Section 11.7 for the addition of Additional Sites and the following conditions:

(a) The Borrowers provide written notice to Lender of such disposition not later than thirty (30) days prior to such sale.

(b) Together with such notice the Borrowers provide supporting information reasonably acceptable to Lender that following such sale the Debt Service Coverage Ratio (assuming, for purposes of the calculation, that the amounts to be deposited in the Liquidated Tower Replacement Account is applied to the prepayment of the Loan in the manner described in clause (i) of this Section 11.4(F)) will be equal to or greater than the Debt Service Coverage Ratio immediately prior to such sale and that the proceeds from such disposition or dispositions of such Sites is an amount greater than or equal to 125% of the Allocated Loan Amount of such Sites.

(c) The Borrowers shall, at their sole expense, prepare any and all documents and instruments necessary to effect such disposition, all of which shall be subject to the reasonable approval of Lender, and the Borrowers shall pay all costs reasonably incurred by Lender (including, but not limited to, reasonable attorneys’ fees and disbursements, title search costs or endorsement premiums) in connection with the review, execution and delivery of such disposition.

Any funds remaining in the Liquidated Tower Replacement Account after six (6) months from the date of initial deposit shall be withdrawn by the Lender and shall be applied to the prepayment of the Loan in the manner provided in Section 2.6(A) (to the extent not applied to satisfy Administrative Fees), together with any Yield Maintenance due on a prepayment made on such date as required by Section 2.6. In connection with any disposition permitted pursuant to the terms of this Section 11.4(F), the Borrowers may sell any Other Company Collateral associated with the applicable Mortgaged Site and no longer required in connection with the operation of the Borrower’s business, and the net proceeds of sale (after reasonable and customary expenses and payment of any then outstanding Administrative Fees) of any

Mortgaged Site and Other Company Collateral pursuant to the terms of this Section 11.4(F) shall be deemed “Receipts” for all intents and purposes under Loan Agreement and shall be applied in accordance with the terms of the Cash Management Agreement.

Section 11.5 Substitution of a Mortgaged Site. Subject to the terms and conditions set forth in this Section 11.5, the Borrowers shall have the right to obtain a release of the lien of the applicable Deed of Trust (and the related Loan Documents) encumbering one or more Mortgaged Sites and dispose of such Mortgaged Sites (for purposes of this section only, hereinafter referred to as, the “Substituted Sites”) by (i) substituting therefor one or more properties of like or better quality (which shall include, among other things, the geographic diversity of the Substituted Sites and markets and submarkets with, among other similarities, similar demographics, populations, absorption trends, accessibility and visibility, taken as a whole) or (ii) with respect to any of the Ground Lease Sites, subjecting the applicable Borrower’s interest in such Ground Lease Site to the lien of a security instrument in favor of Lender as security for the Loan (individually, a “Replacement Site” and, collectively, the “Replacement Sites”). In addition, any such substitution (each, a “Substitution”) shall be subject, in each case, to the satisfaction of the following conditions precedent:

(A) No Amortization Period or Event of Default shall have occurred and be continuing, unless the release of the Substituted Site will cure such Event of Default.

(B) The Borrowers shall have given Lender at least forty five (45) days prior written notice of its election to seek a Substitution.

(C) Lender shall have received a copy of the instrument conveying to the applicable Borrower the transferred interests and, if such instrument creates a leasehold interest or an easement interest in favor of the Borrowers, such instrument shall be reasonably satisfactory to Lender, contain such Lender protections as are contained in similar instruments accepted by Lender at Closing, and is accompanied by an estoppel or similar instrument reasonably satisfactory to Lender.

(D) The Borrowers shall have executed, acknowledged and delivered to Lender (i) a mortgage, a deed of trust, or a deed to secure debt, as applicable, with respect to the Replacement Sites (if necessary to satisfy the requirement specified in clause (K)(2)(z) below), so as to effectively create upon recording and filing valid and enforceable liens upon the Replacement Sites, of first priority, in favor of Lender (or such other trustee as may be desired under local law), subject only to the Permitted Encumbrances, (ii) an Environmental Indemnity with respect to the Replacement Sites, (iii) written confirmation from Parent Guarantor and Guarantor regarding such Substitution, (iv) modifications to the Loan Documents as Lender deems desirable to properly reflect the Substitution, and (v) such other documents and agreements as reasonably requested to evidence the Substitution. The security instrument and environmental indemnity shall be in the same form and substance as the counterparts of such documents executed and delivered with respect to the Substituted Sites, subject to modifications reflecting the Replacement Sites as the property that is the subject of such documents and such modifications reflecting the laws of the State in which the Replacement Sites are located.

(E) Lender shall have received (i) a title insurance policy (or a marked, signed and predated commitment to issue such title insurance policy) reasonably satisfactory to Lender insuring the lien of the security instrument encumbering the Replacement Sites, issued by the Title Company and dated as of the date of the Substitution, and (ii) reasonably requested endorsements to the title policies delivered to Lender in connection with the Deeds of Trust to reflect the Substitution. Lender also shall have received copies of paid receipts showing that all premiums in respect of such endorsements and title insurance policies have been paid.

(F) The Borrowers shall deliver or cause to be delivered to Lender resolutions, if any are required, authorizing the Substitution and any actions taken in connection with such Substitution.

(G) Lender shall have received such opinions as may be reasonably requested with respect to the Loan Documents delivered with respect to the Replacement Sites, the Borrowers’ qualifications, and authorization substantially in the form delivered at Closing, together with an update of the insolvency opinion delivered at the Closing indicating that the Substitution does not affect the opinions set forth therein, and an opinion of counsel stating that the Substitution does not constitute a “significant modification” of the Loan or “deemed exchange” of the Notes under Section 1001 of the IRC.

(H) The Borrowers shall have paid or reimbursed Lender for all third party out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys fees and disbursements) in connection with the Substitution and the Borrowers shall have paid all Rating Agency fees, recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the Substitution.

(I) Lender shall have received a new or refreshed ASTM compliant Phase I environmental report prepared by a consultant reasonably acceptable to Lender on the Replacement Site, together with a Phase II environment assessment report (if any database search Phase I environmental report reveals any condition that in Lender’s reasonable judgment warrants such a report) which concludes that any such Replacement Site does not contain any Hazardous Materials (except for cleaning and other products used in connection with the routine maintenance or repair of the subject property) in material violation of any Environmental Laws.

(J) [Intentionally Omitted].

(K) If (1) the aggregate Allocated Loan Amount of all Substituted Sites and Substituted Other Pledged Sites during any calendar year exceeds five percent (5%) of the monthly average of the Principal Amount of the Loan for such calendar year (with any excess limit permitted to be carried over into subsequent years, subject to an aggregate limit of 10% of the monthly average of the principal amount of the Loan for the previous seven (7) year period), provided that, if the date of determination is less than seven years from the Closing Date, such calculation shall be based on the monthly average of the principal amount of the Loan for the period from the Closing Date to the previous calendar month), (2) following such substitution, (w) the percentage of the Operating Revenues from the remaining Sites represented by (A) telephony tenants is 85% or greater, (B) investment grade tenants is 80% or greater, (x) the dollar amount of Operating Revenues attributable to the investment grade tenants (in the aggregate) and telephony tenants (in the aggregate) will not, in each case, be less than the dollar amount for such tenants than as of December 31, 2006, (y) at least 80% of the Allocated Loan Amount of all the Sites is attributable to a combination of Owned Land Sites and Ground Lease Sites where the ground lessor (and AT&T with respect to the AT&T Sites) has agreed to provide the leasehold mortgagee with notice of the occurrence of a default under the Ground Lease and an opportunity to cure the applicable Borrower’s default, and (z) Mortgaged Sites will represent not less than 90% of the Allocated Loan Amount for all of the Sites, (3) the Substitute Sites will be subject to a Ground Lease with a term (including all available extensions) of less than the average remaining term of all other Sites subject to Ground Leases, (4) the weighted average remaining term of the Leases with respect to the Replacement Sites is not equal to or longer than the weighted average remaining term of the Leases with respect to all other Sites, (5) the Maintenance Capital Expenditures for the Replacement Sites (taken together and averaged on a per site basis) are materially greater than the Maintenance Capital Expenditures for the Substituted Sites, (6) after giving effect to the Substitution, the Debt Service Coverage Ratio of the Loan is not at least equal to the Debt Service Coverage Ratio of the Loan as of the date immediately preceding the Substitution or (7) the aggregate value of the Replacement Sites, as established by the Borrowers to the reasonable satisfaction of Lender, shall not be at least equal to the aggregate value of the Substituted Sites as of the date immediately preceding the Substitution (such valuation to be performed in a manner consistent with industry standards for the valuation of tower Sites), the Borrowers shall have delivered Rating Agency Confirmation.

(L) On or prior to the date of Substitution, the Borrowers shall deliver an Officer’s Certificate dated as of the date of Substitution certifying that the requirements set forth in this Section 11.5 have been satisfied and remaking the representations and warranties set forth in Sections 4.5 through 4.8, and Section 4.25(A) (if a Substituted Site is a Ground Lease Site) with respect to the Substituted Site as of that date.

(M) [Intentionally Omitted].

(N) If during a Special Servicing Period, Servicer consents to such Substitution (unless such release or disposition would cure the Special Servicing Period).

(O) Upon the satisfaction of the foregoing conditions precedent, as reasonably determined by Lender, (i) Lender will release its lien from the Substituted Sites, (ii) the Replacement Sites shall be deemed to be “Mortgaged Sites” hereunder, (iii) all references herein to the Deeds of Trust shall include the applicable security instrument encumbering the Replacement Sites, and (iv) the applicable Allocated Loan Amount with respect to the Substituted Sites shall be deemed to be the Allocated Loan Amount with respect to the Replacement Sites for all purposes hereunder.

Section 11.6 Substitution of Other Pledged Sites. Subject to the terms and conditions set forth in this Section 11.6, the Borrowers shall have the right to transfer Other Pledged Sites (for purposes of this section only, hereinafter referred to as, the “Substituted Other Pledged Site”) by substituting therefor one or more properties of like kind and quality (which shall include, among other things, the geographic diversity of the Substituted Other Pledged Site and markets and submarkets with, among other similarities, similar demographics, populations, absorption trends, accessibility and visibility) (individually, a “Replacement Other Pledged Site” and collectively, the “Replacement Other Pledged Sites”). In addition, any such substitution (each an “Other Pledged Site Substitution”) shall be subject, in each case, to the satisfaction of the following conditions precedent:

(A) No Amortization Period or Event of Default shall have occurred and be continuing, unless the release of the Substituted Other Pledged Site will cure such Event of Default.

(B) The Borrowers shall have given Lender at least forty-five (45) days prior written notice of its election to seek an Other Pledged Site Substitution.

(C) Lender shall have received a copy of the instrument conveying to the applicable Borrower the transferred interests.

(D) The Borrowers shall deliver or cause to be delivered to Lender resolutions, if any are required, authorizing the Other Pledged Site Substitution and any actions taken in connection with such Other Pledged Site Substitution.

(E) The Borrowers shall have paid or reimbursed Lender for all third party out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys fees and disbursements) in connection with the Other Pledged Site Substitution.

(F) Lender shall have received a new or refreshed ASTM compliant Phase I environmental report prepared by a consultant reasonably acceptable to Lender on Replacement Other Pledged Site (if any database search Phase I environmental report reveals any condition that in Lender’s reasonable judgment warrants such a report) which concludes that the subject property does not contain any Hazardous Materials (except for cleaning and other products used in connection with the routine maintenance or repair of the subject property) in material violation of any Environmental Laws.

(G) [Intentionally Omitted].

(H) On or prior to the date of the Other Pledged Site Substitution, the Borrowers shall deliver an Officer’s Certificate dated as of the date of Other Pledged Site Substitution certifying that the requirements set forth in this Section 11.6 have been satisfied.

(I) On or prior to the date of the Other Pledged Site Substitution, the Borrowers shall deliver an opinion of counsel stating that the Other Pledged Site Substitution does not constitute a “significant modification” of the Loan or “deemed exchange” of the Notes under Section 1001 of the IRC.

(J) If (1) the aggregate Allocated Loan Amount of all Substituted Other Pledged Sites and Substituted Sites during any calendar year exceeds five percent (5%) of the monthly average of the Principal Amount of the Loan for such calendar year (with any excess limit permitted to be carried over into subsequent years, subject to an aggregate limit of 10% of the monthly average of the principal amount of the Loan for the previous seven (7) year period, provided that, if the date of determination is less than seven years from the Closing Date, such calculation shall be based on the monthly average of the principal amount of the Loan for the period from the Closing Date to the previous calendar month), (2) following such substitution, (w) the percentage of the Operating Revenues from the remaining Sites represented by (A) telephony tenants is 85% or greater, (B) investment grade tenants is 80% or greater, (x) the dollar amount of Operating Revenues attributable to the investment grade tenants (in the aggregate) and telephony tenants (in the aggregate) will not, in each case, be less than the dollar amount for such tenants than as of December 31, 2006, (y) at least 80% of the Allocated Loan Amount of all the Sites is attributable to a combination of Owned Land Sites and Ground Lease Sites where the ground lessor (and AT&T with respect to the AT&T Sites) has agreed to provide the leasehold mortgagee with notice of the occurrence of a default under the Ground Lease and an opportunity to cure the applicable Borrower’s default, and (z) Mortgaged Sites will represent not less than 90% of the Allocated Loan Amount for all of the Sites, (3) the Substituted Other Pledged Site will be subject to a Ground Lease with a term (including all available extensions) of less than the average remaining term of all other Sites subject to Ground Leases, (4) the weighted average remaining term of the Leases with respect to the Replacement Other Pledged Sites is not equal to or longer than the weighted average remaining term of the Leases with respect to all other Sites, (5) the Maintenance Capital Expenditures for the Replacement Other Pledged Sites (taken together and averaged on a per site basis) are materially greater than the Maintenance Capital Expenditures for the Substituted Other Pledged Site, (6) after giving effect to the Substitution, the Debt Service Coverage Ratio of the Loan is not at least equal to the Debt Service Coverage Ratio of the Loan as of the date immediately preceding the Substitution, or (7) the aggregate value of the Replacement Other Pledged Site, as established by the Borrowers to the reasonable satisfaction of Lender, shall not be at least equal to the aggregate value of the Substituted Other Pledged Site as of the date immediately preceding the Other Pledged Site Substitution (such valuation to be performed in a manner consistent with industry standards for the valuation of tower Sites), the Borrowers shall have delivered Rating Agency Confirmation.

(K) [Intentionally Omitted].

(L) If during a Special Servicing Period, Servicer consents to such Substitution.

(M) Lender shall have received a title insurance policy (or a marked, signed and predated commitment to issue such title insurance policy) reasonably satisfactory to Lender insuring the Borrower’s interest in the Replacement Other Pledged Site for an amount equal to the aggregate Allocated Loan Amount of the Replacement Other Pledged Site, issued by the Title Company and dated as of the date of the Substitution, provided that a title insurance policy which is substantially similar in form and substance to the title policies in respect of the Substituted Other Pledged Site shall be satisfactory to Lender, and not require additional endorsements. Lender also shall have received copies of paid receipts showing that all premiums in respect of such title insurance policies have been paid.

(N) Upon the satisfaction of the foregoing conditions precedent, as reasonably determined by Lender, the Replacement Other Pledged Site shall be deemed to be an “Other Pledged Site” hereunder.

Section 11.7 Addition of an Additional Site or Additional Borrower Site. The Borrowers may acquire interests in properties (including land and Improvements) and related facilities or a subsidiary of Guarantor that owns interests in properties (including land and Improvements) and related facilities may become an Additional Borrower in accordance with Section 2.3 (each, an “Addition”) subject, in each case, to the satisfaction of the following conditions precedent:

(A) If the Addition is with respect to any Additional Site or Additional Borrower Site that is to be a Mortgaged Site:

(i) No Event of Default, event that with the passage of time or the giving of notice will become an Event of Default or Amortization Period, then exists, is continuing, or would be caused by the Addition.

(ii) In the case of an Additional Site, Lender shall have received a copy of the instrument conveying to the applicable Borrower the transferred interests and, if such instrument creates a leasehold interest or an easement interest in favor of the applicable Borrower, such instrument shall be reasonably satisfactory to Lender, contain such Lender protections as are contained in similar instruments accepted by Lender at the Closing, and is accompanied by an estoppel or similar instrument reasonably satisfactory to Lender.

(iii) The Borrowers shall have executed, acknowledged and delivered to Lender (a) a mortgage, a deed of trust, or a deed to secure debt, as applicable, with respect to the Additional Sites or Additional Borrower Sites, so as to effectively create upon recording and filing valid and enforceable liens upon the Additional Sites or Additional Borrower Sites, as the case may be, of first priority, in favor of Lender (or such other trustee as may be desired under local law), subject only to the Permitted Encumbrances, (b) an environmental indemnity with respect to the Additional Sites or Additional Borrower Sites, (c) written confirmation from Parent Guarantor and Guarantor regarding such Addition, and (d) modifications to the Loan Documents as Lender deems desirable to properly reflect the Addition. The security instrument and environmental indemnity shall be in the same form and substance as the counterparts of such documents executed and delivered with respect to the Sites on the Closing Date, subject to modifications reflecting the Additional Sites or Additional Borrower Sites as the property that is the subject of such documents and such modifications reflecting the laws of the State in which the Additional Sites or Additional Borrower Sites are located.

(iv) The Borrowers shall have entered into a Loan Agreement Supplement with respect to such Additional Sites or Additional Borrower Sites and shall have (a) represented and warranted in such Loan Agreement Supplement with respect to such Additional Sites or Additional Borrower Sites substantially to the effect set forth in Sections 4.5 through 4.8, and Section 4.25(A) (if any such Additional Site or Additional Borrower Site is a Ground Lease Site) and (b) agreed that they will deliver to and deposit with, or cause to be delivered to and deposited with, Servicer such documents and agreements as reasonably requested to evidence the Addition or are required to be delivered by the Borrowers pursuant to Section 2.01 of the Trust Agreement (or, if any of the foregoing items are not in the actual possession of the Borrowers, as soon as reasonably practical, but in any event within 90 days after the date of the Addition).

(v) Lender shall have received (a) a title insurance policy (or a marked, signed and predated commitment to issue such title insurance policy) reasonably satisfactory to Lender insuring the lien of the security instrument encumbering the Additional Sites or Additional Borrower Sites for an amount equal to the aggregate Allocated Loan Amount of such Additional Sites or Additional Borrower Sites, issued by the Title Company and dated as of the date of the Addition, and (b) reasonably requested endorsements to the title policies delivered to Lender in connection with the Deeds of Trust to reflect the Addition, provided that a title insurance policy which is similar in form and substance to the title insurance policies in respect of the Mortgaged Sites delivered on the Closing Date shall be satisfactory to Lender, and not require additional endorsements. Lender also shall have received copies of paid receipts showing that all premiums in respect of such endorsements and title insurance policies have been paid.

(vi) The Borrowers shall deliver or cause to be delivered to Lender resolutions, if any are required, authorizing the Addition and any actions taken in connection with such Addition.

(vii) Lender shall have received such opinions as may be reasonably requested with respect to the Loan Documents delivered with respect to the Addition, the Borrower’s qualification, and authorization substantially in the form delivered at Closing, together with an update of the bankruptcy opinion delivered at the Closing indicating that the Addition does not affect the opinions set forth therein, and an opinion of counsel stating that the Addition does not constitute a “significant modification” of the Loan or “deemed exchange” of the Notes under Section 1001 of the IRC.

(viii) The Borrowers shall have paid or reimbursed Lender for all third party out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the Addition and the Borrowers shall have paid all Rating Agency fees, recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the Addition.

(ix) Lender shall have received a new or refreshed ASTM compliant Phase I environmental report prepared by a consultant reasonably acceptable to Lender on the Additional Sites or Additional Borrower Sites, as the case may be, together with a Phase II environment assessment report (if any database search Phase I environmental report reveals any condition that in Lender’s reasonable judgment warrants such a report) which concludes that any such Additional Sites or Additional Borrower Sites, as the case may be, do not contain any Hazardous Materials (except for cleaning and other products used in connection with the routine maintenance or repair of the subject property) in material violation of any Environmental Laws.

(x) [Reserved].

(xi) On or prior to the date of the Addition, the Borrowers shall deliver an Officer’s Certificate dated as of the date of Addition certifying that the requirements set forth in this Section 11.7(A) have been satisfied.

(xii) If during a Special Servicing Period, Servicer consents to such Addition.

(xiii) The Lender shall have received Rating Agency Confirmation of such Addition.

Upon the satisfaction of the foregoing conditions precedent, as reasonably determined by Lender, (a) the Additional Sites or Additional Borrower Sites shall be deemed to be “Mortgaged Sites” hereunder and (b) all references herein to the Deeds of Trust shall include the applicable security instrument encumbering the Additional Sites or Additional Borrower Sites, as the case may be.

(B) If the Addition is with respect to any Additional Site or Additional Borrower Site that is to be an Other Pledged Site:

(i) No Event of Default, event that with the passage of time or the giving of notice will become an Event of Default or Amortization Period then exists or would be caused by the Addition.

(ii) In the case of an Additional Site, Lender shall have received a copy of the instrument conveying to the applicable Borrower the transferred interests and, if such instrument creates a leasehold interest or an easement interest in favor of the applicable Borrower, such instrument shall be reasonably satisfactory to Lender, contain such Lender protections as are contained in similar instruments accepted by Lender at the Closing, and is accompanied by an estoppel or similar instrument reasonably satisfactory to Lender.

(iii) The Borrowers shall have executed and delivered to Lender (a) an environmental indemnity with respect to the Additional Sites or Additional Borrower Sites, (b) written confirmation from Parent Guarantor and Guarantor regarding such Addition and (c) modifications to the Loan Documents as Lender deems desirable to properly reflect the Addition. The environmental indemnity shall be in the same form and substance as the environmental indemnity executed and delivered with respect to the Sites on the Closing Date, subject to modifications reflecting the Additional Sites or Additional Borrower Sites as the property that is the subject of such agreement.

(iv) The Borrowers shall have entered into a Loan Agreement Supplement with respect to such Additional Sites or Additional Borrower Sites and shall have (a) represented and warranted in such Loan Agreement Supplement with respect to such Additional Sites or Additional Borrower Sites substantially to the effect set forth in Sections 4.5 through 4.8 and Section 4.25(A) (if any such Additional Site or Additional Borrower Site is a Ground Lease Site) and (b) agreed that they will deliver to and deposit with, or cause to be delivered to and deposited with, Servicer such documents and agreements reasonably requested to evidence the Addition or are required to be delivered by the Borrowers pursuant to Section 2.01 of the Trust Agreement (or, if any of the foregoing items are not in the actual possession of the Borrowers, as soon as reasonably practical, but in any event within 90 days after the date of the Addition).

(v) The Borrowers shall deliver or cause to be delivered to Lender resolutions, if any are required, authorizing the Addition and any actions taken in connection with such Addition.

(vi) The Borrowers shall have paid or reimbursed Lender for all third party out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys fees and disbursements) in connection with the Addition.

(vii) Lender shall have received a title insurance policy (or a marked, signed and predated commitment to issue such title insurance policy) reasonably satisfactory to Lender insuring the Borrower’s or Additional Borrower’s interest in the Additional Sites or Additional Borrower Sites for an amount equal to the aggregate Allocated Loan Amount of such Additional Sites or Additional Borrower Sites, issued by the Title Company and dated as of the date of the Addition, provided that a title insurance policy which is similar in form and substance to the title insurance policies in respect of the Other Pledged Sites delivered on the Closing Date shall be satisfactory to Lender, and not require additional endorsements. Lender also shall have received copies of paid receipts showing that all premiums in respect of such title insurance policies have been paid.

(viii) Lender shall have received a new or refreshed ASTM compliant Phase I environmental report prepared by a consultant reasonably acceptable to Lender on the Additional Sites or Additional Borrower Sites, as the case may be, together with a Phase II environment assessment report (if any database search Phase I environmental report reveals any condition that in Lender’s reasonable judgment warrants such a report) which concludes that any such Additional Sites or Additional Borrower Sites, as the case may be, do not contain any Hazardous Materials (except for cleaning and other products used in connection with the routine maintenance or repair of the subject property) in material violation of any Environmental Laws.

(ix) [Reserved].

(x) On or prior to the date of the Addition, the Borrowers shall deliver an Officer’s Certificate dated as of the date of the Addition certifying that the requirements set forth in this Section 11.7(B) have been satisfied.

(xi) Lender shall have received such opinions as may be reasonably requested with respect to the Loan Documents delivered with respect to the Addition, the Borrower’s qualification, and authorization substantially in the form delivered at Closing, together with an update of the insolvency opinion delivered at the Closing indicating that the Addition does not affect the opinions set forth therein, and an opinion of counsel stating that the Addition does not constitute a “significant modification” of the Loan or “deemed exchange” of the Notes under Section 1001 of the IRC.

(xii) If during a Special Servicing Period, Servicer consents to such Addition.

(xiii) The Lender shall have received Rating Agency Confirmation of such Addition.

Upon the satisfaction of the foregoing conditions precedent, as reasonably determined by Lender, the Additional Site or Additional Borrower Site shall be deemed to be an “Other Pledged Site” hereunder.

Section 11.8 Determination of Allocated Loan Amounts. On or prior to each Allocated Loan Amount Determination Date, Lender shall determine the Allocated Loan Amount for each Site in accordance with the provisions set forth on Exhibit A using the Annualized Run Rate Net Cash Flow for each Site and total Annualized Run Rate Net Cash Flow for all Sites most recently provided to Lender by Manager and which are as of a date which is no more than 120 days prior to such Allocated Loan Amount Determination Date.

ARTICLE XII

RECOURSE

Section 12.1 Recourse. Subject to the provisions of this Article, and notwithstanding any provision of the Loan Documents other than this Article, the Borrowers (but not any of their affiliates, other than Guarantor and Parent Guarantor) shall be liable to pay any and all Obligations including but not limited to the principal of and interest on the debt evidenced by the Notes and any other agreement evidencing the Borrowers’ obligations under the Notes.

Notwithstanding anything to the contrary in this Loan Agreement, the Deeds of Trust or any of the Loan Documents, Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations secured by the Deeds of Trust or to require that all collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents.

THE LENDER HEREBY ACKNOWLEDGES THAT NEITHER THE TRUST FUND NOR THE COLLATERAL FOR THE MORTGAGE LOAN, THE GUARANTY OR THE PARENT GUARANTY WILL INCLUDE, AND THAT THERE SHALL BE NO RECOURSE FOR THE MORTGAGE LOAN, THE GUARANTY, THE PARENT GUARANTY OR THE CERTIFICATES TO, THE STOCK OR ASSETS OF AT PARENT AND ITS DIRECT AND INDIRECT SUBSIDIARIES, OTHER THAN THE BORROWERS, THE GUARANTOR AND THE PARENT GUARANTOR.

Section 12.2 Certain Liabilities. Notwithstanding Section 12.1, the Borrowers (but, other than Parent Guarantor and Guarantor, not their members, partners, shareholders, agents, directors or officers (the “Exculpated Parties”)) shall be personally liable to the extent of any liability, loss, damage, cost or expense (including, without limitation, attorneys’ fees and expenses) suffered or incurred by Lender, or Servicer on its behalf, resulting from any and all of the following: (i) fraud of any of the Borrowers; (ii) any material misrepresentation made by the Borrowers in this Loan Agreement or any other Loan Document; (iii) insurance proceeds, condemnation awards, or other sums or payments attributable to the Sites that are not applied in accordance with the provisions of the Loan Documents; (iv) all Receipts of the Sites received by or on behalf of the Borrowers or any Borrower Party or Manager and not deposited into the Deposit Account in accordance with Article VII and the Cash Management Agreement; (v) failure to turn over to Lender, after an Event of Default, or misappropriation of any tenant security deposits or rents collected in advance (other than by Lender or Servicer); (vi) failure to notify Lender of any change in the jurisdiction of organization or principal place of business of any of the Borrower Parties or of any change in the name of any of the Borrowers or if any of the Borrower Parties take any other action which could make the information set forth in the Financing Statements relating to the Loan materially misleading; (vii) failure by the Borrowers to comply with the covenants, obligations, liabilities, warranties and representations contained in the Environmental Indemnity or otherwise pertaining to environmental matters; (viii) any uncured default under Section 11.1; and (ix) any material uncured default under Article IX.

Section 12.3 Miscellaneous. No provision of this Article shall (i) affect the enforcement of the Environmental Indemnity, the Guaranty or any guaranty or similar agreement executed in connection with the Loan, (ii) release or reduce the debt evidenced by the Notes, (iii) impair the lien of any of the Deeds of Trust or any other security document, (iv) impair the rights of Lender to enforce any provisions of the Loan Documents, or (v) limit Lender’s ability to obtain a deficiency judgment or judgment on the Notes or otherwise against any Borrower Party but not any Exculpated Party to the extent necessary to obtain any amount for which such Borrower Party may be liable in accordance with this Article or any other Loan Document.

ARTICLE XIII

WAIVERS OF DEFENSES OF GUARANTORS AND SURETIES

Section 13.1 Waivers. To the extent that any of the Borrowers (in this Article, a “Waiving Party”) is deemed for any reason to be a guarantor or surety of or for any other Borrower Party or Affiliate or to have rights or obligations in the nature of the rights or obligations of a guarantor or surety (whether by reason of execution of a guaranty, provision of security for the obligations of another, or otherwise) then this Article shall apply. This Article shall not affect the rights of the Waiving Party other than to waive or limit rights and defenses that Waiving Party would have (i) in its capacity as a guarantor or surety or (ii) in its capacity as one having rights or obligations in the nature of a guarantor or surety.

Waiving Party hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of receivership or bankruptcy of any of the other Borrower Parties, protest or notice with respect to any of the obligations of any of the other Borrower Parties, setoffs and counterclaims and all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance, the benefits of all statutes of limitation, and all other demands whatsoever (and shall not require that the same be made on any of the other Borrower Parties as a condition precedent to the obligations of Waiving Party), and covenants that the Loan Documents will not be discharged, except by complete payment and performance of the obligations evidenced and secured thereby, except only as limited by the express contractual provisions of the Loan Documents. Waiving Party further waives all notices that the principal amount, or any portion thereof, and/or any interest on any instrument or document evidencing all or any part of the obligations of any of the other Borrower Parties to Lender is due, notices of any and all proceedings to collect from any of the other Borrower Parties or any endorser or any other guarantor of all or any part of their obligations, or from any other person or entity, and, to the extent permitted by law, notices of exchange, sale, surrender or other handling of any security or collateral given to Lender to secure payment of all or any part of the obligations of any of the other Borrower Parties.

Except only to the extent provided otherwise in the express contractual provisions of the Loan Documents, Waiving Party hereby agrees that all of its obligations under the Loan Documents shall remain in full force and effect, without defense, offset or counterclaim of any kind, notwithstanding that any right of Waiving Party against any of the other Borrower Parties or defense of Waiving Party against Lender may be impaired, destroyed, or otherwise affected by reason of any action or inaction on the part of Lender. Waiving Party waives all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, may have destroyed the Waiving Party’s rights of subrogation and reimbursement against the other Borrower Parties.

Lender is hereby authorized, without notice or demand, from time to time, (a) to renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, all or any part of the obligations of any of the other Borrower Parties; (b) to accept partial payments on all or any part of the obligations of any of the other Borrower Parties; (c) to take and hold security or collateral for the payment of all or any part of the obligations of any of the other Borrower Parties; (d) to exchange, enforce, waive and release any such security or collateral for such obligations; (e) to apply such security or collateral and direct the order or manner of sale thereof as in its discretion it may determine; and (f) to settle, release, exchange, enforce, waive, compromise or collect or otherwise liquidate all or any part of such obligations and any security or collateral for such obligations. Any of the foregoing may be done in any manner, and Waiving Party agrees that the same shall not affect or impair the obligations of Waiving Party under the Loan Documents.

Waiving Party hereby assumes responsibility for keeping itself informed of the financial condition of all of the other Borrower Parties and any and all endorsers and/or other guarantors of all or any part of the obligations of the other Borrower Parties, and of all other circumstances bearing upon the risk of nonpayment of such obligations, and Waiving Party hereby agrees that Lender shall have no duty to advise Waiving Party of information known to it regarding such condition or any such circumstances.

Waiving Party agrees that neither Lender nor any person or entity acting for or on behalf of Lender shall be under any obligation to marshal any assets in favor of Waiving Party or against or in payment of any or all of the obligations secured hereby. Waiving Party further agrees that, to the extent that any of the other Borrower Parties or any other guarantor of all or any part of the obligations of the other Borrower Parties makes a payment or payments to Lender, or Lender receives any proceeds of collateral for any of the obligations of the other Borrower Parties, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid or refunded, then, to the extent of such payment or repayment, the part of such obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

Waiving Party (i) shall have no right of subrogation with respect to the obligations of the other Borrower Parties; (ii) waives any right to enforce any remedy that Lender now has or may hereafter have against any of the other Borrower Parties, any endorser or any guarantor of all or any part of such obligations or any other person; and (iii) waives any benefit of, and any right to participate in, any security or collateral given to Lender to secure the payment or performance of all or any part of such obligations or any other liability of the other parties to Lender.

Waiving Party agrees that any and all claims that it may have against any of the other Borrower Parties, any endorser or any other guarantor of all or any part of the obligations of the other Borrower Parties, or against any of their respective properties, shall be subordinate and subject in right of payment to the prior payment in full of all obligations secured hereby. Notwithstanding any right of any of the Waiving Party to ask, demand, sue for, take or receive any payment from the other Borrower Parties, all rights, liens and security interests of Waiving Party, whether now or hereafter arising and howsoever existing, in any assets of any of the other Borrower Parties (whether constituting part of the security or collateral given to Lender to secure payment of all or any part of the obligations of the other Borrower Parties or otherwise) shall be and hereby are subordinated to the rights of Lender in those assets.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Expenses and Attorneys’ Fees. Whether or not the transactions contemplated hereby shall be consummated, the Borrowers agree to promptly pay all reasonable fees, costs and expenses incurred by Lender in connection with any matters contemplated by or arising out of this Loan Agreement, including the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand: (A) reasonable fees, costs and expenses (including reasonable fees of attorneys and other professionals retained by Lender) incurred in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (B) reasonable fees, costs and expenses (including reasonable fees of attorneys and other professionals retained by Lender) incurred in connection with the administration of the Loan Documents and the Loan and any amendments, modifications and waivers relating thereto; (C) reasonable fees, costs and expenses (including reasonable attorneys’ fees) incurred in connection with the review, documentation, negotiation, closing and administration of any subordination or intercreditor agreements; (D) reasonable fees, costs and expenses (including reasonable fees of attorneys and other professionals retained by Lender) incurred in any action to enforce or interpret this Loan Agreement or the other Loan Documents or to collect any payments due from the Borrowers under this Loan Agreement, the Notes or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Loan Agreement, whether in the nature of a “workout” or in connection with any insolvency or bankruptcy proceedings or otherwise; and (E) any other Administrative Fees. Any costs and expenses due and payable to Lender after the Closing Date may be paid to Lender pursuant to the Cash Management Agreement.

Section 14.2 Indemnity. In addition to the payment of expenses as required elsewhere herein, whether or not the transactions contemplated hereby shall be consummated, the Borrowers agree to indemnify, defend, protect, pay and hold Lender, Servicer and their successors and assigns (including, without limitation, the Trustee and/or the Trust and any other Person which may hereafter be the holder of the Notes or any interest therein), and the officers, directors, stockholders, partners, members, employees, agents, Affiliates and attorneys of Lender, Servicer and such successors and assigns (collectively called the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, Tax Liabilities, broker’s or finders fees, reasonable costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of outside counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that are imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of (A) the negotiation, execution, delivery, performance, administration, ownership, or enforcement of any of the Loan Documents; (B) any of the transactions contemplated by the Loan Documents; (C) any breach by the Borrowers of any material representation, warranty, covenant, or other agreement contained in any of the Loan Documents; (D) Lender’s agreement to make the Loan hereunder; (E) any claim brought by any third party arising out of any condition or occurrence at or pertaining to the Sites; (F) any design, construction, operation, repair, maintenance, use, non-use or condition of the Sites or Improvements, including claims or penalties arising from violation of any applicable laws or insurance requirements, as well as any claim based on any patent or latent defect, whether or not discoverable by Lender; (G) any performance of any labor or services or the furnishing of any materials or other property in respect of the Sites or any part thereof; (H) any contest referred to in Section 5.3(B); (I) any obligation or undertaking relating to the performance or discharge of any of the terms, covenants and conditions of the landlord contained in the Leases; or (J) the use or intended use of the proceeds of any of the Loan (the foregoing liabilities herein collectively referred to as the “Indemnified Liabilities”); provided that the Borrowers shall not have an obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the fraud, gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction. The obligations and liabilities of the Borrowers under this Section 14.2 shall survive the term of the Loan and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Sites by foreclosure or a conveyance in lieu of foreclosure.

Section 14.3 Amendments and Waivers. Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Loan Agreement, the Notes or any other Loan Document, or consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender and any other party to be charged. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrowers in any case shall entitle the Borrowers or other Person to any other or further notice or demand in similar or other circumstances.

Section 14.4 Retention of the Borrowers’ Documents. Lender may, in accordance with Lender’s customary practices, destroy or otherwise dispose of all documents, schedules, invoices or other papers, delivered by the Borrowers to Lender (other than the Notes and Deeds of Trust) unless the Borrowers request in writing that same be returned. Upon such request and at the Borrowers’ expense, Lender shall return such papers when Lender’s actual or anticipated need for same has terminated.

Section 14.5 Notices. Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given shall be in writing and addressed to the respective party as set forth below; provided that communications may be transmitted through wired or electronic medium which produces a tangible record of transmission and receipt by the appropriate receiving party. Notices shall be effective (i) three (3) days after the date such notice is sent by certified mail, return receipt requested, postage prepaid, (ii) on the next Business Day if sent by a nationally recognized overnight courier service, (iii) on the date of delivery by personal delivery and (iv) on the date of transmission if sent by telefax (with confirmation sent by certified mail) during business hours on a Business Day (otherwise on the next Business Day).

Notices shall be addressed as follows:

If to the Borrowers or any Borrower Party:

850 Library Avenue

Suite 204

Newark, DE 19711

Attn: Donald J. Puglisi

With a copy to:

c/o American Tower Corporation

Brad Singer

Chief Financial Officer and Treasurer

116 Huntington Avenue

Boston, MA 02116

and

Edmund DiSanto

Executive Vice President and General Counsel

116 Huntington Avenue

Boston, MA 02116

If to Lender:

850 Library Avenue

Suite 204

Newark, DE 19711

Attn: Donald J. Puglisi

With a copy to:

c/o American Tower Corporation

Brad Singer

Chief Financial Officer and Treasurer

116 Huntington Avenue

Boston, MA 02116

and

Edmund DiSanto

Executive Vice President and General Counsel

116 Huntington Avenue

Boston, MA 02116

and

The Bank of New York

600 East Las Colinas Blvd.

Suite #1300

Irving, TX 75039

Attention: Department Head—CMBS: American Tower Trust I Surveillance

Fax No. (972) 401-8555

Any party may change the address at which it is to receive notices to another address in the United States at which business is conducted (and not a post-office box or other similar receptacle), by giving notice of such change of address in accordance with the foregoing. This provision shall not invalidate or impose additional requirements for the delivery or effectiveness of any notice (i) given in accordance with applicable statutes or rules of court, or (ii) by service of process in accordance with applicable law. If there is any assignment or transfer of Lender’s interest in the Loan, then the new Lenders may give notice to the parties in accordance with this Section, specifying the addresses at which the new Lenders shall receive notice, and they shall be entitled to notice at such address in accordance with this Section.

Section 14.6 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Loan Agreement, the making of the Loan hereunder and the execution and delivery of the Notes. Notwithstanding anything in this Loan Agreement or implied by law to the contrary, the agreements of the Borrowers to indemnify or release Lender or Persons related to Lender, or to pay Lender’s costs, expenses, or taxes shall survive the payment of the Loan and the termination of this Loan Agreement.

Section 14.7 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Lender in the exercise of any power, right or privilege hereunder or under the Notes or any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Loan Agreement, the Notes and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 14.8 Marshalling; Payments Set Aside. Lender shall not be under any obligation to marshal any assets in favor of any Person or against or in payment of any or all of the Obligations. To the extent that any Person makes a payment or payments to Lender, or Lender enforces its remedies or exercises its rights of set off, and such payment or payments or the proceeds of such enforcement or set off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, if any, and rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set off had not occurred.

Section 14.9 Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Loan Agreement, the Notes or other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Loan Agreement, the Notes or other Loan Documents or of such provision or obligation in any other jurisdiction.

Section 14.10 Headings. Section and subsection headings in this Loan Agreement are included herein for convenience of reference only and shall not constitute a part of this Loan Agreement for any other purpose or be given any substantive effect.

Section 14.11 APPLICABLE LAW. THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS WERE NEGOTIATED IN THE STATE OF NEW YORK, AND EXECUTED AND DELIVERED IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN WERE DISBURSED FROM NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THE STATE OF NEW YORK AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT TO THE DEEDS OF TRUST AND THE

ASSIGNMENT OF LEASES SHALL BE GOVERNED BY THE LAWS OF THE STATE WHERE THE PROPERTY IS LOCATED, EXCEPT THAT THE SECURITY INTERESTS IN ACCOUNT COLLATERAL SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK OR THE STATE WHERE THE SAME IS HELD, AT THE OPTION OF LENDER.

Section 14.12 Successors and Assigns. This Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that the Borrowers may not assign their rights or obligations hereunder or under any of the other Loan Documents except as expressly provided in Article XI, and Lender and its successors and assigns may not assign any interest in this Loan Agreement without notice to the Borrower or the Register Agent (as defined below). The Borrower shall maintain at its address referred to in Section 14.5 a register for the recordation of names and address of Lender and its successors and assigns and the principal amount owing to each such person from time to time (the “Register”). Upon the assignment of an interest in this Loan Agreement, the Borrower shall record the assignment in the Register, including the name and address of the assignee and the principal amount owing to the assignee. The Borrower may appoint one or more persons to act as its agent in respect of the Register (each a “Register Agent”). The Register shall be available for inspection by Lender or its successors and assigns at any reasonable time and from time to time upon reasonable prior notice.

Section 14.13 Sophisticated Parties, Reasonable Terms, No Fiduciary Relationship. The Borrowers, on behalf of themselves and all Borrower Parties, represent, warrant and acknowledge that (i) they are sophisticated real estate investors, familiar with transactions of this kind, and (ii) they have entered into this Loan Agreement and the other Loan Documents after conducting their own assessment of the alternatives available to them in the market, and after lengthy negotiations in which they have been represented by legal counsel of their choice. The Borrowers, on behalf of themselves and all Borrower Parties, also acknowledge and agree that the rights of Lender under this Loan Agreement and the other Loan Documents are reasonable and appropriate, taking into consideration all of the facts and circumstances including without limitation the quantity of the Loan, the nature of the Sites, and the risks incurred by Lender in this transaction. No provision in this Loan Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create (i) any partnership or joint venture between Lender and the Borrowers or any other Person, or (ii) any fiduciary or similar duty by Lender to the Borrowers or any other Person. The relationship between Lender and the Borrowers are exclusively the relationship of a creditor and a debtor, and all relationships between Lender and any other Borrower are ancillary to such creditor/debtor relationship.

Section 14.14 Reasonableness of Determinations. In any instance where any consent, approval, determination or other action by Lender is, pursuant to the Loan Documents or applicable law, required to be done reasonably or required not to be unreasonably withheld, then Lender’s action shall be presumed to be reasonable, and the Borrowers shall bear the burden of proof of showing that the same was not reasonable. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Loan Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, and the Borrowers’ sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 14.15 Limitation of Liability. (A) Neither Lender, nor any Affiliate, officer, director, employee, attorney, or agent of Lender, shall have any liability with respect to, and each of the Borrowers hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower Parties in connection with, arising out of, or in any way related to, this Loan Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Loan Agreement or any of the other Loan Documents, other than the gross negligence or willful misconduct of Lender. Each of the Borrowers hereby waives, releases, and agrees not to sue Lender or any of Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Loan Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Loan Agreement or any of the transactions contemplated hereby, except to the extent the same is caused by the gross negligence or willful misconduct of Lender.

(B) Neither Servicer, nor any Affiliate, officer, director, employee, attorney, or agent of Servicer, shall have any liability with respect to, and each of the Borrowers hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower Parties in connection with, arising out of, or in any way related to, this Loan Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Loan Agreement or any of the other Loan Documents, other than the gross negligence or willful misconduct of Servicer. Each of the Borrowers hereby waives, releases, and agrees not to sue Servicer or any of Servicer’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Loan Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Loan Agreement or any of the transactions contemplated hereby, except to the extent the same is caused by the gross negligence or willful misconduct of Servicer.

Section 14.16 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any of the Borrowers or Affiliates thereof, or any other Person.

Section 14.17 Entire Agreement. This Loan Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties to the Loan Documents.

Section 14.18 Construction; Supremacy of Loan Agreement. The Borrowers and Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Loan Agreement and the other Loan Documents with its legal counsel and that this Loan Agreement and the other Loan Documents shall be construed as if jointly drafted by the Borrowers and Lender. If any term, condition or provision of this Loan Agreement shall be inconsistent with any term, condition or provision of any other Loan Document, then this Loan Agreement shall control.

Section 14.19 CONSENT TO JURISDICTION. EACH OF THE BORROWERS HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK OR WITHIN THE COUNTY AND STATE IN WHICH THE PROPERTY IS LOCATED AND IRREVOCABLY AGREES THAT, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH OF THE BORROWERS ACCEPTS FOR ITSELF AND IN CONNECTION WITH THE PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS LOAN AGREEMENT, THE NOTES, SUCH OTHER LOAN DOCUMENTS OR SUCH OBLIGATION. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

Section 14.20 WAIVER OF JURY TRIAL. EACH OF THE BORROWERS AND LENDER HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LOAN AGREEMENT, ANY OF THE LOAN DOCUMENTS, OR ANY DEALINGS BETWEEN ANY BORROWER PARTY AND LENDER RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. EACH OF THE BORROWER PARTIES AND LENDER ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF IT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE BORROWERS AND LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS LOAN AGREEMENT, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS LOAN AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THE FUTURE. EACH OF THE BORROWERS AND LENDER FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND

VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS LOAN AGREEMENT, THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENT RELATING TO THE LOAN. IN THE EVENT OF LITIGATION, THIS LOAN AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 14.21 Counterparts; Effectiveness. This Loan Agreement and other Loan Documents and any amendments or supplements thereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Loan Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

Section 14.22 Servicer. Lender shall have the right from time to time to designate and appoint a Servicer and special servicer, and to change or replace any Servicer or special servicer; provided that the Borrowers have been notified of such Servicer’s role, all rights of Lender hereunder may be exercised by Servicer on behalf of Lender; provided further that Servicer is not obligated to fund any Loan Increase itself. Lender shall notify the Borrowers in writing as to the identity of Servicer and any special servicer. Lender acknowledges The Bank of New York as initial Servicer for the Trust with the right to act on behalf of Lender in the Securitization.

Section 14.23 Obligations of Borrower Parties. The Borrower Parties other than the Borrowers are parties to this Loan Agreement only with regard to the representations, warranties, and covenants specifically applicable to them.

Section 14.24 Additional Inspections; Reports. Notwithstanding anything contained in this Loan Agreement to the contrary, if for any reason whatsoever Lender suspects that any conditions exist or may exist at any Site which might have a Material Adverse Effect, Lender shall have the right, at the Borrowers’ sole reasonable cost and expense, to cause such inspections and reports to be prepared and performed with respect to any Site as Lender shall reasonably determine.

Section 14.25 Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets. (A) Each of the Borrowers acknowledges that Lender has made the Loan to each of the Borrowers upon the security of the Sites and the Other Company Collateral and in reliance upon the aggregate value of the Sites and the Other Company Collateral taken together being of greater value as collateral security than the sum of each such Site and each of the Borrowers’ interests in the Company Collateral taken separately. Each of the Borrowers agrees that the Deeds of Trusts and other security agreements given hereunder are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default shall constitute an Event of Default under each of the Deeds of Trusts and the other security agreements given hereunder which secure the Note; (ii) subject to any limitations contained therein, each Deed of

Trust and the other security agreements given hereunder shall constitute security for the Notes as if a single blanket lien were placed on all of the Sites and the Other Company Collateral as security for the Note; and (iii) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(B) To the fullest extent permitted by law, each of the Borrowers, for itself and its successors and assigns, waives all rights to a marshalling of the assets of each of the Borrowers, each of the Borrower’s members and others with interests in each of the Borrowers, and of the Sites and the Other Company Collateral, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Deeds of Trusts or the Other Company Collateral, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Sites and the Other Company Collateral for the collection of the Loan without any prior or different resort for collection or of the right of Lender to the payment of the Loan out of the net proceeds of the Sites and the Other Company Collateral in preference to every other claimant whatsoever. In addition, each of the Borrowers, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Deeds of Trusts or Other Company Collateral, any equitable right otherwise available to each of the Borrowers which would require the separate sale of the Sites and the Other Company Collateral or require Lender to exhaust its remedies against any such Sites and the Other Company Collateral or any combination of the Sites and the Other Company Collateral before proceeding against any other Sites and the Other Company Collateral or combination of Sites and the Other Company Collateral; and further in the event of such foreclosure each of the Borrowers do hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Sites and the Other Company Collateral.

[signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Loan Agreement as of the date first written above.

BORROWERS:

AMERICAN TOWER ASSET SUB, LLC

By:	/s/ Bradley E. Singer
Name:	Bradley E. Singer
Title:	Chief Financial Officer

AMERICAN TOWER ASSET SUB II, LLC

By:	/s/ Bradley E. Singer
Name:	Bradley E. Singer
Title:	Chief Financial Officer

LENDER:

AMERICAN TOWER DEPOSITOR SUB, LLC

By:	/s/ Bradley E. Singer
Name:	Bradley E. Singer
Title:	Chief Financial Officer

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	–	Allocated Loan Amount
Exhibit B	–	Reserved
Exhibit C	–	Mortgaged Sites
Exhibit D	–	Other Pledged Sites
Schedule 1	–	Borrower
Schedule 4		Schedule of Exceptions
Schedule 4.1(C)	–	Organizational Chart for Borrower Parties
Schedule 4.19	–	Insurance
Schedule 4.25	–	List of Ground Lease Sites
Schedule 5.1(A)(iv)	–	Reporting Requirements